Exhibit C-11

INVESTING IN MIDDLE CLASS JOBS

Department of Finance Canada
Ministère des Finances Canada
Canada

©Her Majesty the Queen in Right of Canada (2018)

All rights reserved

All requests for permission to reproduce this document or any part thereof shall be addressed to the Department of Finance Canada.

This document is available on the Internet at www.fin.gc.ca

Cette publication est également disponible en français.

Cat. No.: F1-52E-PDF

Introduction	3

Chapter 1 – Economic and Fiscal Update	7

Introduction	7

Recent Economic Developments	8

Updated Economic Outlook	15

Opportunities Ahead	17

Updated Fiscal Outlook	20

Chapter 2 – Continued Progress For The Middle Class	23

Results for Canadians	24

A More Equal, Generous and Sustainable Canada	33

Chapter 3 – Confidence in Canada’s Economic Future	51

Introduction	51

Accelerating Business Investment	54

Making Canada the Most Globally Connected Economy	62

Removing Barriers to Trade Within Canada	69

Making it Easier for Businesses to Grow	72

Helping Canadian Innovators Add Value, Succeed and Grow	77

Appendix 3.A – Early Action Items From Regulatory Reviews	84

Annex 1 – Details of Economic and Fiscal Projections	87

Economic Projections	87

Fiscal Projections	90

Annex 2 – Delivering Results for Canadians	119

Annex 3 – Accelerating Business Investment	153

FALL ECONOMIC STATEMENT 2018

“Across the country, a strong and growing middle class is driving economic growth, creating new jobs and more opportunities for people to succeed. While there is more work to be done to ensure that every Canadian has a fair chance at success, real progress has been made.”

—Bill Morneau, Minister of Finance

Introduction

Three years ago, Canadians made a choice—welcoming a plan that would invest in the economy, strengthen and grow the middle class, and offer real help to people working hard to join the middle class.

In the years since, the Government has continued to focus on the middle class, and on helping to make life more affordable for hard-working Canadian families.

To help give Canadians more money to save, invest, and help grow the economy, the Government introduced the middle class tax cut.

To help families with the high cost of raising children, the Government introduced the Canada Child Benefit—and then indexed it to keep pace with the rising cost of living, two years ahead of schedule.

The Government’s Plan Is Working

Canadians work hard every day to build a better life for themselves and their families. Thanks to their efforts:

Canada’s economy is strong and growing. At 3 per cent, Canada had the strongest economic growth of all the Group of Seven (G7) countries in 2017, and is expected to remain among the fastest-growing economies this year and next.

There are more good, well-paying jobs. In the last three years, Canadians have created more than 550,000 new full-time jobs, pushing the unemployment rate to a 40-year low. Employment gains by women have been especially strong, and the share of working-age Canadian women who are employed is now at its highest level in Canada’s history.

Canadians’ wages are growing. For the average Canadian worker, wage growth is outpacing inflation. If current trends continue, 2018 could mark the strongest year of wage growth in close to a decade.

Consumer confidence is strong. With more money, more jobs, rising wages, and lower taxes, Canadians are feeling confident about their own financial positions. This is reflected in consumer confidence, which remains elevated by historical standards.

Business profits are up. After-tax profitability of businesses in Canada is elevated compared to its historical average, adding to positive conditions for further investment, including in good, well-paying jobs for Canadians.

Canada’s strong economy is growing federal revenues faster than expenses. The underlying strength of Canada’s economy is fueling growth in federal revenues, contributing to improvements in the budget balance over the forecast horizon.

Introduction    3

To help build strong communities and support sustained economic growth, the Government is making historic investments in infrastructure, innovation, science and research, and skills and training—and has secured new and modernized trade agreements that will mean even greater economic opportunities for Canadians in the years ahead.

Three years later, the results are clear: the Government’s plan is working.

As a result of the hard work of Canadians, not only is Canada’s economy strong and growing, Government revenues are growing faster than expected. Using this revenue growth, the Government has continued to invest in Canadian families, who are now better off.

By this time next year, a typical middle class family of four will receive, on average, about $2,000 more each year, as a result of the middle class tax cut and the Canada Child Benefit. Because of these changes, more families will be able to pay for things like healthy food, back-to-school clothes, and new winter boots for growing kids. They will also be in a better position to invest in their children’s future by contributing to Registered Education Savings Plans.

Net Benefit in 2019 After Federal and Provincial Income Taxes, for a Typical Family With Two Children
(Median total income of $110,000 a year)
Measure	Benefit in 2019
Canada Child Benefit	$2,085

Middle class tax cut	$186

Eliminating certain tax credits	-$270

Net Benefit	$2,001

Note: This table assumes income and deductions are split 60%/40% between spouses, and that there is $10,000 of total deductions (e.g. Registered Retirement Savings Plan contributions, child care expenses). The “Canada Child Benefit” line reflects the replacement of the old child benefit system with the Canada Child Benefit and the elimination of income splitting for families with children. The Canada Child Benefit estimate assumes one child aged 6-17 and another under 6, is for the 2019–20 benefit year and includes provincial (Ontario) taxes on the Universal Child Care Benefit. The “eliminating certain tax credits” line reflects the elimination of the Children’s Fitness and Arts Tax Credits, assuming spending of $600 per child on eligible fitness expenses and $300 per child on eligible arts expenses.

According to the Organisation for Economic Co-operation and Development, a two-earner couple (at 100 per cent and 67 per cent of average earnings) with two children kept nearly 85 per cent of their gross income in 2017, once the Canada Child Benefit is factored in. That’s the lowest effective rate of taxation in the G7.

For families with two children led by a single parent earning the average wage, or for families with two children where only one parent works at the average wage, the benefits are even greater. When the tax-free Canada Child Benefit and other benefits are added to family income, these families paid effective personal tax rates of less than 2 per cent in 2017. In other words, they kept more than 98 per cent of what they earned and received in benefits.

Despite this important progress for Canada’s middle class, the Government—like Canadians—knows that there is more work to be done.

The Government will continue to work hard to ensure that its commitments to Canadians are upheld. Of the 289 commitments made in 2015, 97 have been completed, and 189 have had actions taken and progress made.

4

For Canadians, this progress means faster and more reliable public transit, better roads, more affordable housing and post-secondary education, new trade agreements that will create more good, well-paying jobs for the middle class, and a cleaner environment for us all (for more information on results, see Annex 2: Delivering Results for Canadians).

The Government will continue to ensure that investments in people, in communities, and in the economy are balanced by sound fiscal management—maintaining a downward deficit and debt ratio track that will preserve Canada’s low-debt advantage for current and future generations.

This Fall Economic Statement, like the Government’s other Budgets and Statements, is about investing in Canadians and in the things that matter most to them. It will build on the positive results achieved over the last three years, and set the stage for long-term growth that will benefit everyone.

The Fall Economic Statement’s new measures include proposals that will help build a more equal, generous, and sustainable Canada; changes to Canada’s tax system to accelerate business investment; a strong commitment to making Canada the most globally connected economy; progress on removing barriers to trade within Canada; and regulatory changes to make it easier for businesses to grow and create jobs.

New investments will support the Government’s commitment to building an economy that works for everyone—an economy where the benefits are felt by more and more people, where Canadians have access to high-quality jobs and where Canadian businesses are well-placed to seize new opportunities in an increasingly complex global economy.

Across the country, a strong and growing middle class is driving economic growth, creating new jobs and more opportunities for everyone to succeed. Inspired by the continued hard work of Canadians, the Government is taking the next steps in building an economy that works for everyone, by investing in middle class jobs.

Introduction    5

Canada’s Commitment to Equality

To help achieve the Government’s goal of greater equality, all measures and investments included in the 2018 Fall Economic Statement were informed by Gender-based Analysis Plus (GBA+) and the Government’s Gender Results Framework.

As announced in Budget 2018, GBA+ ensures that the impacts of individual proposals on different groups of people are understood, supporting better policy-making, and decision-making, while the Gender Results Framework includes goals and indicators to help set priorities, guide decisions and measure Canada’s progress in achieving greater gender equality.

The Government is committed to ensuring that all Canadians have a real and fair chance to succeed, regardless of identity factors such as sex, gender, race, ethnicity, age, ability, or sexual orientation.

6

Chapter 1

ECONOMIC AND FISCAL UPDATE

Introduction

Canada’s economy continues to show solid growth. Recent economic performance is rooted in strong domestic conditions, supported by employment gains, which have left the share of working-age Canadians employed at its highest level in Canada’s history, and strong consumer confidence. At the same time, business investment continues to recover.

Since the end of 2015, economic growth has averaged almost 2 1⁄2 per cent, putting Canada among the leaders for the strongest pace of growth in the Group of Seven (G7) (Chart 1.1). Over the last three years, the unemployment rate has fallen to 5.8 per cent, its lowest level in the past 40 years. As a result of a strong labour market, Canadians are also now benefiting from strong wage growth.

Canada is among the leaders for economic growth in the G7 since late 2015, and the unemployment rate is at a 40-year low

Chart 1.1

Average Real Gross Domestic Product (GDP) Growth Since 2015Q4

United States
2.5
Canada
2.4
Germany
1.9
France
1.7
United Kingdom
1.5
Japan
1.3
Italy
1.2
0
1
2
3
per cent

Notes: Average quarterly real GDP growth (at annual rates). Last data point is 2018Q2 for Canada and 2018Q3 for all other countries.

Source: Haver Analytics.

Unemployment Rate

per cent
7.5
7.0
6.5
6.0
5.5
Historic low of 5.8%
Nov 2015
May 2016
Nov 2016
May 2017
Nov 2017
May 2018

Note: Last data point is October 2018.

Source: Statistics Canada.

Economic and Fiscal Update    7

Recent Economic Developments

The Canadian economy has rebounded strongly since the end of 2015. The pick-up in growth can be attributed to a variety of factors—including solid household consumption growth, the positive impacts of coordinated monetary and fiscal policy, and improved global economic conditions. All of these have contributed to strong job growth, rising wages and confidence, and a recovery in business investment.

Stronger growth has been particularly evident in Canada’s job market. Since November 2015, the hard work of Canadians has helped to create about 550,000 full-time positions (Chart 1.2). Employment gains by women have been especially strong, with the pace of job gains more than doubling over the most recent period. As a result, the share of working-age Canadians who are employed—for both the overall population and for women—is at its highest level in Canada’s history. These gains are helping to offset some of the pressures of an aging population, which is weighing on the overall employment-to-population ratio.

8    Chapter 1

Also encouraging is the clear evidence that vulnerable groups are benefiting from Canada’s economic performance and solid job growth (see below). This development, along with other government investments for children, seniors, lower-wage workers and other vulnerable Canadians, is expected to help support a reduction in the share of Canadians living in poverty. Bringing more people from underrepresented groups into the workforce has been a powerful source of economic growth in recent decades, helping to strengthen the economy.

Economic and Fiscal Update    9

With a tight job market and the economy operating close to its capacity, wage growth has picked up. To date in 2018, Canadians are seeing the strongest wage growth in eight years. Stronger wage growth and improved labour market outcomes have contributed to higher consumer confidence over the past couple of years, which has further supported household spending and overall growth (Chart 1.4). Recently, household spending growth has slowed, led by interest rate-sensitive spending. However, it nonetheless remains at a solid pace.

Rising employment, wage growth and consumer confidence have supported household spending

Chart 1.4

Average Weekly Earnings Growth And Consumer Confidence

index, 2014=100,
6-month moving average
per cent, year over year,
6-month moving average
Consumer confidence (left scale)
Average weekly earnings (right scale)
125
120
115
110
105
100
95
90
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
Jan 2015
Jul 2015
Jan 2016
Jul 2016
Jan 2017
Jul 2017
Jan 2018
Jul 2018

Notes: Survey of Employment, Payrolls and Hours average weekly earnings (all industries including overtime). Last data points are August 2018 for earnings and October 2018 for consumer confidence.

Sources: Statistics Canada; The Conference Board of Canada.

Real Household Consumption and Real GDP Growth

per cent, year over year
Real consumption
Real GDP
6
4
2
0
-2
-4
-6
2007 Q1
2009 Q1
2011 Q1
2013 Q1
2015 Q1
2017 Q1

Note: Last data points are 2018Q2.

Source: Statistics Canada.

10    Chapter 1

Improved business confidence and rising capacity pressures have contributed to an upturn in business investment, with business investment climbing by roughly 8 per cent per quarter on average since the end of 2016—the fastest rate of growth over the last six years (Chart 1.5). Since the end of 2016, business investment has improved in the vast majority of provinces, and across a wide range of capital goods.

Businesses appear to be responding to capacity pressures, investing in a wide range of capital goods

Chart 1.5

Intensity at Which Industries Use Their Production Capacity

per cent
88
84
80
76
72
Average 2000-2018
2005
2008
2011
2014
2017

Note: Last data point is 2018Q2.

Source: Statistics Canada.

Contributions to Real Business Investment Growth, By Component

percentage points, year over year
Non-residential structures
Machinery and equipment
Intellectual property products
Total business investment
10
5
0
-5
-10
-15
-20
2013 Q1
2014 Q1
2015 Q1
2016 Q1
2017 Q1
2018 Q1

Notes: Average of annualized quarterly growth rate. Last observation is 2018Q2.

Sources: Statistics Canada; Department of Finance Canada calculations.

Economic and Fiscal Update    11

All regions of Canada have benefitted from stronger domestic and global conditions. As a result, all provinces realized positive growth in 2017 for the first time since 2011 (Chart 1.6). Similarly, stronger economic conditions have been distributed across the economy, with both services- and goods-producing sectors, including energy and non-energy, contributing positively to economic growth since the end of 2016.

Growth has been broad-based across regions and sectors

Chart 1.6

Real GDP Growth By Province, 2017 Versus 2015

per cent
6
4
2
0
-2
-4
2015
2017
N.L.
P.E.I.
N.S.
N.B.
Que.
Ont.
Man.
Sask.
Alta.
B.C.

Source: Statistics Canada.

Contributions to Real GDP Growth, By Sector

percentage points, year over year
5
4
3
2
1
0
-1
Energy-related goods-producing industries
All other goods
Services
Total
2015 Q1
2015 Q3
2016 Q1
2016 Q3
2017 Q1
2017 Q3
2018 Q1

Notes: Real GDP at basic prices (2007 constant prices) by industry. Energy-related goods-producing industries includes oil and gas extraction, support activities for mining and oil and gas extraction, and engineering and other construction activities. Last data point is 2018Q2.

Sources: Statistics Canada; Department of Finance Canada calculations.

12    Chapter 1

There are indications that household financial vulnerabilities are beginning to ease in response to higher interest rates and government actions, including the introduction of a mortgage rate stress test. Growth in household credit has slowed to its weakest pace since 2001, and the household debt-to-income ratio has plateaued. Most importantly, the number of households taking on mortgages that will make them highly indebted (i.e., loan-to-income ratios above 450 per cent) has declined (Chart 1.7).

Housing markets across the country have also cooled, easing concerns about market stability. Recent data indicate that markets where resale activity had weakened—such as Toronto, Vancouver and Calgary—have since steadied or shown some recovery. Price growth in Toronto and Vancouver has softened, particularly for single-family homes, but low inventories are keeping prices high and making affordability challenging for many people.

Vulnerabilities related to high household debt levels are beginning to ease and housing markets have cooled

Chart 1.7

Distribution of New Mortgages by Loan-to-Income Ratio

per cent
30
25
20
15
10
5
0
2016Q3
2018Q2
0-150%
150-250%
250-350%
350-450%
450% +

Notes: Data include purchases and refinances originated by federally regulated financial institutions.

Sources: Regulatory filings of Canadian banks; Department of Finance Canada.

House Price Growth by Market

per cent, year over year
40
30
20
10
0
-10
Vancouver
Toronto
Calgary
Montréal
Office of the Superintendent of Financial Institutions' changes to *Guideline B-20*
Jan 2014
Jul 2014
Jan 2015
Jul 2015
Jan 2016
Jul 2016
Jan 2017
Jul 2017
Jan 2018
Jul 2018

Notes: MLS House Price Index by city, seasonally adjusted. Last data point is October 2018.

Source: Canadian Real Estate Association.

Economic and Fiscal Update    13

Along with improved domestic economic conditions, a pick-up in global economic activity over the past two years has also supported the rebound in Canada. After reaching a post-recession trough in 2016, global growth has firmed, buoyed by improved performance across most regions of the world and, more recently, by vigorous economic activity in the United States. This widespread growth has helped create the best job market in advanced economies in 40 years, with the unemployment rate in Organisation for Economic Co-operation and Development (OECD) countries at a level unseen since 1980 (Chart 1.8).

Global growth appears to have peaked earlier this year, however, with leading indicators of economic activity suggesting that global growth will slow over the coming quarters to a more moderate pace.

14    Chapter 1

Updated Economic Outlook

For Canada, real GDP growth has recently moderated to a more sustainable pace, averaging slightly less than 2 per cent per quarter since mid-2017. Over the outlook, private sector economists expect this more sustainable pace to continue, reflecting an economy operating close to its capacity and growing in line with its long-term potential growth rate.

In both 2018 and 2019, real GDP growth is expected to be 2.0 per cent (see Annex 1 for full details of the updated outlook). Over the five-year projection period, real GDP growth is expected to average 1.8 per cent, unchanged compared to Budget 2018 (Chart 1.9).

The outlook for GDP inflation (the broadest measure of economy-wide inflation) has been revised up in both 2018 and 2019 relative to Budget 2018. As a result of these developments, the level of nominal GDP (the broadest measure of the tax base) is higher than the Budget 2018 projection by an average of $9 billion per year over the forecast horizon.

Several upside and downside risks could affect the economic outlook. On the upside, household spending and business investment in Canada could be stronger than expected, especially in the context of tight labour market conditions, which is supportive of wage growth, and a more intensive use of existing production capacity by businesses to fulfill growing demand.

For the global economy, there is a risk that the U.S. economy could overheat in light of significant fiscal stimulus at a time when the economy is already performing above capacity. This could induce the Federal Reserve to increase interest rates faster than markets expect, potentially stifling economic activity in the U.S., with negative implications for an open, trading economy like Canada. It could also lead to bouts of global financial turbulence as even tighter global financial conditions driven by higher rates and a stronger U.S. dollar exacerbate vulnerabilities in some emerging economies.

Economic and Fiscal Update    15

At the same time, the shift towards greater economic protectionism, which has already dampened global trade activity over the past year, could ramp up further. This would present an additional headwind to global trade flows and investment, which could spill over into Canada.

Amid rising trade tensions, financial vulnerabilities have emerged and global trade has slowed

Chart 1.10

Appreciation of U.S. Dollar Against Selected Emerging Economy Currencies Since the Beginning of the Year

per cent
100
80
60
40
20
0
Argentina
Turkey
Brazil
Russia
South Africa
India
Indonesia

Note: Last data point is November 15, 2018.

Sources: Haver Analytics; *Wall Street Journal*.

Real World Merchandise Trade Growth

per cent, year over year
6
5
4
3
2
1
0
2012 Q1
2013 Q1
2014 Q1
2015 Q1
2016 Q1
2017 Q1
2018 Q1

Note: Last data point is 2018Q2.

Sources: CPB Netherlands Bureau for Economic Policy Analysis, CPB World Trade Monitor August 2018; Department of Finance Canada calculations.

16    Chapter 1

Opportunities Ahead

The Canadian economy is well-positioned for continued growth—wages are growing at their fastest rate in eight years, and the recovery in business investment is expected to continue amid a positive investment climate that has been further reinforced with measures included in this Fall Economic Statement and by the recent United States-Mexico-Canada Agreement on trade. This positive outlook is also a reflection of Canada’s many competitive strengths, such as an abundance of natural resources, a highly skilled labour force, preferential access to global markets, and a strong research and start-up capacity in important emerging fields.

Reflecting these strengths, Canada continues to attract top-quality international investments. Public announcements include:

•

LNG Canada, a joint venture of five large global companies, recently announced its decision to build a major liquefied natural gas export facility in Kitimat, British Columbia; at $40 billion, this represents the largest single private sector investment in Canadian history.

•

Amazon, a global e-commerce and computing company, announced this past spring that it plans to expand its tech hub in Vancouver, British Columbia, with a new office that will employ 3,000 people, in addition to about 1,000 people already working at an existing office in the city. The company has also announced plans to open several new fulfillment centres in Canada, including in Caledon and Ottawa, Ontario.

•

Siemens, a large German industrial manufacturer, announced this past spring that it has chosen to establish the Siemens Cybersecurity Centre in Fredericton, New Brunswick. The new centre is expected bring together the company’s expertise in critical infrastructure protection with the province’s emerging cybersecurity ecosystem, and create potential for global exports of locally created technology.

At the same time, Canadian firms are continuing to compete and succeed globally:

•

Canada Goose, a maker of iconic winter coats, recently announced the opening of its third clothing manufacturing facility in Winnipeg, Manitoba. The 128,000 square foot plant is the largest of the company’s facilities in Canada, and is expected to create 700 new jobs over the next three years.

•

Assent Compliance, an Ottawa-based software firm, raised $130 million from a global private equity firm to continue its global expansion. In providing cloud-based enterprise supply chain data management software and solutions, the company serves suppliers around the world.

•

GFL Environmental, a waste management services company headquartered in Toronto, recently merged with Waste Industries—valued at $3.7 billion. The transaction is expected to result in the largest privately owned environmental services company in North America with operations in most Canadian provinces and many U.S. states.

While Canada should be confident in its competitive strengths, there are continued opportunities to improve the performance of Canada’s economy and provide more opportunities for the middle class to benefit from the global economy.

Economic and Fiscal Update    17

For example, exports of non-energy goods, which represent roughly two-thirds of Canada’s goods’ export volumes, have continued to perform below expectations, and have remained largely unchanged for more than a decade (Chart 1.11).

At the same time, Canada’s share of goods exports going to emerging economies is by far the lowest among its peers, reflecting our close trading relationship with the U.S., as well as intense and growing global competition for growth opportunities abroad.

Non-energy goods exports have been flat over the last decade amidst growing global competition

Chart 1.11

Canada's Real Exports: Energy, Services, Non-Energy Goods

index, 2001Q1 = 100
180
160
140
120
100
80
60
Non-Energy
Energy
Services
1997
2000
2003
2006
2009
2012
2015
2018

Notes: Energy goods include crude oil, natural gas, refined petroleum products, electricity and coal. Last data point is 2018Q2.

Sources: Statistics Canada; Department of Finance Canada calculations.

Goods Exports to Emerging Economies as a Share of Total Exports, 2017

per cent of total exports
50
40
30
20
10
0
Canada
United Kingdom
France
Italy
Germany
Japan
United States

Sources: United Nations Comtrade database; International Monetary Fund.

18    Chapter 1

In some instances, Canadian companies are not getting a fair price for their exports. For example, pipeline transportation constraints in Western Canada mean that an increasing amount of Canadian oil is being transported by rail. Since shipping crude oil by rail is costlier, this development has contributed to a higher discount on the Canadian price of crude oil since the end of 2017 (Chart 1.12).

Further, the Western Canadian oil industry’s near-total reliance on the U.S. market for its exports makes Canadian crude oil prices particularly vulnerable to developments in the U.S., such as increases in U.S. production, and pipeline and refinery shutdowns. Indeed, a number of temporary refinery shutdowns in the U.S. have recently contributed to the discount rising to its highest level in more than a decade. As a result, market prices for Western Canada crude oil have declined to historic lows, while world benchmark oil prices remain well above those observed in 2016, in the aftermath of the oil price shock. This has further contributed to a significant loss in income for Canadian oil producers.

As well, not only is shipping crude oil by rail costlier than shipping by pipeline, it also poses a higher risk of spills and raises concerns about oil competing for rail capacity with other commodities produced in Western Canada.

Canada’s oil and gas sector plays an important role in providing the world with a secure, reliable and affordable supply of energy, produced responsibly by a country that has a credible approach to meeting its international greenhouse gas reduction commitments. In addition to providing government revenues to help fund transfers and programs that benefit all Canadians, the sector also provides important economic opportunities for Canada’s Indigenous communities. In 2017, the sector’s labour force had twice as many Indigenous people compared to the average for all industries across Canada.

Economic and Fiscal Update    19

Updated Fiscal Outlook

The Government continues to deliver on its commitment to strengthen and grow the middle class and offer real help to people working hard to join it—while at the same time carefully managing deficits. Canada’s strong fiscal position has allowed the Government to respond to international developments, such as the recent U.S. tax reform, while maintaining the debt-to-GDP ratio on a downward track and protecting the long-term fiscal sustainability of Canada’s economy. Table 1.1 outlines the fiscal impact of economic and fiscal developments since Budget 2018, including the cost of new measures announced in this Fall Economic Statement. A detailed summary of changes to the fiscal outlook since Budget 2018 is provided in Annex 1.

Table 1.1

Economic and Fiscal Developments Since Budget 2018

billions of dollars

				Projection
	2017–	2018–	2019–	2020–	2021–	2022–	2023–
	2018	2019	2020	2021	2022	2023	2024

Budget 2018 budgetary balance[1,2]	-19.9	-18.8	-17.8	-16.5	-13.2	-12.0	n/a

Adjustment for risk from Budget 2018		3.0	3.0	3.0	3.0	3.0

Budget 2018 budgetary balance (without risk adjustment)	-19.9	-15.8	-14.8	-13.5	-10.2	-9.0

Economic and fiscal developments since Budget 2018	0.9	4.6	5.3	4.5	3.8	4.1

Revised balance before policy actions and investments	-19.0	-11.2	-9.5	-9.0	-6.4	-4.9	-3.2

Policy actions since Budget 2018[3]		-3.5	-1.7	-1.5	-3.0	-2.4	-3.3

Investments in 2018 Fall Economic Statement

Continued Progress for the Middle Class		-0.0	-0.1	-0.2	-0.2	-0.2	-0.3

Confidence in Canada’s Economic Future		-0.5	-5.3	-4.4	-2.5	-2.1	-1.7

Total investments in 2018 Fall Economic Statement		-0.5	-5.5	-4.7	-2.7	-2.3	-1.9

Total policy actions and investments		-4.0	-7.1	-6.2	-5.7	-4.7	-5.2

Budgetary balance	-19.0	-15.1	-16.6	-15.1	-12.1	-9.6	-8.4

Adjustment for risk		-3.0	-3.0	-3.0	-3.0	-3.0	-3.0

Final budgetary balance (with risk adjustment)	-19.0	-18.1	-19.6	-18.1	-15.1	-12.6	-11.4

Federal debt (per cent of GDP)	31.4	30.9	30.5	30.3	29.8	29.2	28.5

Note: Totals may not add due to rounding.

[1]

A negative number implies a deterioration in the budgetary balance (lower revenues or higher spending). A positive number implies an improvement in the budgetary balance (higher revenues or lower spending).

[2]

Budget 2018 budgetary balance has been restated based on the change to the discount rate methodology for unfunded pension benefit obligations, described in the Annual Financial Report of the Government of Canada—2017–2018

[3]	Table A1.7 provides a detailed list of policy actions since Budget 2018.

20    Chapter 1

The 2018 Fall Economic Statement continues to carefully manage deficits over the medium term. After including the measures proposed in this Statement, the deficit is projected to decline from $19.6 billion in 2019–20 to $11.4 billion by 2023–24, with a projected continuous decline in the federal debt-to-GDP ratio, which is expected to reach 28.5 per cent in 2023–24 (Chart 1.13).

The Government continues to carefully manage deficits to ensure long-term fiscal sustainability for future generations of Canadians

Chart 1.13

Budgetary Balance

$ billions
per cent of GDP
Actual
Projected
0.0
-5
-0.5
-15
-1.0
-25
-1.5
-0.9
-0.8
-0.8
-0.8
-0.6
-0.5
-0.4
-19.0
-18.1
-19.6
-18.1
-15.1
-12.6
-11.4
Budgetary balance (left scale)
Budgetary balance as a share of GDP (right scale)
2017-2018
2018-2019
2019-2020
2020-2021
2021-2022
2022-2023
2023-2024

Sources: *Fiscal Reference Tables*; Department of Finance Canada calculations.

Federal Debt-to-GDP Ratio

per cent
75
60
45
30
15
1980
1986
1992
1998
2004
2010
2016
2022

Sources: *Fiscal Reference Tables*; Department of Finance Canada calculations.

Economic and Fiscal Update    21

Budgetary revenues are expected to grow on average by 4.0 per cent annually over the forecast horizon, in line with economic growth over the period, while expenses are expected to grow at approximately 3.3 per cent per year (Chart 1.14).

22    Chapter 1

Chapter 2

CONTINUED PROGRESS FOR

THE MIDDLE CLASS

For the past three years, the Government has been working to deliver on its commitments to Canadians, while helping to strengthen and grow the economy today, and for the long term.

Of the 289 commitments made in November 2015, 97 have been completed, and 189 have had action taken and progress made (for more information on results, see Annex 2: Delivering Results for Canadians).

For Canadians, these commitments represent more than promises made and fulfilled. The investments the Government has made are being felt across the country—especially by hard-working middle class families.

By this time next year, a typical middle class family of four will receive, on average, about $2,000 more each year, as a result of the middle class tax cut and the Canada Child Benefit. Because of these changes, more families will be able to pay for things like healthy food, back-to-school clothes, and new winter boots for growing kids. They will also be in a better position to invest in their children’s future by contributing to Registered Education Savings Plans.

The Government’s investments are also making a real difference for people who are working hard to join the middle class.

Providing more affordable housing for Canadians is a key element of the Government’s plan to help strengthen the middle class, promote growth for everyone, and lift more Canadians out of poverty. That is why, for the first time, Canada has a National Housing Strategy—a $40 billion, 10-year plan to help ensure that Canadians have access to safe and affordable housing.

More than 30,000 infrastructure projects have been approved since 2016 under the Government’s Investing in Canada plan, the vast majority of which are underway—creating good, middle class jobs in communities big and small, and laying the foundation for social, environmental and economic benefits for years to come.

This Government has also taken concrete steps to improve the quality of life for seniors. To enhance the retirement income security of Canadians, the Government increased the Guaranteed Income Supplement top-up for low-income single seniors, restored the eligibility age for Old Age Security and Guaranteed Income Supplement benefits to 65, and enhanced the Canada Pension Plan. In addition, the Government has made other important investments in housing, home care, accessibility and digital literacy that will improve the well-being of seniors. The Government’s efforts are especially meaningful for low-income seniors, many of whom are women.

With this Fall Economic Statement, the Government is taking additional steps to fulfill the promises it made to Canadians, and making new commitments to help build a more equal, generous and sustainable Canada.

Continued Progress For The Middle Class    23

Results for Canadians

Supporting Children and Families

Introduced in 2016, the Canada Child Benefit (CCB) is a monthly, tax-free benefit designed to help families with the high cost of raising children. It’s simpler, more generous and better targeted to give more help to families who need it most. The CCB puts more money in the pockets of nine out of ten Canadian families with children, and to date has helped lift 521,000 people—including nearly 300,000 children—out of poverty.

The CCB is especially helpful for families led by single parents. Thanks to the CCB, a single working mother or father who has two children (one child under 6 and one child aged 6-17) and who earns $35,000 a year now receives about $3,570 more in benefits each year, compared to the previous system of child benefits.

Table 2.1

Comparison of Canada Child Benefit Versus Previous Child Benefit System for a Family With

One Child Under the Age of 6 and One Child Aged 6 to 17 (2018–19 Benefit Year)

Family Net Income in 2017	Previous System	CCB	Net Gain or Loss

$35,000	$7,790	$11,360	✓ $ 3,570 more with CCB

$70,000	$4,190	$6,950	✓ $ 2,760 more with CCB

$250,000	$1,848	0	X No benefits for high-income families

Note: Previous system reflects federal and provincial taxes on the Universal Child Care Benefit.

Source: Department of Finance Canada.

24    Chapter 2

In the 2017 Fall Economic Statement, the Government announced its plan to further strengthen the CCB by indexing the benefit to keep pace with the cost of living, beginning in July 2018—two full years ahead of schedule, thanks to a strong and growing economy. For the 2019–20 benefit year, for a single parent with $35,000 of income and two children, the accelerated indexation of the CCB will contribute almost $600 towards the increasing costs of raising his or her children.

To ensure that all eligible families are able to access this benefit, Budget 2018 also provided $17.3 million over three years, starting in 2018–19, to expand outreach efforts to Indigenous communities, and to conduct pilot outreach activities for urban Indigenous communities. The Government has also more than quadrupled funding to support the Community Volunteer Income Tax Program and the Income Tax Assistance – Volunteer Program (Quebec). In these community-based clinics, volunteers prepare income tax and benefit returns for low- and modest-income people, free of charge, helping their friends and neighbours access a broader range of federal programs and supports.

Helping Canadians Secure a Safe and Affordable Place to Call Home

With new, long-term investments in the National Housing Strategy, the Government is working with its partners, including the provinces and territories, municipalities, the private and non-profit sectors and others, to help more Canadians secure a safe and affordable place to call home. This includes efforts to reduce the number of households in core housing need, as well as measures to preserve existing housing stock, build new housing units across the country, and lift more Canadians out of homelessness. At least 25 per cent of National Housing Strategy investments will support projects that specifically target the unique needs of women and girls.

In May 2018, the Government launched the new 10-year, $13.2 billion National Housing Co-Investment Fund, which will provide low-cost loans and financial contributions to support and develop mixed-income, mixed-tenure and mixed-use affordable housing. This initiative alone is expected to create up to 60,000 new housing units and repair up to 240,000 units of existing affordable housing. Project applications are being accepted and reviewed continuously, and the first successful projects will be announced early next year. The National Housing Co-Investment Fund alone will create or repair at least 4,000 shelter spaces for survivors of family violence, which is in addition to the commitment to create or repair 3,000 shelter spaces in Budget 2016.

Continued Progress For The Middle Class    25

The Rental Construction Financing Initiative was launched by the Government in 2017 to provide low-cost loans to encourage construction of new rental housing in communities across Canada where there is demonstrable need. More than 1,800 new rental units are now being built with the assistance of this initiative.

Rental Construction

Financing Initiative:

Horizon Housing Society

The $15.7 million Horizon Housing Society project, also supported by the Province of Alberta and the City of Calgary, will construct 183 new rental housing units in Calgary and Kitchener. The project will achieve energy- efficiency savings of 17 per cent and a reduction in greenhouse gas emissions of 15 per cent, and all units will be affordable with rents lower than 30 per cent of median household income in the area.

The Rental Construction Financing Initiative has been provisioned with $3.75 billion over four years, starting in 2017, to help fund projects like the Horizon Housing Society project.

The Government has also established a new Affordable Housing Innovation Fund, which will apply innovative solutions to help address the challenges facing affordable housing through new funding models and innovative building techniques in the affordable housing sector. The Fund was launched in 2016 with an investment of $200 million over five years, and has already committed $86 million to create more than 8,400 housing units.

To further advance the National Housing Strategy, and set the foundation for federal, provincial and territorial governments to work together toward achieving a long-term shared vision for housing, a new multilateral Housing Partnership Framework was endorsed earlier this year. The Government is now working to sign bilateral agreements with all provinces and territories by March 31, 2019, which will help deliver $7.7 billion in federal investments to provinces and territories over the next decade. To date, agreements have been reached with the Governments of Ontario, British Columbia, New Brunswick and Northwest Territories. The Government of Quebec is seeking an asymmetrical bilateral agreement.

As part of the National Housing Strategy, the Government is working on a nation-to-nation, Inuit-Crown and government-to-government basis to create distinctions-based housing strategies that meet the unique housing needs of First Nations, Inuit and Métis Nation partners. These strategies will be founded on the core principles of self-determination, reconciliation, respect and cooperation. In order to support the successful implementation of each distinctions-based housing strategy, the Government announced $600 million over 3 years to support housing on reserve as part of a 10-year First Nations Housing Strategy, $400 million over 10 years to support an Inuit-led housing plan in the Inuit regions of Nunavik, Nunatsiavut and Inuvialuit, and $500 million over 10 years to support the Métis Nation’s housing strategy. These investments will support Indigenous communities in meeting immediate housing needs and give them the tools they need to create, control and manage their own housing.

Intergovernmental Collaboration to Combat Money Laundering

Federal, provincial and territorial governments are also working together to address housing market conditions across the country, including by gathering better information on foreign ownership and by improving corporate ownership transparency. These efforts will also support ongoing initiatives to help identify and address money laundering risks in Canada’s real estate sector.

In addition, Canada has agreed to establish a joint working group with the Province of British Columbia to examine issues related to tax fraud and money laundering in British Columbia and the Metro Vancouver region.

The Government will continue to collaborate with its provincial and territorial partners to preserve the integrity and affordability of Canada’s real estate market.

26    Chapter 2

Investing in Infrastructure to Build Strong and Resilient Communities

Since 2015, the Government has made historic investments in infrastructure to support stronger, more inclusive communities, and create lasting economic, environmental and social benefits for years to come. Those investments are paying off.

To date, more than 30,000 infrastructure projects have been approved under the Investing in Canada plan, the vast majority of which are already underway—creating good, middle class jobs. Beyond project construction, these projects will create long-term economic, social and environmental returns for Canadians and for communities both big and small.

In Budget 2016, the Government announced Phase One of the Investing in Canada plan, which provides $14.4 billion for short-term investments in the rehabilitation, repair and modernization of existing infrastructure. To date, more than $13 billion has been committed to projects, with more than $6 billion already fully invested.

Investing in Canada

In Budget 2017, the Government announced Phase Two of the Investing in Canada plan, which is on track to provide an additional $81.2 billion in federal funding over 11 years for public transit, green infrastructure, social infrastructure, rural and northern communities, and trade and transportation. For example:

• The Government has signed long-term agreements with all provinces and territories to deliver more than $33 billion in federal funding for infrastructure priorities in communities across the country.
• The Government is investing in critical infrastructure through targeted, merit-based programs, such as the National Trade Corridors Fund and the Disaster Mitigation and Adaptation Fund.

•   The Canada Infrastructure Bank is operational, has made its inaugural investment, and is working with provinces, territories, municipalities, Indigenous communities and investors to transform the way revenue-generating infrastructure is planned, funded and delivered in Canada.

Continued Progress For The Middle Class    27

Making Meaningful Investments in Communities

Improving Commute Times and Reducing Traffic Congestion in Alberta, Ontario and Quebec

•   $1.53 billion for Calgary’s Green Line LRT project, which will provide hundreds of thousands of transit riders with a direct route to the downtown core.

•   $1.9 billion for four GO Transit Regional Express Rail projects in the Greater Golden Horseshoe Area.

•   $1.28 billion loan from the Canada Infrastructure Bank for the Réseau express métropolitain project in Montréal.

Delivering Safe Drinking Water in First Nations Communities

•   Over $2 billion in new investments, which have supported water and wastewater projects in 580 communities and helped lift 72 long-term drinking water advisories on reserve since November 2015.

Increasing Fresh Water Supply in Prince Edward Island

•   $4 million for a new wellfield in Charlottetown, positioning the city to handle growing water demands.

Reducing Greenhouse Gas Emissions From Vehicles in Ontario and Manitoba

•   $8 million to demonstrate electric vehicle charging stations along the Trans-Canada Highway.

Building More Shelters for Survivors of Domestic Violence in Ontario

•   $10 million for five new shelters in First Nations communities, including a gender-inclusive shelter for members of the Wiikwemkoong First Nation community in Manitoulin Island.

Helping Families in Nova Scotia Access Affordable Early Learning and Child Care

•   In Nova Scotia, new federal investments will help families of 1,600 additional children to access more affordable child care spaces by March 2020, saving these families more than $5 million a year—roughly $3,100 on average—in child care costs.

Showcasing Inuit Art and Culture in Manitoba

•   $15 million for the construction of the Winnipeg Art Gallery’s Inuit Art Centre, which will offer education in Inuit history, culture and art, in partnership with Inuit.

Increasing Recreational Activities in British Columbia

•   $13.6 million for the Port Coquitlam Community Recreation Complex to provide an active, social gathering place for the community.

28    Chapter 2

Enhancing Transportation Links in the Northwest Territories
• $102.5 million for the Mackenzie Valley Highway project to help local businesses bring goods to market.
Improving Highway Capacity and Safety in Nova Scotia
• $90 million to twin and upgrade the Trans-Canada Highway in northeastern Nova Scotia.
Moving Goods to Market Efficiently in Saskatchewan and British Columbia
• $53.3 million to upgrade Highways 6 and 39 between Regina and Estevan, near the United States border.
• $167 million for port and rail infrastructure in Vancouver to increase efficiency and capacity for trade.
Improving Access to High-Speed Internet in Yukon, the Northwest Territories, Nunavut and Newfoundland and Labrador
• $59 million to build a fibre network between Dawson City, Yukon, and Inuvik, Northwest Territories.
• $49.9 million to improve satellite network capacity for all 25 Nunavut communities.
• $26.9 million to improve internet backbone networks, upgrade capacity and extend access to communities in Newfoundland and Labrador.

Giving More Seniors a Secure and Dignified Retirement

Canadians deserve a secure and dignified retirement, free of financial worries. To achieve this goal, the Government is committed to strengthening public pensions and improving the quality of life for seniors now, and for generations to come.

Since 2016, the Government has taken concrete steps to improve the retirement income security of Canadians by:

•

Increasing Guaranteed Income Supplement top up payments by up to $947 per year for single seniors, boosting benefits for nearly 900,000 low-income seniors and lifting about 57,000 seniors out of poverty.

•	Restoring the eligibility age for Old Age Security and Guaranteed Income Supplement benefits to 65, putting thousands of dollars back in the pockets of Canadians as they become seniors.

•

Introducing legislative changes so that couples who receive Guaranteed Income Supplement and Allowance benefits and have to live apart for reasons beyond their control receive higher benefits based on their individual incomes.

Continued Progress For The Middle Class    29

Starting in 2019, in collaboration with our provincial partners, the Government is enhancing the Canada Pension Plan (CPP). The CPP enhancement will give Canadian workers greater income security when they retire and offers a number of advantages over other types of savings:

•	It will provide a secure, predictable benefit in retirement, so Canadians can worry less about outliving their savings and be less anxious about the safety of their investments.

•	Benefits will be indexed, which means that they will keep up with the cost of living.

•	It will be a good fit with young workers entering Canada’s changing job market, helping to fill the gap left by declining workplace pension coverage.

•	It will be portable across jobs and provinces, including in Quebec where the Quebec Pension Plan has been enhanced in a similar fashion.

The CPP enhancement represents a major strengthening of one of the three pillars of Canada’s retirement income system (along with the Old Age Security program and voluntary tax-assisted private savings). It will significantly reduce the risk of undersaving for Canadian families, and will be particularly beneficial for middle-income families and families without workplace pension plan coverage.

30    Chapter 2

The CPP enhancement will be phased in gradually, starting in January 2019, and will raise the maximum CPP retirement benefit by up to 50 per cent over time. This translates into an increase in the current maximum retirement benefit of nearly $7,300, from $13,855 to more than $21,100 in today’s dollar terms.

In addition to improving the retirement income security of Canadians, the Government has also made other important investments in the lives of seniors such as:

•

Launching the National Housing Strategy, a $40-billion, 10-year plan which will help ensure that vulnerable Canadians, including low-income seniors, have access to housing that meets their needs and that they can afford.

•	$6 billion over 10 years for home care, to allow provinces and territories to improve access to home, community and palliative care services.

•	$77 million in additional funding for the Enabling Accessibility Fund to improve the safety and accessibility of community spaces.

•

Making it easier to apply for Employment Insurance caregiving benefits, and introducing a new Employment Insurance caregiving benefit of up to 15 weeks to support individuals who are providing care to an adult family member who requires significant support in order to recover from critical illness or injury.

•	Appointing a Minister of Seniors to help the Government better understand the needs of Canadian seniors, and ensure that programs and services are designed to respond to those needs.

Additionally, in Budget 2018 the Government committed to taking a whole-of-Government, evidence-based approach towards addressing retirement security for all Canadians, including seeking feedback from workers, pensioners and companies. In keeping with this commitment, the Government is exploring ways to enhance retirement security and will soon be launching targeted consultations.

Martine is a 72-year-old resident of Winnipeg, Manitoba, who lives alone and has no other income apart from Old Age Security and Guaranteed Income Supplement benefits. The increase in the Guaranteed Income Supplement top-up benefit for single seniors introduced in Budget 2016 provides Martine with an additional $947 per year.

Tom is an 81-year-old widower residing in Halifax, Nova Scotia. He receives an annual CPP benefit of $5,000 in addition to Old Age Security and Guaranteed Income Supplement benefits. The increase in the Guaranteed Income Supplement top-up benefit for single seniors introduced in Budget 2016 provides Tom with an additional annual benefit of $848 per year.

Kate, age 62, and Mike, age 77, have been married for 40 years. Because Mike requires long-term care, Kate and Mike must live apart. Mike receives $3,000 of CPP benefits, and before the changes introduced in Budget 2016, Mike would have received Old Age Security and Guaranteed Income Supplement benefits of more than $12,500. Kate has annual earnings from her part-time job of $6,000 and would have received over $5,800 in Allowance benefits. Taken together, the Old Age Security program would have provided Kate and Mike with over $18,300 in annual income support. Following the changes introduced in Budget 2016, Mike receives over $14,300 in Old Age Security and Guaranteed Income Supplement benefits, and Kate receives about $8,300 in Allowance benefits. Taken together, the Old Age Security program provides annual income support of about $22,600 to Kate and Mike following the Budget 2016 changes, $4,000 more than before.

Continued Progress For The Middle Class    31

Consumer Protection Framework in Banking

The Government is committed to ensuring all Canadians benefit from strong consumer protection standards in their dealings with banks—something of particular concern to Canada’s seniors.

The Government has introduced legislation to strengthen consumers’ rights and interests when dealing with their banks, and to improve the Financial Consumer Agency of Canada’s ability to protect consumers. Amendments are focused on three key areas: requiring new internal bank practices to further strengthen outcomes for consumers, providing the Financial Consumer Agency of Canada with additional tools to implement supervisory best practices, and further empowering consumers. The Government consulted with stakeholders, including provinces and territories, on these measures and continues to engage with Canadians on opportunities to further enhance financial consumer protection.

When Canadians have disputes with their banks, they deserve access to a fair and impartial resolution process. To that end, the Financial Consumer Agency of Canada will conduct a review by June 2019 to assess banks’ complaints handling processes and the effectiveness of the external complaints bodies.

To respond to the unique needs of Canada’s aging population, the Financial Consumer Agency of Canada will engage with banks and seniors’ groups to create a code of conduct to guide banks in their delivery of services to Canada’s seniors. The new Minister of Seniors will support this engagement.

32    Chapter 2

A More Equal, Generous and Sustainable Canada

Equality in Action

Ensuring that every Canadian has an equal opportunity to participate in the economy isn’t just the right thing to do, it’s the smart thing to do. Canada’s future prosperity depends on it.

“Canada has made significant progress on gender equality in the last few years, developing institutions, policies, tools and accountability structures that position it as a leader in an area increasingly seen as a cornerstone of inclusive growth.”

— Organisation for Economic Co-operation and Development (OECD), Launch of Gender Governance Review of Canada, May 2018

Proactive Pay Equity for Federally Regulated Workers

The full and equal participation of women in the economy is essential to economic growth and a strong middle class. The persistent wage gap between what Canadian women and men earn is a stark reminder of the progress that is still needed to achieve true equality.

On average, for every dollar of hourly wages a man working full time earns in Canada, a woman working full time earns about 88 cents. This gap places Canada in the middle of the pack compared to other developed economies, ranked 15th out of 29 OECD countries based on the hourly gender wage gap.

Greater Equality = Stronger Growth

• McKinsey Global Institute estimates that by taking steps to advance greater equality for women—such as reducing the gender wage gap by employing more women in technology and by boosting women’s participation in the workforce—Canada could add $150 billion to its economy by 2026.

• Similarly, RBC Economics estimates that adding more women to the workforce could boost Canada’s GDP by as much as 4 per cent.

• The Peterson Institute for International Economics has found that increasing the share of women in leadership positions from zero to 30 per cent translated into a 15 per cent boost in profits—more money for businesses to invest in new jobs that will benefit more people.

The Government is moving forward with a comprehensive strategy to address the gender wage gap and achieve gender equality in Canada. As part of this approach, the Government has recently introduced proactive pay equity legislation to show federal leadership in addressing that part of the gender wage gap that is due to systemic gender discrimination and the undervaluation of work traditionally performed by women. This legislation, which would apply to approximately 1.2 million employees in federally regulated workplaces, will promote equal pay for work of equal value.

The proposed legislation and included amendments to related statutes are intended to create a proactive pay equity regime that takes away the onus on employees to make pay equity complaints and places the responsibility on employers to proactively develop plans to achieve equitable compensation for employees in female-predominant jobs in federally regulated workplaces, including the federally regulated private sector, the federal public service, parliamentary workplaces and Ministers’ offices.

Continued Progress For The Middle Class    33

The proposed Act will apply to federally regulated public and private sector employers with 10 or more employees, and it will take different circumstances of employers—both large and small—into account.

Highlights of the proposed legislation include:

•	The establishment of a Pay Equity Commissioner within the Canadian Human Rights Commission to administer and enforce the Act.

•	Requirements for employers to establish a pay equity plan within three years of becoming subject to the Act.

•

Requirements for employers to adjust compensation to ensure that they provide equal pay for work of equal value, phasing in adjustments gradually over a period of three to five years (three for employers with 100 or more employees and five years for smaller employers).

•	Requirements that pay equity plans be reviewed and updated at least once every five years, in order to identify and close any gaps that emerge over time.

•

Requirements for unionized employers, as well as those non-unionized employers with 100 or more employees, to establish a pay equity committee to develop or update the pay equity plan. Employer, union and non-unionized employee representatives would all be members of the committee.

•	Provisions that employees be provided the opportunity to comment on a proposed pay equity plan (or update) before it is finalized.

•	Requirements for employers to submit annual statements to the Pay Equity Commissioner regarding pay equity plans.

•	Introduction of an administrative monetary penalty system to promote compliance.

•	Mechanisms to request the review or appeal of decisions of the Pay Equity Commissioner.

•	Provisions that give the Governor in Council the power to adapt the pay equity regime in its application to certain First Nation employers.

•	Requirements that the Act be reviewed 10 years after coming into force, and every 5 years after that.

To ensure the effective implementation of this legislation, the Government will provide a total of $26.6 million over six years, starting in 2018–19, and $5.8 million per year ongoing to support the new Pay Equity Commissioner and the new pay equity unit within the Canadian Human Rights Commission and to implement and administer the proactive pay equity legislation for the federally-regulated public and private sectors once it comes into force. Additionally, $49.4 million will be made available to administer the proactive pay equity regime within the federal public service.

34    Chapter 2

Closing the Gender Wage Gap in Canada
Factors Contributing to Canada’s Gender Wage Gap	Government Actions Taken to Help Close the Gap
Fewer women in certain educational paths that lead to high-paying jobs (e.g., in science, technology and trades)	• New funding for programs like Promoscience and CanCode, to get girls (and boys) interested in coding and science (Budget 2017)

•   Improving diversity in the research community through focused investments in the granting councils, data collection initiatives, opportunities for early career researchers and new gender equity planning (Budget 2018)

•   Increasing women’s representation in male-dominated Red Seal trades through the Apprenticeship Incentive Grant for Women and the Pre-Apprenticeship Program, including the Women in Construction Fund. (Budget 2018)

Undervaluation of work that has been predominantly performed by women	• Introduction of proactive pay equity legislation for federally regulated workers (Budget Implementation Act, 2018, No. 2)
• Commitment to introduce new pay transparency requirements in the federally regulated sector (Budget 2018)
Fewer women in full-time, high-quality jobs	• Promoting equal access to training and jobs for Indigenous women through the Indigenous Skills and Employment Training Program (Budget 2018)
• Investments to help improve the quality of career information, so that women and underrepresented groups can make better-informed career decisions (Budget 2018)
• Investments to help visible minority newcomer women in Canada get into, and stay in, the workforce (Budget 2018)
Unequal sharing of caregiving responsibilities within the home, and lack of access to affordable child care—leading to fewer hours worked, less focus on career advancement, and fewer opportunities for women to advance to positions of leadership	• Introduction of the “use-it-or-lose-it” Employment Insurance Parental Sharing Benefit to support greater gender equality in the home and in the workplace (Budget 2018)

•   The agreement reached in June 2017 on the Multilateral Early Learning and Child Care Framework, to make available more affordable day care spaces, allowing more low- and modest-income mothers to enter and remain in the labour market

•   Changes to Employment Insurance (EI) parental benefits, to allow parents to choose to receive up to 61 weeks of EI parental benefits over an extended period of 18 months at a lower benefit rate, giving families more flexibility as they navigate the challenges that come with a growing family (Budget 2017)

Lack of role models to encourage girls to aspire to positions of leadership	• Creation of Canada’s first gender-balanced Cabinet in 2015
• New open, transparent and merit-based approach to selecting candidates for Governor-in-Council positions

•   Increased funding for the Department for Women and Gender Equality, to better support initiatives that build the capacity of equality-seeking organizations, reduce gender inequality in Canada, and promote a fairer and more productive society (Budget 2018)

Continued Progress For The Middle Class    35

Factors Contributing to Canada’s Gender Wage Gap	Government Actions Taken to Help Close the Gap
Limited access to capital and procurement opportunities for women-owned businesses	• Introduction of a new Women Entrepreneurship Strategy in Budget 2018 to help women entrepreneurs grow their businesses with greater access to capital, training, networking and expertise

Gender Budgeting Legislation

Budget 2018 committed to introducing new gender budgeting legislation to enshrine gender budgeting in the federal government’s budgetary and financial management processes. Through this legislation, Gender-based Analysis Plus (GBA+) will be applied not only to new budgetary decisions, but to the Government’s tax expenditures and existing spending base as well. The intent of the legislation is to preserve and build upon recent gains in the availability and quality of GBA+ and its integration in budget decision-making.

The Canadian Gender Budgeting Act, as set out in the recently tabled Budget Implementation Act, 2018, No. 2, will serve to strengthen Government decision-making when it comes to taxation and resource allocation, and will ensure that Parliamentarians and Canadians are better informed about the ways in which new and existing Government measures impact people differently based on gender and other intersecting factors, such as race, ethnicity, age, ability and sexual orientation.

Department for Women and Gender Equality

As committed to in Budget 2018, the Government recently introduced legislation to make Status of Women Canada an official department of the Government of Canada. The new department—renamed the Department for Women and Gender Equality—would work to advance equality for all Canadians with respect to sex, sexual orientation, and gender identity or expression, while recognizing differences among these groups.

The Government has invested significantly in Status of Women Canada in support of its broader commitment to gender equality. By 2022–23, it will have provided over $350 million in new funding, enabling the department to lead the Government’s efforts to integrate a gender and diversity lens in its policies and investments, including through research and data collection in support of the Government’s new Gender Equality Framework. These investments also include $100 million in support of the Women’s Program and over $120 million to lead Canada’s Strategy to Prevent and Address Gender-based Violence.

Better Public Policy Through Cooperation

Every day, Canadians come together to support each other, to help out friends and neighbours, to give to those most in need, to protect the environment, and build a better Canada. Canadians’ generosity is also seen in the important role that charities play in our society.

Along with providing much-needed programs and services in communities all across the country, Canada’s charities serve the interests of all Canadians by pressing for positive social and environmental change. They bring to public policy development a deep commitment and considerable expertise, along with experience in developing innovative solutions and reaching out to a wide range of stakeholders. This is particularly valuable in an era of complex social and environmental challenges and constrained government budgets, where all informed perspectives and ideas should be considered.

To make the most of what charities have to offer, Canada needs a regulatory environment that respects and encourages the full participation of charities in public policy dialogue and development.

36    Chapter 2

A Stronger Role for Charities in Developing Public Policy

Recognizing the important contributions that charities make to public life and public policy in Canada, the Government has committed to allow charities to do their work on behalf of Canadians free from political harassment, with clearer rules governing political activity. To this end, the Government announced in August 2018 that it would amend the Income Tax Act to remove the limits on political activities, allowing charities to participate fully in public policy development. Canadians provided feedback on draft legislative proposals, and legislation to implement these measures was introduced on October 29, 2018 as part of the Budget Implementation Act, 2018, No. 2.

A Permanent Advisory Committee on the Charitable Sector

The Government is committed to engaging in a meaningful dialogue with charities, and ensuring that the regulatory environment in which they operate is appropriate and supports the important work they do. In response to the recommendations of the Consultation Panel on the Political Activities of Charities, as well as the Social Innovation and Social Finance Strategy Co-Creation Steering Group, the Government is establishing a permanent Advisory Committee on the Charitable Sector. Led by the Canada Revenue Agency, the Advisory Committee will be made up of stakeholders from the charitable sector, and will provide advice to the Government on important issues facing charities on an ongoing basis. The Government is providing $4.6 million in new funding over the 2018–19 to 2023–24 period for the Advisory Committee to strengthen the relationship between government and this important sector.

A New Tool to Help Solve Big Challenges:

The Social Finance Fund

Though Canada is a prosperous country, many of our communities still face persistent and complex social challenges that make it difficult for some individuals—including Indigenous Peoples, seniors, youth, immigrants, persons with disabilities, members of LGBTQ2+ communities and women fleeing violence—to succeed and reach their full potential.

“The complex social, economic and environmental challenges facing our country—homelessness, climate change, youth employment, and the opioid crisis—demand creativity and transformative solutions.”

— Social Innovation and Social Finance Strategy Co-Creation Steering Group

New and innovative approaches are needed to tackle these challenges. Charitable, non-profit and social purpose organizations have generated many innovative solutions, but often need partners who are willing to invest to bring those ideas to life. A strong “social finance market” would allow potential investors to partner with social innovators and work together to solve our country’s biggest social challenges.

Continued Progress For The Middle Class    37

The Social Finance Fund

In June 2017, the Government created a Social Innovation and Social Finance Strategy Co-Creation Steering Group, primarily comprised of experts from the charitable and non-profit sector, to provide recommendations on the development of a social innovation and social finance strategy. The Steering Group delivered its final report, Inclusive innovation: New Ideas and New Partnerships for Stronger Communities, in August 2018. One of the report’s key recommendations was to create a Social Finance Fund to help close the capital financing gap faced by organizations that deliver positive social outcomes, and to help accelerate the growth of the existing social finance market in Canada.	What Is Social Finance? Social Finance refers to the practice of making investments intended to create social or environmental impact, in addition to financial returns.

To help charitable, non-profit and other social purpose organizations access new financing, and to help connect them with private investors looking to invest in projects that will drive positive social change, the Government proposes to make available up to $755 million on a cash basis over the next 10 years to establish a Social Finance Fund. Additionally, the Government proposes to invest $50 million over two years in an Investment and Readiness stream, for social purpose organizations to improve their ability to successfully participate in the social finance market. It is expected that a Social Finance Fund like the one the Government is proposing could generate up to $2 billion in economic activity, and help create and maintain as many as 100,000 jobs over the next decade.

Details on the governance and parameters of the Fund will be developed further in the coming months and released in early 2019. In addition to these measures, the Government will continue to work on exploring other recommendations from the Steering Group’s report.

38    Chapter 2

The Social Finance Fund will:

• Support innovative solutions on a broad range of social challenges through a competitive, transparent and merit-based process.

• Attract new private sector investment to the social finance sector. It is expected that the Fund would achieve matching funding from other investors.

• Share both risks and rewards with private investors on any investments.

• Only support investments that are not yet viable in the commercial market.

• Help create a self-sustaining social finance market over time that would not require ongoing government support.

Additional details on the Social Finance Fund will be provided in early 2019.

There are several existing funds active in the social finance market. Both newly created and existing funds will be able to access this new capital. The following are examples of funds that the Social Finance Fund could support:

The First Nations Market Housing Expansion Fund (Quebec) is a proposed expansion of a loan fund managed by the Aboriginal Savings Corporation of Canada that would provide mortgage loans to residents of Indigenous communities, enabling a growing number of residents to become homeowners and improving overall housing quality in Indigenous communities.

The Chantier de L’Économie Sociale Trust (Quebec) provides patient capital financing to support start-up, expansion and real estate activities of co-operatives and non-profit businesses. The Trust has provided support for programs to help at-risk youth, including Indigenous youth, acquire skills through integrated learning opportunities, and loans to local communities to help restore services.

The Saint John Community Loan Fund (New Brunswick) works towards helping individuals and organizations create income and build assets and self-reliance using finance, training and support. For example, the Fund provided: a loan to leverage a mortgage to develop affordable housing units; support for establishing a literacy organization; and capital for an innovation hub to help launch and develop new social enterprises.

The Alberta Social Enterprise Fund (Alberta) provides access to loan capital for social entrepreneurs to address challenges in the environment, social issues, local food security, culture and other public benefit missions. For example, the Fund has provided support to mental health organizations to help provide accessible housing for clients, employment opportunities for persons with disabilities, and therapeutic programs for adults and children with physical and mental disabilities.

Continued Progress For The Middle Class    39

Support for Canadian Journalism

A strong and independent news media is crucial to a well-functioning democracy. It empowers citizens by providing them with the information they need to make informed decisions on important issues, and also serves to hold powerful institutions—including governments—to account by bringing to light information that might not otherwise be made available to the public. In short, strong and independent journalism serves the public good—for Canada, and for Canadians. Canadians have a right to a wide range of independent news sources that they can trust, and government has a responsibility to ensure that Canadians have access to these kinds of news sources.

In recent years, changes in technology and in the way that Canadians consume news have made it difficult for many news outlets to find and maintain financially sustainable business models. At a time when people increasingly get their news online, and share news and other content through social media, many communities have also been left without local news outlets to tell their stories. Concerns have been expressed that, without government intervention, there may be a decline in the quantity and quality of journalism available to Canadians, including a significant loss of local news coverage.

In November 2018, the Prime Minister, together with other world leaders, committed to take action to support a strong and independent news sector in the digital age. The Government recognizes the vital role that local journalism plays in communities all across the country, and is committed to finding ways to help keep people, and communities, connected through local news providers.

Budget 2018 announced $50 million over five years to support local journalism in under-served communities, helping to ensure that Canadians continue to have access to informed and reliable civic journalism. Starting in 2019-20, independent, not-for-profit organizations will have additional government support to create open source news content under a creative commons licence. This will allow local news organizations to access the content produced for free, helping to bolster local news coverage as organizations struggle with reduced capacity.

Budget 2018 further announced that the Government would explore new models to provide financial support for journalism in Canada. In determining its approach, the Government considered two key principles, which stipulate that any mechanism to support the news sector:

•

Be arms-length and independent of the Government. To this end, an independent panel of journalists will be established to define and promote core journalism standards, define professional journalism, and determine eligibility.

•	Be focused on the creation of original news content.

Guided by these principles, the 2018 Fall Economic Statement announces the Government’s intention to propose three new initiatives to support Canadian journalism: allowing non-profit news organizations to receive charitable donations and issue official donation receipts, introducing a new refundable tax credit to support original news content creation, including local news, and introducing a new temporary non-refundable tax credit to support subscriptions to Canadian digital news media.

Access to Charitable Tax Incentives for Eligible News Organizations

Budget 2018 announced that the Government would explore new models that would enable private giving and philanthropic support for trusted, professional, non-profit journalism, including local news. To that end, the Government intends to introduce a new category of qualified donee, for non-profit journalism organizations that produce a wide variety of news and information of interest to Canadians. As qualified donees, eligible non-profit journalism organizations would be able to issue official donation receipts, which allows donors to benefit from tax incentives for charitable giving (including the Charitable Donations Tax Credit for individuals and deductions for corporations). As qualified donees, these organizations would also be eligible to receive funding from registered charities.

40    Chapter 2

A New Refundable Tax Credit to Support News Organizations

To further support news journalism in Canada, the Government intends to introduce a new refundable tax credit for qualifying news organizations. This new measure will aim to support Canadian news organizations that produce a wide variety of news and information of interest to Canadians. The refundable credit will support labour costs associated with producing original news content and will generally be available to both non-profit and for-profit news organizations. An independent panel will be established from the news and journalism community to define eligibility for this tax credit, as well as provide advice on other measures. Once established, the effective date of the refundable tax credit will be set for January 1, 2019.

A New Non-Refundable Tax Credit for Subscriptions to Canadian Digital News Media

To support Canadian digital news media organizations in achieving a more financially sustainable business model, the Government intends to introduce a new temporary, non-refundable 15-per-cent tax credit for qualifying subscribers of eligible digital news media.

In total, the proposed access to tax incentives for charitable giving, refundable tax credit for labour costs and non-refundable tax credit for subscriptions will cost the federal government an estimated $595 million over the next five years. Additional details on these measures will be provided in Budget 2019.

Creation of a Francophone Digital Platform

At the recent 2018 Francophonie Summit, the Government indicated its support for the creation, development, and launch of an integrated multilateral French-language digital platform to help showcase French culture and protect its place in the digital world. Forging global partnerships will make Francophone communities and culture more visible throughout the world and help ensure the vitality of the French culture and language.

The Government proposes to invest $14.6 million over five years, starting in 2019–20, to support the creation of a Francophone digital platform with TV5MONDE public broadcasters. As the first global channel in French, TV5MONDE distributes its programming through cable television to more than 354 million households in 198 Francophone and Francophile countries around the world.

The Francophone digital platform will increase the online presence of French content, providing greater visibility of Canadian content and enhanced opportunities for local Canadian artists and producers. In addition, it will increase the “discoverability” of and ease of access to Francophone and Canadian programming globally.

Support to Make Nutritious Food More Affordable in Isolated Northern Communities

The Government is committed to making nutritious food more affordable for people who live in Canada’s North, and is working with residents of these communities to ensure that federal programs like Nutrition North are more transparent, effective, and accountable to northerners and other Canadians.

Budget 2016 expanded the Nutrition North Canada program to include all isolated northern communities, and at that time, the Government committed to updating and expanding the program, in consultation with northern communities. Consultations highlighted the importance of being able to purchase affordable food from the grocery store, as well as having access to traditional food to support a healthy diet, community well-being and connection to local cultures and traditions.

To ensure that northern families have access to affordable, healthy food, including local food, the Government proposes to invest $62.6 million over five years starting in 2019–20, with $10.4 million ongoing, in the Nutrition North Canada program. This investment would help to support several program changes, informed by consultations with northerners, and to introduce a Harvesters Support Grant to help lower the high costs associated with traditional hunting and harvesting activities.

Continued Progress For The Middle Class    41

Prompt Payment for Government Construction Contractors

The Government is currently modernizing its procurement practices to simplify the process and make it easier for interested businesses to bid on government contracts. As part of this effort, the Government also committed in 2017 to assess and implement changes within its procurement system to ensure that construction contractors and sub-contractors that work on federal projects on federal lands are paid promptly.

Ensuring the speed and efficiency of cash flow down the construction supply chain is fundamental to a healthy construction industry. The timely flow of payments within all tiers on such construction projects is necessary to enable material and equipment suppliers, sub-contractors, and trades and labour to contribute with confidence to federal government projects.

The Government will introduce legislation to implement the prompt payment of contractors and sub-contractors for federal projects on federal lands as well as the adjudication of payment issues.

Helping to Promote Avalanche Safety

Canada’s beautiful parks and cold winters make it an ideal location to enjoy winter sports. To make the most of our winter seasons, Canadians should be provided with the awareness and training required to safely enjoy winter sports, including preventing avalanche-related fatalities and injuries.

Avalanche Canada is a non-profit organization dedicated to improving avalanche awareness and safety. It provides avalanche forecasts, develops and delivers training programs, and supports research on avalanche safety.

To help Canadians safely enjoy the outdoors year-round, Avalanche Canada is committed to becoming a national organization and expanding its services to include areas such as northern British Columbia, parts of Quebec, Newfoundland and Labrador, and Yukon. To support Avalanche Canada’s expansion of services, the Government is announcing a one-time endowment of $25 million in 2018–19. This funding will help ensure that more Canadians are better informed of the risks that avalanches pose and how to be safe when participating in activity in back-country areas.

Sustaining Canada’s Wild Fish Stocks

From coast to coast to coast, Canada is privileged to enjoy an abundance of rich natural resources. With this privilege comes the responsibility to ensure that these resources are managed sustainably and protected wisely, to ensure that Canadians can continue to benefit from them for years to come.

In 2012, the final report of the Cohen Commission of Inquiry into the Decline of Sockeye Salmon in the Fraser River was released, including broad recommendations on how to address factors leading to the decline of that species. The Government has now taken action to address all of the report’s recommendations, which represents a significant step toward protecting Fraser River sockeye salmon.

42    Chapter 2

Government efforts to sustain Canada’s oceans and wild fish stocks have been reinforced through significant investments, including:
• $197.1 million over five years of incremental funding for ocean and freshwater science.
• $1.5 billion over five years to launch an ambitious and wide-ranging Oceans Protection Plan.
• $284.2 million over five years to restore lost protections and incorporate modern safeguards into the Fisheries Act, which would support new legislative and regulatory tools.
• $164.7 million over five years to protect, preserve and recover endangered whales, which includes research on salmon populations.
• $61.5 million over five years to implement a suite of measures to protect and recover the Southern Resident Killer Whale, including funding that will support the conservation of wild pacific salmon.

The Government remains committed to the sustainability of wild Pacific salmon and recognizes that this commitment requires ongoing and incremental action in order to succeed. To support stock assessment and rebuilding efforts for priority Pacific salmon stocks, as well as other priority fish stocks across Canada, the Government proposes to invest $107.4 million over five years, starting in 2019–20, and $17.6 million per year ongoing, to support the implementation of stock assessment and rebuilding provisions in a renewed Fisheries Act.

Recognizing the importance of fisheries as a source of good, middle class jobs in coastal communities, as well as their importance to Canada’s economy as a whole, the Government is expanding on the success of the Atlantic Fisheries Fund, and proposes to invest $105 million over six years, starting in 2018–19, to create a British Columbia Salmon Restoration and Innovation Fund, which includes a contribution to the Pacific Salmon Endowment Fund of $5 million in 2018–19, as well as $30 million over five years, starting in 2019–20 for a Quebec Fisheries Fund. The B.C. and Quebec funds will support projects focused on innovation, clean technology adoption, infrastructure investments that improve productivity, sustainability and safety, and science partnerships.

Continued Progress For The Middle Class    43

Gender-Based Analysis Plus of Chapter 2 Measures

Gender equality and diversity remain a high priority for the Government. In Budget 2018, the Government introduced Canada’s first Gender Results Framework, a whole-of-government framework to help define priorities for gender equality and to measure progress going forward. It also introduced a series of measures to promote equal and full participation of all Canadians in our economy and society, and committed to new legislation to enshrine gender budgeting in the federal government’s budgetary and financial management processes. On October 29, 2018, the Canadian Gender Budgeting Act was tabled in Parliament through the Budget Implementation Act, 2018, No. 2. Through this action, the Government will continue to take gender and diversity into consideration in decision-making, and Canadians will be better informed of the impacts of these decisions from a gender and diversity perspective.

This year’s Fall Economic Statement reflects the Government’s continued efforts to advance the gender equality agenda through the introduction of pay equity legislation, gender budgeting legislation, and legislation to create the new Department for Women and Gender Equality. New initiatives, such as the introduction of a Social Finance Fund, the establishment of the Advisory Committee on the Charitable Sector and the expansion of the Nutrition North Canada program, will help improve the well-being of vulnerable members of our society and strengthen Canada’s economy and society.

In Budget 2018, the Government committed to publishing gender-based analysis for all budget items in Budget 2019 and beyond. The Fall Economic Statement takes a step towards this goal by publishing some of the analysis of each new initiative.

44    Chapter 2

Overview of Gender-Based Analysis Plus of Chapter 2 Measures

Proactive Pay Equity Legislation

Proactive pay equity legislation is designed to address systemic gender discrimination in compensation systems and practices of federally regulated employers, resulting from the undervaluation of work that has traditionally been performed by women. Statistics Canada data show that occupations dominated by women tend to be compensated at lower wage rates than those dominated by men—even when they involve the same skill levels.

This measure is expected to yield positive wage adjustments for men and women working in certain female-predominant job classes, which are underpaid relative to value. Ensuring that women working in the federal jurisdiction are compensated fairly is expected to contribute to reducing the gender wage gap.

Proactive pay equity is more likely to benefit individuals in demographic groups that have been found to be in jobs traditionally performed by women. This includes racialized women, Indigenous women, women with disabilities and working mothers who face a larger wage gap than other women.

Permanent Advisory Committee on the Charitable Sector

Canada’s charitable sector is highly diverse, with registered charities carrying out activities in service of a vast range of communities, including individuals identifying as LGBTQ2+, the impoverished, refugees, and survivors of violence.

There are approximately 86,000 registered charities in Canada. Registered charities generally fall within the following categories:

•   Relief of Poverty (23 per cent).

•   Advancement of Education (16 per cent).

•   Advancement of Religion (38 per cent).

•   Other Purposes Beneficial to the Community (23 per cent).

According to the 2017 Canadian non-profit sector salary and benefits study, women make up approximately 75 per cent of the workforce and 71 per cent of the management positions in Canada’s charitable and non-profit sector.

Consulting regularly with charities on key regulatory issues is expected to improve the charitable sector’s understanding of and compliance with existing rules and requirements. Over the long and medium term, the Advisory Committee could influence administrative policies and legislative rules affecting the charitable sector, resulting in positive impacts on a variety of different groups.

Continued Progress For The Middle Class    45

Overview of Gender-Based Analysis Plus of Chapter 2 Measures

The Social Finance Fund

The Social Finance Fund seeks to accelerate the growth of financing for social purpose organizations, which will enable these organizations to develop solutions to complex social policy issues (e.g., housing insecurity, youth unemployment and poverty). As of 2016, 3.7 million Canadians live in poverty, with some groups, including single parents, recent immigrants, First Nations living off reserve and people with disabilities, facing much higher rates of low income on average.

Many social purpose organizations provide services to individuals and families in vulnerable situations or facing barriers to inclusion (e.g. at-risk youth, recent immigrants, persons with disabilities, Indigenous Peoples, persons facing housing insecurity, members of LGBTQ2+ communities, seniors). Improving the well-being of vulnerable members of our society and ensuring their full participation will strengthen Canada’s economy and society.

Support for Canadian Journalism

These measures announce the Government’s intent to allow non-profit news organizations to receive charitable donations and issue official donation receipts, as well as to introduce a new refundable tax credit to support original news content creation and a new non-refundable tax credit for subscriptions to Canadian digital news media. Direct benefits for the first two measures would accrue to non-profit news organizations and for-profit businesses, ownership of which is not evenly distributed throughout the economy. To the extent that these measures indirectly impact employment and wages in the news industry, benefits are expected to be shared by the diverse groups of men and women, including their families, working in this sector. Direct benefits from the tax credit for subscriptions would accrue to individuals claiming the credit.

According to Statistics Canada data, employment in the journalism sector is close to gender balanced, with 48 per cent of all journalists being women. It is anticipated that the same balance will be maintained in non-profit news organizations.

Indigenous people account for 2.6 per cent of employment in the information, culture and recreation sector, which includes the news industry, and 2.9 per cent of employment in all sectors of the economy.

The measures are intended to strengthen news organizations in Canada that produce a wide variety of news and information of interest to Canadians.

46    Chapter 2

Overview of Gender-Based Analysis Plus of Chapter 2 Measures

Creation of a Francophone Digital Platform

This measure will protect and promote the French language on a digital platform and act as a modern means to broadly share the French language and culture. French-language creators in Canada will have access to new markets for their products, and all Canadians will benefit from a raised profile internationally.

While this measure is not expected to have a significant differential impact on the basis of gender, TV5MONDE places emphasis on topics ranging from women in sport, politics and equality, women at work, and other gender issues.

According to Statistics Canada, the Information, Culture and Recreation sector employed 354,000 women in 2016, representing 45 per cent of the labour force for this sector. Approximately 25 per cent of women working in this sector were under the age of 25.

While there remains an underrepresentation of women in key creative positions in the film, television and web-based workforce, there is a positive trend for the future, with women representing between 43 and 60 per cent of students studying film and cinema at the post- secondary level in Canada.

Support to Make Nutritious Food More Affordable in Isolated Northern Communities

The expansion of the Nutrition North Canada program will help alleviate the high cost of food in northern and isolated communities, increase access to more culturally relevant foods and help reduce food insecurity. Several factors contribute to food insecurity in communities, including poverty, unemployment, limited infrastructure and the high cost of living.

Northern communities experience the highest rate of food insecurity in Canada, at 50.8 per cent in Nunavut and 17.6 per cent in the Northwest Territories, according to the Canadian Community Health Survey. For children living in food insecure households, these rates are even higher, at 72.0 per cent in Nunavut and 31.9 per cent in the Northwest Territories.

Indigenous people and members of lone-parent families headed by women are among those most vulnerable to food insecurity in Canada.

Prompt Payment for Government Construction Contractors

This measure is expected to enhance prompt payment protection for the construction industry. Modernized and efficient public sector procurement practices contribute to a competitive and efficient economy and efficient government operations, benefitting all Canadians. In addition, it is expected that this measure will carry some socio-economic benefits to some groups due to industry make-up and location of planned work.

According to Statistics Canada, women made up 14 per cent of the workers in the construction industry in 2017.

Continued Progress For The Middle Class    47

Overview of Gender-Based Analysis Plus of Chapter 2 Measures

Helping to Promote Avalanche Safety

This measure will enable Avalanche Canada to provide national public avalanche safety, by expanding the size and scope of current public avalanche safety programs. According to Avalanche Canada, avalanches were the cause of 7 fatalities in 2017–18 and 12 fatalities in 2016–17.

Avalanche safety prevention is a benefit to all Canadians, particularly those who enjoy avalanche-prone areas. This measure will be a direct benefit to Francophone Canadians who will have access to more French-language safety information, as well as youth and newcomers who may be less informed of winter sport safety.

Avalanche Canada endeavours to raise awareness and offer avalanche safety training across the country.

In 2017–18, Avalanche Canada had a record number of 10,826 students enrolled in avalanche safety training programs.

Sustaining Canada’s Wild Fish Stocks

This measure is expected to enhance the long-term sustainable growth of the fish and seafood industry which would create both direct and indirect positive economic impacts with the creation of more jobs available to British Columbians, including women and Indigenous members, and notably in many rural and coastal communities.

In 2015, women made up 33 per cent of the combined fishing, aquaculture and fish processing workforce in British Columbia and 31 per cent in Quebec, while men made up 67 per cent and 69 per cent respectively.

At least 28 British Columbia First Nations have salmon aquaculture operations within their traditional territory, and overall Indigenous people represent at least 36 per cent of the labour force of farmed salmon processing operations.

48    Chapter 2

  Chapter 2 - Continued Progress for the Middle Class

  millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
A More Equal, Generous and Sustainable Canada
Proactive Pay Equity for Federally Regulated Workers	3	7	14	19	19	14	76
Better Public Policy Through Cooperation - A Permanent Advisory Committee on the Charitable Sector	0	1	1	1	1	1	5
Social Finance Fund[1]	0	17	52	17	17	17	121
Support for Canadian Journalism	0	45	105	130	150	165	595
Creation of a Francophone Digital Platform	0	6	2	2	2	2	15
Nutrition North Canada Program	0	13	13	13	13	13	63
Prompt Payment for Government
Construction Contractors	0	1	2	0	0	0	3
Less: Funds Sourced from Existing
Departmental Resources	0	-1	-2	0	0	0	-3
Helping to Promote Avalance Safety	25	0	0	0	0	0	25
Sustaining Canada’s Wild Fish Stocks	10	41	44	49	49	49	242
Less: Funds Sourced from Existing
Departmental Resources	0	-6	-6	-6	-6	-6	-30

Chapter 2 - Net Fiscal Impact	38	123	225	225	245	255	1,111

[1]

The Social Finance Fund is expected to operate on a repayable basis. Figures shown represent administration costs and expected investment losses under the Fund, as well as $50 million for the Investment and Readiness Stream. A total of $394 million will be made available on a cash basis over the first five years of the Fund; this includes $50 million over the first two years for the Investment and Readiness stream.

Continued Progress For The Middle Class    49

Chapter 3

CONFIDENCE IN CANADA’S

ECONOMIC FUTURE

Introduction

Canada needs an economy that works for everyone—an economy where the benefits are felt by more and more people, where Canadians have access to high-quality jobs and where Canadian businesses have greater confidence to seize new opportunities in an increasingly complex global economy.

The Canadian economy has experienced several years of heightened uncertainty. By 2014, global economic growth had started to accelerate following the Great Recession and the European debt crisis—but just as this recovery was taking hold, oil prices declined, resulting in job losses in Canada’s oil producing regions and creating ripple effects throughout the Canadian economy. While the economy has recovered strongly, subsequent geopolitical events have created a number of new uncertainties for the economy, ranging from questions about the United Kingdom’s future relationship with the European Union, to the potential impact of significant tax changes in the United States, to ongoing trade frictions between the United States and its major trading partners.

Despite these uncertainties, Canada continues to have significant untapped potential for stronger growth, whether driven through greater investments here at home, or greater access to markets around the world. With a rich endowment of natural resources, Canada is well positioned to satisfy emerging economies’ demand for the energy and raw materials needed to sustain their growth. Further, Canada is positioned to be one of the world’s cleanest suppliers of natural resources and one of the few major oil exporters with a price on carbon pollution.

With a highly skilled workforce and a strong capacity for research, Canada is ready to take on the challenge of competing in an increasingly knowledge-based global economy. With the recent negotiation of several trade agreements including the Comprehensive and Progressive Agreement for Trans-Pacific Partnership, the Comprehensive Economic and Trade Agreement and the new United States-Mexico-Canada Agreement, Canadian businesses have more opportunities to access global markets than they have ever had before. Today, Canada is the only country in the Group of Seven (G7) that has trade agreements with all other G7 nations.

The Government is committed to enhancing confidence in Canada by supporting Canadian businesses as they grow, expand into new markets, and create more good, well-paying jobs.

This focus on competitiveness is the fifth pillar in the Government’s long-term plan to grow the economy. It joins investments in strategic infrastructure, skills and training, innovation and science, and trade and investment as a key driver of long-term growth that will benefit all Canadians for years to come.

Confidence in Canada’s Economic Future    51

52    Chapter 3

In this Fall Economic Statement, the Government proposes to: • Support business investment through new tax incentives that will increase investment in Canada.

•   Set an ambitious agenda to make Canada the most globally connected economy in the world by diversifying Canada’s trade with Europe and the Asia-Pacific region, helping businesses take full advantage of trade agreements, and offering continued support for Canada’s innovators.

• Remove the barriers to trade within Canada, to support stronger domestic trade and growth.
• Make it easier for Canadian businesses to grow, by modernizing regulations while continuing to protect the health and safety of Canadians and the environment.

 Economic Strategy Tables

One year ago, seeking to turn Canada’s economic strengths into global advantages, the Government established six Economic Strategy Tables—bringing together 90 Chief Executive Officers from Canada’s six sectors with the highest growth potential. These business leaders met monthly to chart an ambitious roadmap to spur innovation, increase economic growth, and make Canada more globally competitive. Their collective recommendations on how to accelerate export-driven growth and unlock innovation are contained in their report, The Innovation and Competitiveness Imperative: Seizing Opportunities for Growth. As well as sectoral roadmaps, it includes six signature initiatives:

•   Agile regulations to spur innovation and growth.

•   An “Own the Podium” approach to accelerate our highest growth firms to become global leaders.

•   Skills and talent to prepare Canadians for the workplace of the future.

•   Technology adoption centres to grow the demand for innovation and increase competitiveness.

•   Digital and physical infrastructure to improve export-market access and socio-economic benefits for Canadians.

•   A global Canadian economic brand to attract investors and improve market access.

The 2018 Fall Economic Statement includes several measures that will help to deliver progress on many of the recommendations made by the Economic Strategy Tables. The Government will continue to seek opportunities to implement the Tables’ other recommendations, in the near and longer term, and is committed to continuing to work with industry through this collaborative model.

Confidence in Canada’s Economic Future    53

Accelerating Business Investment

In the face of ongoing global developments, it is essential that Canada continue to innovate so that businesses seeking to expand and grow can confidently choose to invest in Canada.

In December 2017, the United States passed a complex federal tax reform package—one that is estimated to increase the U.S. deficit by up to US$1.5 trillion over the next 10 years. It includes a significant reduction in the federal corporate income tax rate from 35 per cent to 21 per cent (to a level more in line with other industrialized countries), and the introduction of temporary 100-per-cent Bonus Depreciation for certain capital assets (effectively providing a 100-per-cent write off), both of which have significantly improved U.S. business tax competitiveness vis-à-vis the rest of the world. The U.S. tax reform also includes measures that increase taxes, such as limitations on the ability of businesses to reduce taxable income with business losses and interest expenses.

In Budget 2018, the Government committed to conduct detailed analysis of the U.S. federal tax reform to assess any potential impacts on Canada. Following through on this commitment, the Government has consulted with individuals and businesses to better understand how the U.S. tax reform and other developments are affecting businesses in Canada. The Department of Finance Canada has also conducted analysis to help identify impacts both generally and on specific industries.

Despite the significant reduction in U.S. corporate income taxes, Canada continues to have a tax system that offers businesses many tax advantages, including:

•

A highly competitive corporate income tax rate for small businesses—in 2019, the combined federal-provincial-territorial average rate will be 12.2 per cent on small business income, by far the lowest in the G7.

•

A value-added tax (i.e., the Goods and Services Tax/Harmonized Sales Tax) at the federal level and in many provinces that does not apply to most business purchases (unlike in the U.S., where many states impose sales taxes that apply to business purchases).

•

Flexibility for firms to use business losses in order to access cash flow when they need it most by allowing for a 3-year loss carryback and 20-year carryforward, as well as a full offset of losses against taxable income.

•	Favourable depreciation rules for long-lived assets such as buildings, which allow businesses to write off their investments faster.

Nonetheless, the U.S. federal tax reform has significantly reduced the overall tax advantage that Canada had built over the years, posing important challenges that, if left unaddressed, could have significant impacts on investment, jobs and the economic prospects of middle class Canadians. Specifically:

•

With some businesses considering opportunities south of the border that would have previously been less profitable in the U.S. as compared to Canada, Canada is at risk of losing investment and jobs. This is especially true for businesses in sectors that are more sensitive to U.S. tax changes and most capable of moving production, such as manufacturing. Canada’s business and investor community has expressed concern that the temporary Bonus Depreciation in the U.S. makes the U.S. significantly more attractive than before for businesses considering making new capital investments. The 2018 Fall Economic Statement responds to these concerns with new actions that will allow Canadian businesses to write off a larger share of the cost of newly acquired assets in the year an investment is made.

•	There are also risks that firms will attempt to shift profits to the U.S.—or move expenses from the U.S. to Canada—in order to minimize their overall tax liabilities.

At the same time, the U.S. federal tax reform presents Canadian businesses with opportunity. The positive impact of the reform on the U.S. economy can be expected to increase domestic demand for goods and services—a positive development for Canadian companies that export to the U.S.

54    Chapter 3

The Government is committed to ensuring that Canada continues to innovate in the face of international developments such as the recent U.S. tax reform and to responding in a fiscally responsible way. Because the full effect of U.S. tax reform on Canada’s economy can only be determined over time, going forward businesses and governments will continue to consider the implications of the U.S. tax changes on the Canadian economy and the integrity of the Canadian tax system, including the details of different elements as they are established through regulation.

To that end, the Government is taking steps now to support Canada’s competitiveness, while continuing to monitor the impact of the U.S. tax reform on Canada’s business sector.

This Fall Economic Statement is proposing three important immediate changes to Canada’s tax system, in order to enhance business confidence in Canada:

•

Allowing businesses to immediately write off the cost of machinery and equipment used for the manufacturing or processing of goods—this will fuel new investments and support adoption of advanced technology and processes by this highly mobile sector of the economy.

•	Allowing businesses to immediately write off the full cost of specified clean energy equipment to spur new investments and the adoption of advanced clean technologies in the Canadian economy.

•

Introducing the Accelerated Investment Incentive, an accelerated capital cost allowance (i.e., larger deduction for depreciation) for businesses of all sizes, across all sectors of the economy, that are making capital investments. The Accelerated Investment Incentive will help to encourage investment in Canada, providing a timely boost to investor confidence.

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How Will These Write-Offs Support Business Investment?

When Canadian businesses make investments in capital assets such as buildings, machinery, and equipment, current tax rules require them to deduct the cost of these investments over a time period that corresponds to the expected length of returns from the investment.

The new investment incentives proposed in this Fall Economic Statement will allow businesses to write off a larger share of their costs in the year an investment is made. The larger deduction will make it more attractive to invest in assets that will help to drive business growth, and will free up capital that businesses can use to create more good, well-paying jobs for the middle class.

Actions being taken in this Fall Economic Statement will provide focused, fiscally-responsible support for growth-generating investments in Canada—accelerating business investment while carefully managing the impact on the federal deficit. By their nature, these measures will influence new investment decisions, instead of providing tax relief based on past investment decisions as would occur with a reduction in the general corporate income tax rate. The measures will encourage businesses to invest in Canada, while giving them the help they need to seize new export opportunities. This comes at a time when after-tax profits for Canadian businesses are near record highs, and Canadian businesses have more room to invest and create more good, well-paying jobs in communities across the country.

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Introducing Immediate Expensing for Manufacturers and Processors

The manufacturing and processing sector is capital-intensive and highly mobile, and may be more affected by the competitiveness pressures arising from the U.S. tax reform. To ensure that Canada maintains a strong competitive position in the manufacturing and processing sector, the Government proposes that machinery and equipment used in Canada for the manufacturing and processing of goods be eligible for immediate expensing. With this change, the cost of machinery and equipment will be eligible for a full tax write-off the year it is put in use in the business. This change will provide timely support to help fuel Canadian investments in this important sector of the economy.

Immediate expensing will apply to qualifying assets acquired after November 20, 2018. It will be gradually phased out starting in 2024, and will no longer be in effect for investments put in use after 2027.

Introducing Immediate Expensing for Clean Energy Investments

One of the ways the Government currently supports the transition to a cleaner economy is by providing an accelerated capital cost allowance for clean energy equipment. To increase investment in the clean technology sector, the Government proposes that specified clean energy equipment be eligible for immediate expensing. With this change, the cost of specified clean energy equipment will be eligible for a full tax write-off the year it is put in use in the business. This change will encourage investments that create jobs for the middle class, help Canada in achieving its climate goals, and position Canada to be globally competitive.

Immediate expensing will apply to qualifying assets acquired after November 20, 2018. It will be gradually phased out starting in 2024, and will no longer be in effect for investments put in use after 2027.

Supporting All Sectors of the Economy Through the Accelerated Investment Incentive

Building on Canada’s competitive corporate tax system and Canada’s other key strengths, the Government proposes to introduce an Accelerated Investment Incentive to support all businesses that make capital investments. Under the Accelerated Investment Incentive, capital investments will generally be eligible for a first-year deduction for depreciation equal to up to three times the amount that would otherwise apply in the year an asset is put in use. Tripling the current first-year rate will allow businesses to recover the initial cost of their investment more quickly—reducing risk and providing businesses in Canada with a true incentive to make capital investments. The Accelerated Investment Incentive will apply to all tangible capital assets, including long-lived investments like buildings. The Accelerated Investment Incentive will also apply to intangible capital assets, such as patents and other intellectual property. This treatment is different from that of the United States, where temporary Bonus Depreciation is generally limited to assets with a normal useful life of 20 years or less, and excludes assets such as patents.

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Immediate Expensing and the Accelerated Investment Incentive Will Allow Businesses to Recover Investment Costs Sooner

Table 3.1
Illustrative Impact of Proposed Measures on Selected Assets, Deduction in the First Year
	Normal	With Proposed Measures (maximum 100%)
Immediate Expensing
Manufacturing and processing machinery and equipment	25%	100%
Clean energy equipment	25%	100%
Accelerated Investment Incentive
Computer software	50%	100%
Computers	27.50%	82.50%
Trucks and tractors for hauling freight	20%	60%
Motor vehicles	15%	45%
Earth-moving equipment	15%	45%
Data network infrastructure equipment	15%	45%
Aircraft	12.50%	37.50%
Office equipment	10%	30%
Fibre-optic cables	6%	18%
Buildings used in manufacturing and processing	5%	15%
Other non-residential buildings	3%	9%
Goodwill[1]	2.50%	7.50%
Other[2]	Variable	Up to 3x normal rate

[1]   Goodwill is an intangible business asset that is linked to the established reputation of a business. In practice, goodwill is the difference between the price paid to acquire a business and the value of the net assets (e.g., buildings, equipment) acquired during the sale.

[2] The category “other” includes all other capital assets, including intangible capital assets, that are not presented in this table.

It is expected that accelerated depreciation for investments in fibre connectivity, wireless service and broadband infrastructure will particularly benefit more remote communities, while helping to strengthen Canada’s economy more generally. The Government has had positive discussions with Canada’s telecommunications sector with regard to investment incentives and will work with the sector to ensure that the proposed incentives result in accelerated deployment of next-generation digital technology and rural broadband/rural wireless services across the country.

The Accelerated Investment Incentive will apply to qualifying assets acquired after November 20, 2018. It will be gradually phased out starting in 2024, and no longer in effect for investments put in use after 2027.

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The Expected Benefits of Accelerating Business Investment in Canada

With immediate expensing and the Accelerated Investment Incentive in effect, the average overall tax rate in Canada on new business investment, as measured by the Marginal Effective Tax Rate (METR), will fall from 17.0 per cent to 13.8 per cent (see Chart 3.3). This will be the lowest rate in the G7, and significantly below the United States. The METR is important because it provides a good representation of the overall effect of the many tax factors affecting businesses in any given location. These tax factors include federal, provincial and territorial statutory corporate income tax rates as well as other features of the corporate income tax system, such as investment tax credits, key deductions like capital cost allowances, and unrecoverable sales taxes paid on capital purchases, which are particularly prevalent in the United States.

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How Immediate Expensing and the Accelerated Investment Incentive Will Help Manufacturers and Processors

Chemical Inc. is a worldwide manufacturer of chemical products looking to establish a new manufacturing plant. With the measures proposed in this Fall Economic Statement, Chemical Inc. would see these benefits:

•   Its machinery and equipment would be eligible for immediate expensing.

•   Its manufacturing building would benefit from the Accelerated Investment Incentive deduction, and Chemical Inc. would be able to deduct up to 15 per cent of the cost of its new plant in the first year of operations, up from 5 per cent under current rules. In the United States, another possible location, this rate would typically be limited to less than 2.5 per cent.

In addition, thanks to Canada’s generous carryover rules, should Chemical Inc. see its earnings ramp up slowly after opening the new plant, it will be able to carry forward over 20 years any losses created by these deductions in the early years of the project, without restriction. Together, these features of Canada’s tax system will greatly increase the expected rate of return from this project.

Autoparts World Corporation (AWC) is a multinational automobile parts manufacturer with facilities in Canada, the U.S. and around the world. Autoparts Canada is a Canadian subsidiary of AWC. In 2019, Autoparts Canada is planning to purchase $10 million in new automotive assembly equipment to modernize its facilities. The subsidiary is expected to generate $8 million in taxable income prior to this investment. Immediate expensing would allow Autoparts Canada to fully deduct this investment, reducing its current-year taxable income to zero. Without immediate expensing, Autoparts Canada’s deduction for this capital investment would be limited to $2.5 million in the first year.

Because the $10 million investment would exceed Autoparts Canada’s income by $2 million in 2019, Autoparts Canada would be able to make use of Canada’s generous loss carryover rules to reduce its prior-year taxable income by $2 million. This would immediately trigger a refund of federal-provincial taxes paid in prior years of about $535,000, in addition to tax benefits of about $1.47 million associated with having no tax payable in 2019.

Immediate expensing makes it more attractive for AWC to modernize the operations of its Canadian subsidiary, Autoparts Canada. The measure allows AWC to accelerate cash flows and improve returns on its investment, which in turn will help the subsidiary create good, well-paying jobs, and free up additional resources that can be invested to help the company better compete internationally.

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How Immediate Expensing and the Accelerated Investment Incentive Will Help Companies Adopt Clean Technology

Community Apartments, a small apartment rental company, is seeking to invest in electric vehicle chargers for use by tenants at its two rental apartment buildings. The acquisition and installation cost for six chargers is $18,000. With immediate expensing, this amount can be deducted in full in the first year, compared to $2,700 under current rules. This will result in additional federal-provincial tax savings of about $1,900, which will allow Community Apartments to make energy efficiency improvements to its buildings. These investments will make Community Apartments’ buildings more attractive to potential renters and encourage the adoption of clean technologies.

Wind Corporation is a generator of clean wind energy looking to deploy $100 million worth of wind turbines on a new wind farm. The cost of 20 per cent of the wind turbines for the project is already eligible to be fully deducted in the year incurred as Canadian Renewable and Conservation Expenses. With immediate expensing, the entire cost of Wind Corporation’s wind turbines would be eligible for immediate expensing, compared to a deduction of $40 million under current rules, resulting in about $16 million in federal-provincial tax savings. Wind Corporation will hire new staff to maintain these new wind turbines. The accelerated deductions will improve Wind Corporation’s rate of return, allowing it to better compete with fossil fuelled sources of energy.

Warehouse Inc. is a distributor of refrigerated goods, with a large warehouse that requires significant amounts of energy. In order to offset a portion of its electricity requirements, Warehouse Inc. invests in a solar array with solar panels costing $500,000. Immediate expensing will allow Warehouse Inc. to deduct its entire capital investment in the first year, as opposed to $125,000 under current rules, resulting in federal-provincial tax savings of about $100,000. These tax savings will allow Warehouse Inc. to invest in new forklifts for its warehouse (which will in turn be eligible for the Accelerated Investment Incentive).

How the Accelerated Investment Incentive Will Help Other Canadian Firms Compete

R&D Inc. is a quickly growing firm providing research and development services. In the last five years, it invested $8 million annually in capital assets. With the Accelerated Investment Incentive, R&D Inc.’s tax deductions for capital expenditures will rise from $1.2 million to $3.6 million, delivering about $640,000 in tax savings in the first year. With this additional cash flow, R&D Inc. will be able to finance a down payment, allowing it to acquire a newly constructed specialized building to expand its range of research activities. This would represent a $6 million investment, which had up to now been delayed. With the Accelerated Investment Incentive, a tax deduction of $540,000 will be available the first year the new building is being used, compared to $180,000 under current rules—representing federal-provincial tax savings of about $95,000 that R&D Inc. can further invest to expand its operations.

Road Group, a transportation business, will be able to use the Accelerated Investment Incentive to help purchase five new semi-trucks in 2019, with a total value of $1 million. Of that amount, Road Group will be able to deduct $600,000 for tax purposes, compared to $200,000 without the Accelerated Investment Incentive—representing about $105,000 in federal-provincial tax savings. These tax benefits will be invested in new systems software to enable Road Group to better manage trips and operate more efficiently.

Grain Farm, an oilseed and wheat producer, will benefit from the Accelerated Investment Incentive as it renews its fleet of aging tractors and combine harvesters for $2,000,000. In addition to increased efficiency and lower operating costs from the technological advances incorporated into the new equipment, Grain Farm will be able to deduct $900,000 for tax purposes in the first year the equipment is used, compared with $300,000 without the Accelerated Investment Incentive, or about $160,000 in federal-provincial tax savings. These tax benefits can be invested to enable Grain Farm to expand its acreage under production and increase exports of products to Asia and South America.

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Supporting Early Stage Mineral Exploration

The 15-per-cent Mineral Exploration Tax Credit helps junior exploration companies raise capital to finance early stage mineral exploration away from an existing mine site. From 2010 to 2016, mining companies raised an average of approximately $505 million of equity annually using the Mineral Exploration Tax Credit. The tax credit is scheduled to expire March 31, 2019. Given the continuing challenges facing junior mining companies, the Government proposes to support their mineral exploration efforts by extending the credit for an additional five years, until March 31, 2024. Announcing this extension now will reduce uncertainty, facilitate planning, and help junior exploration companies raise more equity. This measure is expected to result in a net reduction in federal revenues of approximately $365 million over the 2019–20 to
2023–24 period.

Mineral exploration, as well as new mining and related processing activities that could follow from successful exploration efforts, can be associated with a variety of environmental impacts to soil, water and air and, as a result, could have an impact on the targets and actions in the Federal Sustainable Development Strategy. All such activity, however, is subject to applicable federal and provincial environmental regulations, including project-specific environmental assessments where required.

Making Canada the Most Globally Connected Economy

Over the last three years, the Government has been working steadily to achieve a key goal—securing trade opportunities that can make Canada the most globally connected economy in the world.

Canada is, and always has been, a trading nation, and today Canadians recognize that trade can be a positive force for change. It can drive economic growth, create good, well-paying jobs for the middle class, and open up opportunities for Canadian businesses to grow and export.

Strengthening Free Trade Agreements

Canada has a unique place in the world—located next to the world’s largest economy to the south, with close historic and economic ties to Europe to the east, and deep connections to the fast-growing Asia-Pacific nations to the west. With the successful conclusion of the United States-Mexico-Canada Agreement, as well as the Canada-European Union Comprehensive Economic and Trade Agreement (CETA) and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (CPTPP), Canada is the only G7 country to have free trade agreements with all other G7 nations.

Canada now has comprehensive free trade agreements (FTAs) with countries representing two-thirds of the world’s total GDP. The Government’s ongoing commitment to free trade with economies around the world—including those in emerging markets—will help to further strengthen and grow the middle class and deliver long-term economic growth that benefits all Canadians.

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Accessing New Markets for Canadian Exports

Jobs in competitive, exporting sectors pay higher wages than industries that are not trade intensive—that is good news for the middle class and the communities they call home. To maximize Canada’s export opportunities, however, Canada must adapt its approach to trade. For decades, Canada has lost global trade market share, and for too long Canada has been reliant on trade with a single partner: the United States. Canada’s exports to the U.S. now account for three-quarters of all goods exports, and in some cases—as with oil and automotive exports—that figure is even higher. At present, 99 per cent of Canada’s oil is exported to the U.S. This near-total reliance on the U.S. market, combined with pipeline transportation constraints, makes Canadian crude oil prices particularly vulnerable to developments in the U.S. This has been evidenced recently by temporary refinery shutdowns in the U.S., which contributes to a discount on the Canadian price of crude widening to its highest level in more than a decade.

The Government is committed to better position Canada within the shifts in global trade, by increasing exports to overseas markets in the Asia-Pacific region and Europe, as well as by developing new markets in services, digital products, health technology and e-commerce.

Global Trade Is Growing, Giving Canada New Opportunities to Expand Its Trade With Emerging Markets

Chart 3.4

Global Trade in Goods Has Increased, but Canada's Share of Global Exports Has Been on the Decline

$US trillion
Canada's share of world goods exports
25
20
15
10
5
0
6%
5%
4%
3%
2%
1%
0%
World Goods Exports (left scale)
Canada's Share of World Goods Exports (right scale)
2000
2002
2004
2006
2008
2010
2012
2014
2016

Source: United Nations Comtrade database.

Note: Trade data is on a customs basis.

Canadian Goods Exports by Region, 2017

Emerging 12%
Other advanced 5%
European Union 7%
United States 76%

Source: United Nations Comtrade database (IMF definition used for emerging markets).

Note: Trade data is on a customs basis.

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Opening Global Markets for Businesses

Canada’s economic competitiveness and success relies on building strong trade relationships with partners across the globe. Canada’s extensive network of free trade agreements provides an important framework to support such relationships.

The Comprehensive and Progressive Agreement for Trans-Pacific Partnership (CPTPP) represents a milestone agreement. It embodies Canada’s trade agenda, and expands commercial opportunities that will help drive more inclusive growth in key global markets, with a particular focus on the Asia-Pacific region. The agreement covers markets representing 495 million people with a combined GDP of $13.5 trillion. Canada is among the first seven countries (including Japan, Mexico, Australia, New Zealand, Singapore and Vietnam) to ratify the CPTPP. The CPTPP is set to enter into force between the first six countries on December 30, 2018, and on January 14, 2019 for Vietnam, at which point Canada stands to benefit not only from expanded preferential market access to current CPTPP countries, but from the potential to use it as an anchor agreement, further expanding trade as additional countries join the agreement over time.

Canada is also committed to expanding and diversifying trade with large, fast-growing markets and regional groupings, such as the Pacific Alliance (Chile, Colombia, Mexico and Peru), the Mercosur trade bloc (Argentina, Brazil, Paraguay and Uruguay), and the 10 countries of the Association of Southeast Asian Nations.

In addition to pursuing new partnerships, Canada remains committed to maintaining predictable and stable trade relations with current partners and to maximizing the benefits of existing free trade agreements. This includes the Canada-European Union Comprehensive Economic and Trade Agreement implemented in the fall of 2017, as well as agreements with Israel, Chile and Ukraine, which continue to offer significant opportunities for additional growth.

Recently, Canada completed negotiations towards a modernized trade agreement for North America—the United States-Mexico-Canada Agreement (USMCA)—that will reinforce the strong economic ties between the three countries, and support good, well-paying jobs for Canada’s middle class.

In recent trade negotiations, Canada has continued to make gender equality and women’s economic empowerment a key priority, including playing a leadership role to integrate gender-related provisions in the USMCA and the CPTPP, as well as a dedicated Trade and Gender chapter in its FTAs with Chile and Israel. The Government of Canada has initiated discussions with Canada’s dairy, poultry and egg sectors regarding the impacts of recently signed trade agreements with Asia-Pacific countries and the United States. The Government is firmly committed to working in partnership with these sectors to develop and implement appropriate supports for affected Canadian farmers.

Given the uncertainty created by recent global trade disputes, the Fall Economic Statement announces the Government’s intention to significantly bolster export opportunities for Canadian businesses, and diversify Canada’s overseas trade. More must be done to help Canadian exporters accelerate their presence in new markets, and take advantage of the new opportunities that exist because of the trade agreements the Government has secured in the past three years. To that end, the Government is proposing to launch an Export Diversification Strategy, with a target of increasing Canada’s overseas exports by 50 per cent by 2025.

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In total, the Export Diversification Strategy will invest $1.1 billion over the next six years, starting in 2018–19, to help Canadian businesses access new markets. The Strategy will focus on three key components: investing in infrastructure to support trade, providing Canadian businesses with resources to execute their export plans and enhancing trade services for Canadian exporters.

Figure 3.1

Export Diversification Strategy

Confidence in Canada’s Economic Future    65

Investing in Infrastructure to Support Trade

To boost Canada’s ability to trade overseas, the Government will accelerate investments in our ports and trade transportation corridors leading to Asia and Europe, including key ports on the east and west coasts. To inform these investments, the Government will be taking a comprehensive and strategic approach to reducing freight bottlenecks and seizing future opportunities along Canada’s major trade corridors, by:

•

Accelerating infrastructure spending—Investments in marine ports and along the busiest rail and highway corridors will help address transportation capacity constraints—providing new opportunities for Canadian businesses to get their products to international markets. To expedite projects over the next five years, the Government will establish a continuous call for proposals for the National Trade Corridors Fund. Backed by an accelerated investment of $773.9 million over five years, the Fund will prioritize projects that provide the best economic benefits, drawing on better transportation data and reviews of key challenges in businesses supply chains.

•

Improving transportation data—Better access to transportation data will help shippers optimize their routes, and help governments better target investments in order to have the greatest improvement in the fluidity of supply chains. In 2017, to enhance the quality and accessibility of transport data, the Government launched a Multimodal Integrated Passenger-Freight Information System, led by Transport Canada with Statistics Canada. To accelerate the implementation of the System, the Government proposes to provide an additional $13.6 million over the next three years, starting in 2019.

Investing to Help Canadian Businesses Export and Grow

While Canada has had success in gaining preferential access to key markets via trade deals, more must be done to ensure that Canadian firms take full advantage of international growth opportunities. In particular, small businesses represent 99 per cent of all businesses in Canada and employ more than 10 million Canadians, but only 11 per cent are currently engaging in exporting. The Government proposes to invest $198 million over six years to put more resources directly in the hands of Canadian businesses seeking to develop export plans, build global partnerships, or gain skills and training for global trade by:

•

Providing funding to Canadian small and medium-sized enterprises (SMEs) to help them explore new export opportunities—On June 29, 2018, the Government announced an investment of $50 million over five years to support businesses, including in the steel, aluminum and manufacturing industries, in diversifying their exports, including new export readiness grants. The Government proposes to build on this by investing a further $100 million over six years. This funding will go to CanExport and related funding programs to support businesses looking to reach new overseas markets, including providing them with funding to support participation in trade shows and trade missions, market research, legal fees and adaptation of marketing tools. This new funding will primarily target CETA and CPTPP markets.

•

Creating a new mentors program—To provide high-potential exporting firms with the support they need to succeed, the Government proposes to provide new funding of $13.5 million over the next five years to establish a new mentors program, connecting Canadian entrepreneurs that are looking to move into new overseas export markets with seasoned Canadian business executives who have in-market experience.

•

Expanding the Canadian Trade Commissioner Service’s Canadian Technology Accelerator program globally—To provide Canadian technology firms with support, connections, and guidance in-market, the Government proposes to provide new funding of $17 million over the next five years to expand the successful Canadian Technology Accelerator in global technology hubs, such as Delhi, Hong Kong, and Tokyo.

•

Making new investments in internships—To help Canadian start-ups housed in university-linked incubators scale up, the Government proposes to provide $7 million over five years to the Mitacs International Incubators Internships program, giving entrepreneurs in-person opportunities to connect with potential international clients and investors through incubators operating in Mitacs partner countries.

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•

Mobilizing SMEs for export initiatives—To help small and medium-sized businesses realize their export potential, the Government will provide $10 million over three years for export readiness and export capacity building initiatives. Some initiatives would be delivered in partnership with provincial/territorial governments, local organizations (such as Chambers of Commerce and Boards of Trade), incubators and accelerators, to help firms realize new international opportunities. Support will be targeted to businesses that have a high potential to export products and services in markets where Canada has gained a competitive advantage under recently implemented free trade agreements (e.g. CETA and CPTPP).

•

International education strategy—To build more skills and provide training that will help support Canada’s international trade and increase global ties, Global Affairs Canada and Employment and Social Development Canada will work together to develop a new international education strategy.

CanExport: Giving Businesses the Support They Need to Succeed in New Global Markets

Under the new Export Diversification Strategy, the Government will be tripling the size of the Canadian Trade Commissioner Service’s CanExport program, helping more Canadian businesses move into new markets. Over the last six years, this program has provided funding for 1,000 export projects by Canadian firms in 82 countries, generating $100 million in new export sales.

A CanExport Success Story: 4Deep inwater imaging, from Halifax, Nova Scotia, has patented holographic technology to create powerful microscopes that enhance research and discovery. With the support of CanExport, the company is marketing and promoting its submersible microscope system in India, where it is used to monitor water quality in lakes, rivers and oceans.

Enhancing Trade Services for Canadian Exporters

In addition to providing direct financial support and other resources to businesses to grow their overseas exports, the Government proposes to invest $184 million over the next five years to enhance the Canadian Trade Commissioner Service (TCS) and other federal capacity at home and around the world to support the growth and diversification of Canada’s exports. This investment will make it possible to:

•

Expand support for emerging sectors—To help Canadian businesses take advantage of fast-growing opportunities in technology and services exports, the Government proposes to invest $25.4 million over the next five years to expand TCS advice and services in areas such as digital, e-commerce and intellectual property.

•

Expand support for agricultural exporters—To better engage with international standard-setting bodies and support efforts to meet the Government’s goal of growing Canada’s agri-food exports to $75 billion per year by 2025, the Government proposes to invest an additional $25 million over the next five years to enhance federal capacity to address situations where Canadian agricultural producers may be prevented from selling goods in international markets. This additional funding recognizes the agriculture sector’s role as a key driver of economic growth, accounting for more than 6 per cent of Canada’s GDP. The Government recently completed a successful trade mission to China, further expanding market access for Canada’s agricultural producers.

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Canadian Technology Accelerator (CTA) Program

Over the past five years, the CTA program has introduced close to 500 Canadian technology and life sciences firms to the Boston, Philadelphia, New York City and Silicon Valley markets, helping them raise more than $570 million in private capital, generating $190 million in revenue, and creating more than 1,700 jobs in Canada. In Budget 2018, the Government provided $10 million over five years in new funding to support these successful CTA locations in the U.S., and is now moving to establish new CTAs in global technology hubs around the world.

Accelerator Program = Access to New Markets

Boston’s CTA provides the companies it assists with up to six months of support, including:

• An in-market “landing pad” with desk space and services at the Cambridge Innovation Center, home to 2000+ tech and life science companies.

• Mentor teams drawing from a network of close to 100 C-level executives, successful serial entrepreneurs, and venture capital and angel investors.

• Introductions to industry leaders, venture capitalists, and other key players.

• Pitch coaches to help firms hone their messaging.

• Member privileges to world-class industry associations, giving participants access to exclusive events and networking opportunities.

“I can’t say enough about the impact that CTA Boston had for our ExpertFile. We raised additional angel investment in Boston while enrolled in the program, and the program mentors were amazing.
One of their introductions resulted in a partnership with one of the largest media distribution players in the world.”

— Peter Evans, Co-Founder & CEO, ExpertFile

“Ten years and 30 minutes. That’s what it took for me to meet with Microsoft. Ten years of me trying to connect and only 30 minutes after arriving in Boston with an introduction from Boston’s Senior Trade
Commissioner. A Microsoft partnership was signed within a week. That’s just one example of how your business accelerates with the CTA @ Boston.”

— Tim Vasko, CEO Finaeos

•

Launch a pilot partnership with Canadian banks—First proposed by the Bank of Montreal, the Government will launch a pilot partnership with Canada’s leading banks including Bank of Montreal (BMO), Bank of Nova Scotia (Scotiabank), Canadian Imperial Bank of Commerce (CIBC), Royal Bank of Canada (RBC), National Bank of Canada and Toronto-Dominion Bank (TD) to help connect lending and business clients with key federal government resources such as the TCS. This partnership will help to better support a pipeline of new export-ready clients.

•

Update Trade Commissioner Service tools—To introduce a refreshed digital presence, including new online tools for exporters, enhanced market intelligence, and tools to facilitate seamless client referrals between other federal and provincial partners, the Government proposes to provide the TCS with new funding of $60 million over the next five years.

•

Expand services abroad—To increase the number of trade commissioners available to serve Canadian businesses in key overseas markets, the Government intends to invest $44.1 million over the next five years for capacity in China, India, and major markets involved in the CETA and CPTPP trade agreements.

•

Expand services at home—To help more Canadian businesses find and enter new markets abroad, including how to make use of Canada’s valuable new free trade agreements, the Government intends to invest $29.5 million over the next five years to increase the number of trade commissioners across Canada.

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Removing Barriers to Trade Within Canada

In the summer of 2018, the uncertainty created by recent trade disputes led the Premiers and Finance Ministers of provinces and territories across Canada to agree on the importance of removing barriers to trade within our own country. In Canada, improving regulatory cooperation between provinces and territories represents an important opportunity to increase economic growth. A critical step in this direction was made with the recent Canadian Free Trade Agreement, which entered into force in July 2017.

Removing Barriers to Internal Trade

The Canadian Free Trade Agreement (CFTA) reduced barriers to trade in goods, services, investments and worker mobility within Canada, and helped increase choice for consumers, expand access to government contracts and create more jobs for Canadians.

Since coming into force, the CFTA has also:

• Opened new public procurement opportunities to suppliers from across the country.

• Strengthened dispute resolution provisions.

• Broadened regulatory notification requirements.

• Prevented discriminatory treatment in additional sectors of Canada’s economy.

These early successes have strengthened the Government’s resolve to work cooperatively through the CFTA to better align federal, provincial and territorial regulatory measures and remove internal trade barriers. The CFTA’s Regulatory Reconciliation and Cooperation Table recently released an ambitious two-year work plan, identifying 23 items for action. For its part, the Government has taken action within its own sphere, already completing 2 of the 23 items on the work plan by eliminating restrictions on aquaculture organic labelling and repealing grade inspection requirements for some agricultural produce.

Barriers to the movement of alcohol across borders have become a symbol of the friction in trade between provinces and territories. Eliminating these, and other barriers that are less visible to many Canadians, could improve Canada’s competitiveness and help to create more good, well-paying jobs.

Recognizing the opportunity that internal trade represents, the Fall Economic Statement reaffirms the federal government’s commitment to strenthening freer trade within Canada, and proposes that the federal government will work with provincial and territorial partners to accelerate action to remove regulatory and other barriers in four specific areas:

•	Transporting goods between provinces and territories (see “Harmonizing Requirements for the Trucking Industry” for one example).

•	Harmonizing food regulations and inspection rules across the country.

•	Aligning regulations in the construction sector, including the harmonization of building codes across Canada.

•	Facilitating greater trade in alcohol between provinces and territories.

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Step by step, Canada can make progress on internal trade. The upcoming First Ministers’ Meeting offers an opportunity to continue this important discussion on internal trade, alongside efforts to diversify international trade.

Harmonizing Requirements for the Trucking Industry

The Economic Strategy Tables note in their September 2018 report, The Innovation and Competitiveness

Imperative: Seizing Opportunities for Growth, that:

“There is a patchwork of regulations and allowances, depending on province/territory, that has resulted in several barriers for the trucking industry, including on wide base single tires, spring weight limits and other restrictions … Addressing these inconsistencies across Canada would improve transportation systems to the benefit of the agri-food sector, among others.”

Harmonizing requirements for the trucking industry will benefit not only trucking companies, but also businesses that ship goods across Canada and consumers through lower prices as the cost of transporting goods declines. Currently barriers are preventing the efficient movement of goods between provinces and territories. For example, due to differing regulations on tire sizes, some trucks must change their tires at certain provincial borders, meaning longer trip times to deliver goods.

The Regulatory Reconciliation and Cooperation Table, part of the Canadian Free Trade Agreement, will be examining these issues as part of its 2018–19 work plan. The Government is also committed to working cooperatively through the Canadian Council of Motor Transport Administrators, a federal-provincial-territorial governance structure, to address trade barriers related to the harmonization of regulatory requirements for the trucking industry across Canada.

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Making the National Building Codes Freely Available to All Canadians

Building construction is an important part of Canada’s economy, employing nearly 1.4 million Canadians. Building construction codes used throughout Canada are based on the National Building Codes, developed with the support of the National Research Council of Canada, to provide guidance for building products, design and construction.

For small businesses—which account for approximately 99 per cent of Canada’s construction industry—the cost of purchasing building codes, and the lack of harmonization between provincial/territorial codes and national codes, make it harder to succeed and grow. The Government is proposing to provide $67.5 million over five years to the National Research Council of Canada, with $13.5 million ongoing, to make access to the National Building Codes free, and to provide sufficient resources for the federal government to address provincial, territorial, and other stakeholder code development priorities in a more timely way.

Building codes are Canadians’ assurance that their health, safety and general welfare have been fully considered whenever their homes, places of work and other buildings are built or renovated, including the accessibility needs of people with disabilities. Harmonized and freely available building codes will also ensure that all municipalities can readily access and use the latest codes as they become available.

Having one set of rules that covers both the design of, and products that go into the construction of, buildings reduces regulatory burden and removes barriers to internal trade. Consistently applied, harmonized building codes also make it easier for designers, product manufacturers, distributors and contractors to conduct business more efficiently across the country.

The Government will continue to work with provinces and territories towards the timely adoption of the national codes in a way that ensures that the needs of provinces, territories and Canadians are met.

The Cost of Conflicting Rules

As one example, lack of consistency in water heater regulations between jurisdictions has led to additional unnecessary testing and inspections, increased compliance delays to meet various provincial and territorial regulatory requirements, and exacerbated supply chain issues (requiring some suppliers to maintain dual inventories). The Canadian Institute of Plumbing and Heating estimates that the cost of water heaters could be as much as 30 per cent higher than necessary (when compared to fully harmonized codes), because of conflicting and inconsistent regulations.

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Making it Easier for Businesses to Grow

Regulations act as the “rule book” for how businesses must operate, and are an essential part of protecting consumers, ensuring the health and safety of Canadians, and safeguarding the natural environment. Over time, however, regulations can accumulate, become outdated, and result in unnecessary barriers to innovation and economic growth. The federal Economic Strategy Tables unanimously recommended that modernizing our regulatory system would materially improve Canada’s ability to attract investment and growth-oriented businesses.

Budget 2018 outlined the Government’s commitment to a regulatory reform agenda. This Fall Economic Statement proposes several new steps in the Government’s efforts to reform and modernize federal regulations, while continuing to protect Canadians’ health and safety and the environment.

Figure 3.2

A More Modern Regulatory System

What We Heard

“Canada needs its regulatory system to move at the speed of commerce.”

— Agri-Food Economic Strategy Table,

September 2018

“Eliminating interprovincial regulatory barriers to trade is one of the most powerful actions our governments could take to increase long-term growth and prosperity in Canada.”

— Rocco Rossi, President and CEO of the Ontario Chamber of Commerce,

May 2018

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Explore Making Regulatory Efficiency and Economic Growth a Permanent Part of Regulators’ Mandates

To ensure Canada’s regulatory system is evergreen, nimble and effective, the Government is committing in the Fall Economic Statement to undertake important steps to modernize its regulators’ mandates.

In this effort, the Government will continue to ensure Canada’s regulatory system protects first and foremost the health and safety of Canadians. The Government intends to review legislation to assess whether opportunities for legislative changes exist to further solidify that regulatory efficiency and economic growth is an integral part of regulators’ mandates. This would encourage implicated departments and agencies to simplify regulatory proposals, and better address other considerations when designing and implementing regulations, while continuing to prioritize health and safety and environmental responsibilities.

Enshrining this requirement in legislation would ensure that the economic impacts of new, revised or cumulative regulations are key considerations for regulators. The Government will undertake work this fall to determine where these changes may have the greatest impact.

Targeted Regulatory Reviews in High-Growth Sectors

The Government has launched the first round of targeted regulatory reviews, looking for ways to reduce barriers and bottlenecks to innovation, economic development and investment. This first round of reviews is taking place across the following sectors: agri-food and aquaculture, health/bio-sciences, and transportation and infrastructure (including emerging technologies such as autonomous vehicles).

These reviews, and future rounds focused on other sectors, will ensure that the regulatory system keeps pace with emerging technologies and new business models.

Introduce an Annual Modernization

Bill to Keep Regulations Up-to-Date

Many federal regulations have been developed and built up over decades. Over time, some regulations can become obsolete and present a real barrier to innovation. To ensure that federal regulations continue to be reviewed and kept up-to-date, the Fall Economic Statement announces that the Government will introduce an Annual Regulatory Modernization Bill, starting in 2019, to remove outdated or duplicative regulatory requirements, and to allow for the updating of regulations.

This annual exercise would allow the Government to modernize its regulations and facilitate innovation by promoting an up-to-date regulatory environment that reflects current public policy and business realities, challenges and opportunities.

Changes to the Red Tape Reduction Act will be implemented in early 2019, encouraging better alignment with key trading partners and recognizing the role regulatory cooperation plays in lowering costs for Canadian businesses and consumers. The Government will launch a full review of the Act by 2020 to seek further opportunities to reduce administrative burden and “red tape” on Canadian businesses.

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Establish a Dedicated External Advisory Committee on Regulatory Competitiveness

Recent reports from the Canadian Chamber of Commerce, as well as panels convened to advise Government, such as the Advisory Council on Economic Growth and the Economic Strategy Tables, have made it clear that businesses need to be able to engage with Government on an ongoing basis to identify ways to improve the regulatory system.

In response to these suggestions, the Government will create an External Advisory Committee on Regulatory Competitiveness, which will assist Ministers and regulators to identify regulatory changes that promote economic growth and innovation, and help to deliver growth that works for everyone.

The Committee will bring together business leaders, academics and consumer representatives from across the country who can provide an independent perspective on barriers to business success, and help identify opportunities to streamline regulations, such as through legislation or other modernization activities, in a way that balances health and safety and environmental protection with business realities. The Committee will also

What Is a Regulatory Sandbox?

“Regulatory sandboxes are controlled ‘safe spaces’ in which innovative products, services, business models and delivery mechanisms can be tested without immediately being subject to all of the normally required regulatory requirements… If adequately implemented, they can add significant value to regulators, consumers and other stakeholders by improving the relationship among them.”

— European Banking Authority, 2017

provide guidance on where new regulatory frameworks are required to deal with emerging technologies, and will champion the use of regulatory sandboxes and pilots, including by helping to identify areas of focus for the Centre for Regulatory Innovation.

Launch a Centre for Regulatory Innovation

The Economic Strategy Tables made a number of recommendations aimed at improving the regulatory environment for business, including the need for the greater exploration and use of sandboxes and pilots to ensure the regulatory system can keep pace with advances in technology.

Based on this advice, the Government will create a Centre for Regulatory Innovation. The Centre will work as a convener and focal point that is business-facing, helping businesses connect with relevant regulators and managing a roster of sandboxes—such as a physical space with regulators onsite while new systems are being tested—that support innovation and competitiveness, while also ensuring that Canadians’ expectations around the protection of health, safety and the environment continue to be met.

To support the Centre and its objectives, the Government proposes to provide up to $11.4 million over five years, and $3.2 million per year ongoing, to enable business and the Government to work together to develop and implement regulatory experimentation approaches that encourage innovation, but do not compromise consumer trust and confidence.

Enhance Government’s Capacity to Develop and Implement Effective Regulations

To ensure that federal regulators are able to keep pace with new requirements, the Government proposes to provide up to $10 million, over three years, to assist federal departments and agencies in strengthening their capacity to incorporate economic and competitiveness considerations when designing and implementing regulations.

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Take Immediate Action in Response to

Business Recommendations

The targeted regulatory reviews in high-growth sectors have already generated many ideas that can be acted on quickly, improving the regulatory environment in several key sectors, including agri-food and aquaculture, health/biosciences, and transportation and infrastructure.

As part of the Fall Economic Statement, the Government announces its intention to enact, as quickly as possible, regulatory and policy changes that will result in a simpler, clearer and more modern regulatory system—one that will also support the development of innovative approaches and products (some illustrative examples are provided below; for a complete list of 23 early “action items,” see Appendix 3.A).

1.	Create business efficiencies by reducing the regulatory burden and simplifying government regulations. For example:

•

Integrate third-party oversight into the Canadian Food Inspection Agency’s (CFIA) risk assessment and inspection model to inform inspections by CFIA inspectors. This change will recognize investments already made by the agri-food industry to implement third-party certification systems in their operations and will be done through the application of a risk-based approach to oversight that takes into account external audits.

•

Amend the Canadian Aviation Regulations to allow the use of personal electronic devices on board aircraft, reducing the regulatory burden on Canadian air carriers and removing a competitive disadvantage relative to other international air carriers.

•	Reduce the duration of clinical trial record retention requirements, lessening the cost burden on clinical trial sponsors and investigators, with expected savings of up to $40,000 per clinical trial.

2.	Update and modernize government regulations. For example:

•

Amend the beer compositional standards to allow Canadian companies more flexibility in the ingredients and processes they can use to make beer, enabling the creation of new and innovative products to meet consumer demand without compromising food safety.

3.	Work with industry to develop new regulatory approaches in support of innovation. For example:

•

Use a truck platooning system test bed (sandbox) to support the development and adoption of platooning technologies (the act of electronically hitching two or more heavy vehicles together to form a “road train”). This can improve fuel consumption and has the potential to improve the flow of traffic, helping industry to get goods to market more quickly, and at a lower cost.

•

Support test ranges for remotely piloted aircraft systems to accelerate the development and adoption of drone technology by various industries, as well as other activities to develop and enhance regulations. The safe and routine deployment of drones will allow companies in various industries to perform oversight tasks more effectively, such as crop monitoring and regular safety checks on pipelines in remote locations.

4.	Provide greater clarity and guidance to Canadian firms. For example:

•	Improve guidance on how new and novel plant varieties are regulated in Canada in order to provide clarity to Canadian and foreign firms interested in investing in Canada’s biotechnology sector.

•

Launch work to modernize how digital health products, such as medical device software for wearables that monitor a person’s health, including artificial intelligence products and services, are approved to incentivize digital health care innovation.

5.	Harmonize domestic regulations and standards in Canada while promoting international regulatory cooperation. For example:

•	Reduce barriers to interprovincial trade in agri-food products by addressing duplication of federal, provincial and territorial regulations, including those related to meat inspection.

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To further streamline regulations and reduce regulatory burdens on Canadian businesses and innovators, work will continue at Canada’s formal regulatory cooperation tables with the U.S., the European Union and provinces and territories to align regulatory approaches and activities. Through these tables, as well as with other trusted international partners, Canadian regulators will explore the potential use of joint approvals in order to accelerate market entry for safe products in Canada and other countries. Where appropriate, regulators will also pursue mutual recognition of regulatory decisions and approvals, so that products certified and deemed safe by a comparable international regulator—be it a washing machine or a new digital technology—could be approved in Canada.

Pricing Pollution and Protecting Competitiveness

Starting next year, it will no longer be free to pollute anywhere in Canada. As part of its plan to reduce greenhouse gas emissions and fight climate change, the Government is making sure there is a price on carbon pollution across the country—while also taking steps to ensure that Canadian companies can compete and succeed in a competitive global marketplace.

Many provinces and territories have already adopted comprehensive carbon pollution pricing plans of their own, or have asked to adopt the federal approach. In October 2018, the Government announced further details of the federal carbon pollution pricing system, which will apply beginning in 2019 in provinces that do not meet the Canada-wide federal standard for reducing carbon pollution—Ontario, New Brunswick, Manitoba and Saskatchewan—as well as jurisdictions that voluntarily adopted the federal system.

The federal system consists of both a charge on fossil fuels and an output-based pricing system for industrial facilities, which will give large industrial facilities facing international competition a price incentive to reduce emissions and spur innovation, while supporting their global competitiveness. Smaller facilities—those whose annual emissions fall between 10 and 50 kilotonnes—will be able to opt in to the output-based pricing system in 2019. Environment and Climate Change Canada will publish draft regulations for the output-based pricing system in late 2018, and will finalize the regulations in the spring of 2019.

The Government will not keep any direct proceeds from carbon pollution pricing. In each province that did not meet the federal standard, all direct proceeds from the fuel charge will be returned to the jurisdiction of origin, with most of the direct proceeds going to individuals and families through Climate Action Incentive payments and the remainder going to support small and medium-sized businesses, municipalities, universities and colleges, schools, hospitals, non-profits and Indigenous communities. Proceeds from the output-based pricing system in provinces that did not meet the federal standard will also be returned, but given that these proceeds would only be realized in 2020, the Government will decide in due course how best to return these proceeds in these provinces. In jurisdictions that voluntarily adopted the federal system, all direct proceeds will be returned to the government of that jurisdiction. The Government will provide an update each year on exactly how direct proceeds from pricing carbon pollution were used.

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Helping Canadian Innovators Add Value,

Succeed and Grow

Since 2015, the Government has been focused on investing in the things that matter most to Canadians, including making investments that help to create good, well-paying jobs. To that end, the Government has introduced a suite of innovation programs to help position Canada as a top destination for businesses to invest, innovate, grow, and create jobs that will help strengthen and grow the middle class.

One of the flagship programs is the Strategic Innovation Fund, introduced in Budget 2017. Since that time, it has proven successful in attracting and supporting high-quality and innovative business investment in Canada.

To accelerate support for business innovation in Canada, the Government is proposing to provide a further $800 million over five years to the Strategic Innovation Fund, which will continue to be available to support innovative investments across the country and in all economic sectors. Of this amount, $100 million will focus on providing support to the forest sector. Nearly 210,000 workers across Canada directly rely on the forest sector to provide quality employment and long-term prosperity. This funding will help support the ongoing transformation of the sector, through the commercialization of innovative processes and products from Canada’s sustainable and significant forest resources.

Of this new funding for the Strategic Innovation Fund, $250 million is being made available in light of revenues collected through Canadian countermeasures (surtaxes) in response to unjustified U.S. tariffs on Canadian steel and aluminum products.

This new funding is in addition to the $250 million announced in June 2018 to support steel and aluminum producers and better integrate the Canadian supply chain of steel and aluminum. This measure was part of a broader package of up to $2 billion in support for the Canadian steel and aluminum industry and its workers.

Attracting High-Quality Investments to Canada

Making sure that Canada is a top destination for business to invest, grow and create jobs and prosperity is one of the Government’s top priorities. Since its creation, the Strategic Innovation Fund has attracted and supported several high-quality business investments, including:

•   A $110 million contribution to support Toyota Motor Manufacturing Canada’s $1.4 billion investment in its Cambridge and Woodstock plants, which will support more than 8,000 jobs in southwestern Ontario and create 450 new jobs as well as 1,000 new co-op placements.

•   A $60 million contribution to Elysis, a joint venture formed by Alcoa and Rio Tinto, which is investing $558 million to develop a revolutionary process to make aluminum that produces oxygen and eliminates all greenhouse gas emissions from the traditional smelting process. This new company, headquartered in Quebec, will directly employ 100 people, and has the potential to create more than 1,000 jobs by 2030, while securing 10,500 existing aluminum jobs in Canada.

•   A $150 million contribution in support of CAE’s $1 billion investment in research and development in Canada that will harness the power of artificial intelligence, cloud computing, big data, and augmented and virtual reality to develop the next generation of simulation and training products for the aerospace and health care sectors. This investment will help create 400 new engineering and manufacturing jobs, retrain 1,700 employees with new digital skills, and foster collaboration with 50 post-secondary institutions and research centres across Canada.

•   A $49.3 million contribution to General Fusion, a clean technology company based in British Columbia seeking to transform the world’s energy supply with safe, sustainable and economical fusion energy. The funding will help create 400 new jobs and support the expansion of General Fusion’s collaboration with post-secondary institutions.

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Supporting Canadian Clean Technology Innovators Through Venture Capital

Venture capital is a type of private equity financing that takes educated risks on great ideas and smart people, giving young companies the opportunity to take their ideas to market, and grow.

In Budget 2017, the Government announced the Venture Capital Catalyst Initiative to support the continued growth of Canada’s innovative companies by increasing the availability of late-stage venture capital. Under this initiative, the Government announced this year $400 million of new investments into top-performing and emerging fund managers, to enable them to increase their support to Canada’s innovative companies. Further, these managers are expected to use this seed investment from the Government to raise additional capital from private sector investors, injecting around $1.5 billion into Canada’s innovation capital market.

To continue this momentum, to meet Canada’s climate change goals, and to help Canada’s innovative clean technology firms bring their technologies to market, the Government will make available an additional $50 million on a cash basis to increase venture capital available to clean technology firms, under the Venture Capital Catalyst Initiative. A thriving market for clean technology will also help all firms across Canada improve their efficiency and lower their carbon pollution footprint.

Supporting Business Innovation

The Government of Canada has acted to support business innovation by:

•   Simplifying the support available to Canada’s innovators through the creation of Innovation Canada, a new platform led by Innovation, Science and Economic Development Canada.

•   Undertaking a historic reform of business innovation programs to create a suite of programs that is easy to navigate and will respond to the challenges and opportunities facing Canadian businesses today and into the future.

•   Helping Canadian entrepreneurs and small business owners develop innovative technologies and successfully commercialize them in a global marketplace through flexible funding and consulting services offered by the Industrial Research Assistance Program ($700 million over five years, and $150 million per year ongoing, in additional support).

•   Fostering economic growth in communities across Canada through a network of Regional Development Agencies (an additional $511 million over five years announced in Budget 2018).

•   Connecting small, medium-sized and large companies, academic institutions and not-for-profit organizations to generate bold ideas through the Innovation Superclusters Initiative ($950 million over five years).

•   Advancing industry-government collaboration through six Economic Strategy Tables in the advanced manufacturing, agri-food, clean technology, digital industries, health/bio-sciences and clean resource sectors.

•   Supporting entrepreneurs by providing late-stage venture capital through the $400 million Venture Capital Catalyst Initiative.

•   Supporting the growth of Canadian innovations through a new procurement program, Innovative Solutions Canada (ramping up to over $100 million per year).

•   Helping Canadian entrepreneurs better use, protect and access intellectual property through the first-ever Intellectual Property Strategy ($83.5 million over five years, and $10 million per year ongoing).

•   Attracting the best and brightest workers to help Canadian businesses grow and create more jobs, through the Global Skills Strategy ($39.4 million over five years, beginning in 2017–18, and $6.7 million per year ongoing).

•   Developing the next generation of talented leaders, through work-integrated learning placements at innovative Canadian companies (including $221 million over five years in support of Mitacs and $84.3 million over four years for the Student Work Placement Program).

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Gender-Based Analysis Plus of Chapter 3 Measures

Gender equality and diversity continue to be priorities for the Government, which is reflected through the incorporation of analysis related to gender and intersecting identity factors in all elements of this year’s Fall Economic Statement. The measures contained in Chapter 3 are designed to stimulate investment and catalyze growth of the economy as a whole. While some initiatives, like immediate expensing for manufacturers, processors, and clean energy, are focused on certain sectors, most are broad-based, for instance regulatory reform and improvements to internal trade. Each of these measures is aimed at creating a stronger economy that will benefit all Canadians through increased government revenues, strengthened job creation and confidence. Recognizing this, the analysis below focuses on some of the additional impacts of these measures from a GBA+ perspective.

Overview of Gender-Based Analysis Plus of Chapter 3 Measures

Immediate Expensing for Manufacturers and Processors

This proposed measure can be leveraged by all businesses in the manufacturing and processing sector when making investments in machinery and equipment. Direct benefits are expected to be shared between workers and business owners in this sector, in the form of higher employment and increased profits. Statistics Canada data show that 28 per cent of manufacturing jobs in Canada are held by women, and Indigenous people account for 2 per cent of employment in the manufacturing sector.

Indirect benefits are expected in sectors that provide goods and services to the manufacturing and processing sector.

Of the investments in machinery and equipment, more than 85 per cent are made in Ontario, Quebec, Alberta and British Columbia.

Immediate Expensing for Clean Energy Equipment

This proposed measure would be available to all businesses making investments in specified clean energy equipment, such as wind turbines and solar panels, as well as energy conservation equipment. Women and men working in or owning such businesses would be expected to directly benefit from this measure. Statistics Canada data show that women made up 33 per cent of the workforce in the utilities sector, which includes clean energy generation, in 2017. According to the 2016 census, the utilities sector employed 7,415 Indigenous people in 2015.

Owing to the use of certain clean technology equipment in remote communities, the measure may also provide additional economic development and employment opportunities for northern and remote communities and specific groups living in those communities (e.g., Indigenous Peoples).

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Overview of Gender-Based Analysis Plus of Chapter 3 Measures

Accelerated Investment Incentive

The proposed Accelerated Investment Incentive is a broad-based measure available to all businesses and is designed to promote investments and growth across all sectors of the economy, providing benefits to all Canadians. Direct benefits would accrue to businesses that leverage this incentive and their employees. This measure may benefit capital-intensive sectors in particular, such as the resource, transportation, telecommunications, utilities, manufacturing, primary metals and chemicals sectors. According to Statistics Canada data, the employment of women in these sectors ranges from 18 per cent in the resource sector to 45 per cent in the information and cultural industries, which includes telecommunications. Indigenous people account for 2 per cent of employees in the manufacturing sector, 2.6 per cent for information and cultural industries, and 2.9 per cent of employment in all sectors of the economy.

Sectors benefitting from this measure are expected to be geographically dispersed, with activity spread across the country and benefitting both urban and rural populations. To the extent take-up in the telecommunications sector leads to accelerated deployment of next-generation digital technology and rural broadband/rural wireless services across the country, this would carry benefits for northern and remote communities and individuals living there.

Supporting Early Stage Mineral Exploration

The Mineral Exploration Tax Credit is available to all investors in businesses undertaking qualifying mineral exploration. As the credit can support northern and remote mineral exploration that could potentially lead to mine development in these areas, the preference could support northern and remote communities that may otherwise lack employment opportunities, as well as specific groups living in those communities (e.g., Indigenous peoples). According to Natural Resources Canada, the mineral extraction sector employed over 11,000 Indigenous persons in 2016.

Based on tax data, in 2015, women accounted for 32 per cent of the number of Mineral Exploration Tax Credit claimants, and 16 per cent of the value of the claims.

Furthermore, based on Statistics Canada data, women made up 18 per cent of employment in the mining and oil and gas extraction sector in 2017.

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Overview of Gender-Based Analysis Plus of Chapter 3 Measures

Accessing New Markets for Canadian Exports

The new Export Diversification Strategy will offer trade support programs that are broadly designed to help Canadian small and medium-sized enterprise (SME) exporters in all sectors and regions across Canada. Overall, these programs are likely to have differential direct impacts given that male-owned SMEs have a disproportionally high representation among exporters. According to Global Affairs Canada’s Office of the Chief Economist, only 8.4 per cent of majority women-owned SMEs export, compared to 12.8 per cent of majority male-owned SMEs.

The Canadian Trade Commissioner Service aims to improve data collection to develop a deeper understanding of how businesses owned by women and other underrepresented groups can benefit from the wide breadth of export programming supported under the Strategy in a way that is more relevant to them, including an expanded CanExport program, Canadian Technology Accelerators, and mentor program.

This continued focus on underrepresented groups builds on the tailored support provided in Budget 2018 for the Canadian Trade Commissioner Service’s Business Women in International Trade program, which aims to increase the participation of women in exporting.

Global Affairs Canada’s Office of the Chief Economist reported in 2014 that youth-owned businesses constituted 1.9 per cent of all SMEs, of which 9 per cent exported, compared to 11.8 per cent of SMEs overall.

Investing in Infrastructure to Support Trade

The proposed initiatives of collecting data and accelerating spending under the National Trade Corridors Fund are aimed at increasing Canada’s overall economic growth and competitiveness, potentially benefiting thousands of companies across the country and ultimately all Canadians.

Any direct gender-based impacts or policy implications associated with individual initiatives supported under these approaches would be subject to separate analysis, where appropriate mitigation measures will be implemented as needed. Indirectly, funding for infrastructure projects tends to support profits, job creation and wage growth in the construction and the transportation and warehousing sectors, whose workforces are dominated by men. Statistics Canada data indicate that in 2017, women accounted for 12 per cent of the construction sector’s workforce, and 23 per cent of the transportation and warehousing sector’s workforce.

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Overview of Gender-Based Analysis Plus of Chapter 3 Measures

Removing Barriers to Internal Trade

An open trade and investment environment can ensure that the benefits of economic growth are better shared by all Canadians. In an increasingly challenging international environment, the Government’s leadership on internal trade, and its particular focus on removing internal trade barriers in the transportation, construction, food production and alcohol sectors, can enable businesses to grow through greater access to the domestic market and higher efficiencies and productivity. While the majority of jobs in these sectors are held by men, if these measures result in reduced consumer prices as costs fall—especially for food—benefits would be more widely felt within the population.

Decreases in the cost of food and other consumer items provide a greater benefit to low-income Canadians, including those from vulnerable groups, as they tend to spend a larger proportion of their income on food and other necessities.

Making it Easier for Businesses to Grow

Efforts to create a more modern regulatory system, to reduce burdens on business and to promote greater innovation and investment are directed broadly towards the benefit of all Canadian businesses, and the creation of economic growth. Further, improving conditions for businesses could lead to greater innovation and competition within Canada, with potential positive impacts for consumers, especially those with lower incomes.

That said, some of the direct impacts of these measures on Canadians could be different depending on their participation in business and in sectors currently undergoing regulatory review (agri-food and aquaculture, health and biosciences, and transportation and infrastructure) or other activities. While improving the regulatory system for business could lead to more immediate positive impacts for men, who work in and own a greater share of small and medium-sized enterprises across these sectors, reducing barriers could result in greater entrepreneurship among women and other groups of diverse Canadians.

As of 2014, majority women-owned small and medium-sized enterprises (SMEs) constituted 16 per cent of SMEs in Canada.

The Government of Canada has announced a goal of doubling the number of majority women-owned businesses by 2025. The Women Entrepreneurship Strategy announced in Budget 2018 contains measures to help women entrepreneurs grow their businesses with access to financing, talent, networks and expertise.

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Overview of Gender-Based Analysis Plus of Chapter 3 Measures

Helping Canadian Innovators Add Value, Succeed and Grow

The Strategic Innovation Fund provides support to firms of all sizes across all of Canada’s industrial and technology sectors. In doing so, the Fund seeks to make sure Canada is a top destination for businesses to invest, grow and create jobs for Canadians. By attracting and supporting high-quality investments, the Fund seeks to strengthen Canada’s economy as a whole. Applicants seeking support from the Fund are assessed on a competitive basis to identify those projects that will provide strong innovation, economic and public benefits. The Strategic Innovation Fund is tracking the progress of benefits to various gender and demographic groups through monitoring of commitments made by recipient companies. In terms of public benefits, the Government assesses projects’ contributions to the broader public good, including gender balance and impact on Indigenous communities.

According to Statistics Canada data, 28 per cent of manufacturing jobs in Canada are held by women, and approximately 16 per cent of small and medium-sized enterprises are majority women-owned.

To address challenges faced by women-led businesses, Budget 2018 announced a new Women Entrepreneurship Strategy to better support women entrepreneurs, help them grow their businesses, and remove barriers to their success.

Supporting Canadian Clean Technology Innovators Through Venture Capital

The Government’s Venture Capital Catalyst Initiative, supported by $400 million, announced in Budget 2017, included a strong focus on gender balance and diversity as part of the Women Entrepreneurship Strategy. The Government is now proposing a new stream, supported by an additional $50 million allocation, to increase venture capital specifically available to clean technology firms.

A report by MaRS and PricewaterhouseCoopers estimated only 30 per cent of Canadian venture capital firms have a partner who is a woman, and only 12 per cent of all venture capital partners are women.

Under the Venture Capital Catalyst Initiative, applicants were required to address the improvement of gender balance among Canadian venture capital fund managers and companies, and were evaluated on that basis. This new stream for clean technology will include the same requirement.

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Appendix 3.A

Early Action Items From Regulatory Reviews

Agri-Food and Aquaculture Regulatory Review:

Recommended Proposal	Outcomes-Based Description
Highlight Safe Food for Canadians Regulations	Recognizes the Safe Food for Canadians Regulations coming into force in January 2019, which will enhance the reputation of the Canadian system and Canadian products globally.
Improve Guidance on Plants With Novel Traits	Supports business competitiveness by providing guidance to Canadian and foreign firms interested in investing in the Canadian biotechnology sector.
Implement a Trusted Trader Approach	Supports business competitiveness by reducing regulatory burden for companies that implement third-party certification standards.
Implement Food Labelling Modernization Proposals	Supports business competitiveness by making food labelling regulations more flexible and responsive to change in the marketplace, for example, an incorporation by reference of food compositional standards would reduce regulatory burden for companies.
Amend Beer Compositional Standards	Supports business competitiveness by allowing Canadian companies more flexibility in the ingredients and processes they can use to make beer, enabling the creation of new and more innovative products to meet consumer demand.
Reduce Barriers to Interprovincial Trade	Supports business competitiveness by reducing barriers to internal trade by reducing duplication of federal and provincial regulations.
Introduce Fertilizer Regulatory Modernization	Introduces a risk-based approach to fertilizer regulations that will streamline the registration process for Canadian companies.
Introduce Feed Regulatory Modernization	Introduces a risk-based approach to the Feeds Regulations that is more responsive to changes in the industry. Ensures farmers have fast access to safe and effective Canadian and foreign livestock feeds which contributes to the production of healthy livestock.
Improve Timeliness of Pre-Market Assessments	Supports business competitiveness by reducing administrative burden for companies seeking pre-market assessments related to agricultural inputs.
Implement Digital First Approach	Supports business efficiency by providing more online services to Canadian companies.
Implement a Duplication Initiative	Reduces duplication in federal and provincial regulations to streamline business processes for Canadian firms.
Introduce General Aquaculture Regulations	Supports business competitiveness by streamlining and updating aquaculture-specific regulations under the Fisheries Act.
Facilitate Approval of Veterinary Drugs Using Foreign Reviews	Supports business competitiveness by using foreign third-party reviews of veterinary drugs to authorize and introduce new products to market.
Facilitate Approval of Food Using Foreign Reviews	Uses foreign reviews to inform the Canadian authorization process to help food companies bring certain products, such as food processing aids and food additives, more quickly to market.

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Health and Bio-sciences Regulatory Review:

Recommended Proposal	Outcomes-Based Description
Modernize Clinical Trial Record Retention Requirements	Reduces the current record retention requirement for clinical trials to lessen the cost burden on clinical trial sponsors and investigators, with expected savings of up to $40,000 per clinical trial. Aligns Canada with international best practices, increases the competiveness of the Canadian clinical trial industry internationally, and helps support the development and submission of new drugs in the Canadian market.
Modernize Digital Health Product Authorizations, Including Artificial Intelligence	Updates how digital health products—such as medical device software for wearables that monitor a person’s health, including artificial intelligence products and services—are regulated, developed, brought to market, and used. Supports digital healthcare innovation in Canada, while ensuring proper oversight to safeguard Canadians.

Transportation and Infrastructure Regulatory Review:

Recommended Proposal	Outcomes-Based Description
Advance Truck Platooning System Test bed	Supports the development and adoption of platooning technologies which will improve fuel consumption, with the potential to improve the flow of traffic, helping industry to get goods to markets at a lower cost and more efficiently.
Support Test Ranges for Remotely Piloted Aircraft Systems	Supports the acceleration of the development and adoption of drone technology by various industries.
Support Pilot Projects for Industry Use of Remotely Piloted Aircraft Systems	Supports the acceleration of the development and adoption of drone technology by various industries, as well as regulatory development.
Amend the Canadian Aviation Regulations to enable mainstream use of remotely piloted aircraft systems	Provides regulatory certainty to industry in relation to the use of drones and the ability to leverage additional economic opportunities.
Amend the Canadian Aviation Regulations to Allow the Use of Personal Electronic Devices on Board Aircraft	Reduces regulatory burden on Canadian air carriers and removes a competitive disadvantage vis-à-vis other international competitors.
Introduce Cybersecurity Guidance for Automated and Connected Vehicles (AV/CV)	Supports the continued development and adoption of AV/CV technologies by offering consistent advice on their safe and secure development and operation.
Support the Harmonization of Building Codes through the Canadian Free Trade Agreement Regulatory Reconciliation and Cooperation Table	Reducing the regulatory burden on businesses by harmonizing the requirements across Canada for the design and construction of new buildings, and the alteration and demolition of existing buildings.

Confidence in Canada’s Economic Future    85

  Chapter 3 - Confidence in Canada’s Economic Future

  millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total

Accelerating Business Investment
Introducing Immediate Expensing for Machinery and Equipment in Manufacturing and Processing and Clean Energy Equipment and Supporting All Sectors Through the Accelerated Investment Incentive - Forgone Revenues	485	4,885	3,795	1,905	1,595	1,375	14,040
Supporting Tax Policy Analysis and Development	1	2	2	2	2	2	11
Supporting Early Stage Mineral Exploration	0	85	65	70	70	75	365

Sub-Total - Accelerating Business Investment	486	4,972	3,862	1,977	1,667	1,452	14,416

Making Canada the Most Globally Connected Economy
Accessing New Markets for Canadian Exports	0	43	71	72	68	78	332
Less: Year-over-year Reallocation of Funding	-40	138	301	208	155	26	788
Helping Businesses Explore New Markets	10	10	10	10	10	0	50

Sub-Total - Making Canada the Most Globally Connected Economy	-30	190	382	289	234	114	1,169

Removing Barriers to Trade Within Canada
Making the National Building Codes Freely Available to All Canadians	0	14	14	14	14	14	68

Sub-Total - Removing Barriers to Trade Within Canada	0	14	14	14	14	14	68

Making it Easier for Businesses to Grow
Enhance Government’s Capacity to Develop and Implement Effective Regulations	0	2	4	4	0	0	10
Launch a Centre for Regulatory Innovation	0	1	2	2	3	3	11

Sub-Total - Making it Easier for Businesses to Grow	0	3	6	6	3	3	21

Helping Canadian Innovators Add Value, Succeed and Grow
Strategic Innovation Fund	0	160	180	200	160	100	800
Supporting Canadian Clean Technology Innovators Through Venture Capital	0	2	2	3	2	2	10

Sub-Total - Helping Canadian Innovators Add Value, Succeed and Grow	0	162	182	203	162	102	810

Chapter 3 - Net Fiscal Impact	456	5,340	4,446	2,489	2,079	1,675	16,484

86    Chapter 3

Annex 1

DETAILS OF ECONOMIC AND

FISCAL PROJECTIONS

Economic Projections

The average of private sector forecasts has been used as the basis for fiscal planning since 1994 and introduces an element of independence into the Government’s fiscal forecast.

The Department of Finance Canada regularly surveys private sector economists on their views on the outlook for the Canadian economy. The economic forecast presented in this section is based on a survey conducted in September 2018.

The September 2018 survey includes the views of 14 private sector economists:

1.	BMO Capital Markets,
2.	Caisse de dépôt et placement du Québec,
3.	Canadian Federation of Independent Business,
4.	CIBC World Markets,
5.	The Conference Board of Canada,
6.	Desjardins,
7.	IHS Global Insight,
8.	Industrial Alliance Insurance and Financial Services Inc.,
9.	Laurentian Bank Securities,
10.	National Bank Financial Markets,
11.	Royal Bank of Canada,
12.	Scotiabank,
13.	TD Bank Financial Group, and
14.	The University of Toronto (Policy and Economic Analysis Program).

Details of Economic and Fiscal Projections    87

Table A1.1

Average Private Sector Forecasts

per cent, unless otherwise indicated

	2018	2019	2020	2021	2022	2023	2018– 2022

Real gross domestic product (GDP) growth[1]
Budget 2017	2.0	1.7	1.7	1.8	–	–	–
Budget 2018	2.1	1.6	1.7	1.6	1.8	–	1.8
2018 Fall Economic Statement	2.0	2.0	1.6	1.6	1.9	1.9	1.8

GDP inflation[1]
Budget 2017	2.0	1.8	2.1	2.0	–	–	–
Budget 2018	2.0	1.9	2.0	2.0	1.9	–	1.9
2018 Fall Economic Statement	2.2	2.1	1.7	2.0	2.0	2.0	2.0

Nominal GDP growth[1]
Budget 2017	4.0	3.5	3.8	3.8	–	–	–
Budget 2018	4.1	3.5	3.8	3.6	3.8	–	3.8
2018 Fall Economic Statement	4.2	4.1	3.3	3.7	4.0	3.9	3.9

Nominal GDP level (billions of dollars)[1]
Budget 2017	2,194	2,271	2,357	2,447	–	–
Budget 2018	2,225	2,303	2,390	2,477	2,571	–
2018 Fall Economic Statement	2,228	2,318	2,395	2,484	2,583	2,684
Difference between Budget 2017 and 2018 Fall Economic Statement	34	47	38	37	–	–	–
Difference between Budget 2018 and 2018 Fall Economic Statement	4	16	5	7	12	–	9

3-month treasury bill rate
Budget 2017	0.9	1.4	1.8	2.3	–	–	–
Budget 2018	1.4	2.0	2.3	2.5	2.5	–	2.1
2018 Fall Economic Statement	1.4	2.1	2.4	2.4	2.4	2.6	2.1

10-year government bond rate
Budget 2017	2.3	2.7	3.0	3.3	–	–	–
Budget 2018	2.3	2.8	3.1	3.2	3.3	–	2.9
2018 Fall Economic Statement	2.3	2.8	3.0	3.1	3.2	3.3	2.9

Exchange rate (US cents/C$)
Budget 2017	76.1	77.4	79.3	81.3	–	–	–
Budget 2018	79.0	79.6	80.3	80.6	81.2	–	80.1
2018 Fall Economic Statement	77.6	78.4	78.7	79.5	80.2	81.1	78.9

Unemployment rate
Budget 2017	6.7	6.7	6.6	6.4	–	–	–
Budget 2018	6.0	6.0	6.1	6.0	6.0	–	6.1
2018 Fall Economic Statement	5.9	5.8	6.0	6.1	6.0	6.0	6.0

Consumer Price Index inflation
Budget 2017	2.0	1.9	1.9	2.0	–	–	–
Budget 2018	1.9	2.0	1.9	1.9	2.0	–	1.9
2018 Fall Economic Statement	2.4	2.1	1.9	1.9	2.0	2.0	2.0

88    Annex 1

Table A1.1

Average Private Sector Forecasts

per cent, unless otherwise indicated

	2018	2019	2020	2021	2022	2023	2018– 2022

U.S. real GDP growth
Budget 2017	2.3	1.8	1.9	2.0	–	–	–
Budget 2018	2.4	1.9	1.9	1.8	1.9	–	2.0
2018 Fall Economic Statement	2.8	2.5	1.8	1.8	2.0	1.9	2.2

West Texas Intermediate crude oil price ($US per barrel)
Budget 2017	59	56	59	64	–	–	–
Budget 2018	56	57	57	59	62	–	58
2018 Fall Economic Statement	67	68	65	65	68	71	67
[1]

Figures have been restated to reflect the historical revisions to Canadian GDP series published along with the Provincial and Territorial Gross Domestic Product by Income and by Expenditure Accounts for 2017, released on November 8, 2018.

Sources: For Budget 2017, Department of Finance Canada December 2016 survey of private sector economists; for Budget 2018, Department of Finance Canada December 2017 survey of private sector economists; for the 2018 Fall Economic Statement, Department of Finance Canada September 2018 survey of private sector economists; Statistics Canada.

Details of Economic and Fiscal Projections    89

Fiscal Projections

Changes to the Fiscal Outlook Since Budget 2018

Table A1.2

Economic and Fiscal Developments Since Budget 2018

billions of dollars

	Projection
	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
Budget 2018 budgetary balance[1,2]	-19.9	-18.8	-17.8	-16.5	-13.2	-12.0	n/a
Adjustment for risk from Budget 2018		3.0	3.0	3.0	3.0	3.0

Budget 2018 budgetary balance (without risk adjustment)	-19.9	-15.8	-14.8	-13.5	-10.2	-9.0
Economic and fiscal developments since Budget 2018	0.9	4.6	5.3	4.5	3.8	4.1

Revised budgetary balance before policy actions and investments	-19.0	-11.2	-9.5	-9.0	-6.4	-4.9	-3.2
Policy actions since Budget 2018[3]		-3.5	-1.7	-1.5	-3.0	-2.4	-3.3
Investments in 2018 Fall Economic Statement
Continued Progress for the Middle Class		-0.0	-0.1	-0.2	-0.2	-0.2	-0.3
Confidence In Canada’s Economic Future		-0.5	-5.3	-4.4	-2.5	-2.1	-1.7

Total investments in 2018 Fall Economic Statement		-0.5	-5.5	-4.7	-2.7	-2.3	-1.9

Total policy actions and investments since Budget 2018		-4.0	-7.1	-6.2	-5.7	-4.7	-5.2
Budgetary balance	-19.0	-15.1	-16.6	-15.1	-12.1	-9.6	-8.4
Adjustment for risk		-3.0	-3.0	-3.0	-3.0	-3.0	-3.0

Final budgetary balance (with risk adjustment)	-19.0	-18.1	-19.6	-18.1	-15.1	-12.6	-11.4

Note: Totals may not add due to rounding.

[1]

A negative number implies a deterioration in the budgetary balance (lower revenues or higher spending). A positive number implies an improvement in the budgetary balance (higher revenues or lower spending).

[2]

Budget 2018 budgetary balance has been restated based on the change to the discount rate methodology for unfunded pension benefit obligations, described in the Annual Financial Report of the Government of Canada—2017–2018.

[3]	Table A1.7 provides a detailed list of policy actions since Budget 2018.

90    Annex 1

Economic and Fiscal Developments Since Budget 2018

Table A1.3

Economic and Fiscal Developments Since Budget 2018

billions of dollars

		Projection
	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023
Economic and fiscal developments by compontent[1]
Change in Budgetary Revenues
(1.1) Income taxes	0.7	3.7	4.9	3.1	2.2	2.5
(1.2) Excise taxes/duties	0.2	1.6	1.1	0.9	0.9	1.2
(1.3) Employment Insurance premiums	0.6	0.3	-0.2	-0.1	-0.1	-0.1
(1.4) Other revenues	2.6	0.5	0.7	0.7	0.4	0.7

(1) Total budgetary revenues	4.0	6.0	6.5	4.6	3.4	4.3
Change in program expenses
(2.1) Major transfers to persons	0.6	0.6	0.3	-0.1	-0.4	-0.6
(2.2) Major transfers to other levels of government	0.0	-0.2	-0.2	-0.3	-0.4	-0.4
(2.3) Direct program expenses	-3.9	-2.7	-1.6	0.3	0.9	0.2

(2) Total program expenses	-3.3	-2.3	-1.4	-0.2	0.1	-0.8
(3) Public debt charges	0.2	0.9	0.3	0.1	0.4	0.5
(4) Total economic and fiscal developments since Budget 2018	0.9	4.6	5.3	4.5	3.8	4.1

Note: Totals may not add up due to rounding

[1]

A negative number implies a deterioration in the budgetary balance (lower revenues or higher spending). A positive number implies and improvement in the budgetary balance (higher revenues or lower spending.

Relative to Budget 2018, budgetary revenues are projected to be higher over the forecast horizon. This increase is fairly broad-based across revenue streams and reflects an overall improvement in the economic outlook, particularly in the corporate sector, as well as strong 2018–19 year-to-date results.

Income tax revenues are expected to be higher relative to Budget 2018 due primarily to the outlook for corporate income tax, as year-to-date developments indicate stronger-than-expected corporate profits. Personal income tax revenues are also higher across the forecast horizon due to better-than-expected 2017–18 results as well as strong 2018–19 year-to-date results that are expected to carry forward.

Upward revisions to revenue from excise taxes and duties reflect both the improvement in the economic outlook and growth in taxable consumption. Of note, the upward revision to customs import duties in 2018–19 is larger than in other years due to the temporary imposition of steel and aluminum retaliatory tariffs. The description below provides further details on these revenues as well as sector support measures announced by the Government.

Details of Economic and Fiscal Projections    91

Steel and Aluminum Tariffs

On July 1, Canada imposed countermeasures against $16.6 billion in imports of steel, aluminum and other products from the United States (U.S.) as a direct, measured and proportional response to U.S. Section 232 tariffs on Canadian steel and aluminum exports. As of November 1, 2018, surtax revenues from the application of Canadian countermeasures totalled $597 million. This amount has been reflected in the 2018–19 revenue forecast.

The Government announced on June 29, 2018, that it will make available up to $2 billion through a comprehensive set of measures to defend and protect the interests of Canadian workers and businesses in the steel, aluminum and manufacturing industries. In addition, as mentioned in Chapter 3, the Government is proposing to provide a further $800 million to the Strategic Innovation Fund, of which $250 million will be sourced from revenues collected through the Canadian countermeasures. The Government has also taken steps to provide relief to support Canadian manufacturers facing increased tariff costs. Over the same period, relief provided through the remission of surtaxes for certain products, announced on October 11, 2018, as well as existing duty deferral mechanisms, could amount to up to $112 million in additional support to manufacturers.

The Government continues to engage with the U.S. to resolve this issue and restore trade that has been mutually beneficial to our two countries. The Government has been clear that Canada’s countermeasures would remain in place until the U.S. eliminates its trade restrictive measures against Canadian steel and aluminum. Should an agreement be reached to resolve this dispute, Canadian surtax revenues and relief/programming expenditures would be significantly reduced or eliminated.

Overview of Tariffs and Support to Canadian Workers and Industry millions of dollars
Surtax Revenues From Canadian Countermeasures Since July 1, 2018
Total revenues collected as of November 1, 2018[1]	597

Available Support for Canadian Steel, Aluminum and Manufacturing Workers and Industry
Remissions and relief of surtaxes[2]	112
Business Development Bank of Canada and Export Development Canada commercial financing and insurance	1,700
Helping Businesses Explore New Markets	50
Extended Work-Sharing and Labour Market Development Agreements	75
Strategic Innovation Fund: measures announced June 29, 2018	250
Strategic Innovation Fund: measures proposed in 2018 Fall Economic Statement[3]	250
Total support	2,437
[1] This figure is based on preliminary data from the Canada Border Services Agency and will change as importers finalize their reporting.
[2] Estimate of the total amount of support provided through the remission of surtaxes as announced on October 11, 2018.

[3]  These funds are made available in light of revenues collected through Canadian countermeasures and are part of the Strategic Innovation Fund increase proposed in Chapter 3, which will support innovative investments in all economic sectors, including the steel and aluminum industries.

Employment Insurance (EI) premium revenues are projected to improve due to growth in employment earnings, which leads to an upward revision in 2018–19 but is more than offset over the remainder of the forecast horizon by the reduction in the EI premium rate from $1.66 per $100 of insurable earnings to $1.62 in 2019.

Other revenues, such as those resulting from sales of goods and services, investments and loans, interest and penalties, and Crown corporations’ revenues, are higher in all years of the forecast horizon largely as a result of the better-than-expected financial performance of enterprise Crown corporations.

92    Annex 1

With respect to expenses, major transfers to persons have been revised downwards for 2018–19 and 2019–20 as the improved labour market outlook leads to lower projected EI benefit expenses, and lower-than-expected 2017–18 results for elderly benefit expenses are expected to carry forward. The forecast has been revised upwards for subsequent years due to a projected increase in children’s benefits, which largely reflects an increase in the projected number of children eligible for the benefit.

Major transfers to other levels of government are higher than Budget 2018 projections. The increase is primarily due to higher forecasted nominal GDP, to which the Canada Health Transfer and Equalization payments are pegged.

Compared to Budget 2018, direct program expenses are higher in 2018–19 and 2019–20. This increase primarily reflects higher pension and benefits expenses due to lower projected long-tem interest rates in those years relative to Budget 2018, which results in actuarial losses. The impact is eliminated in later years due to projected increases in interest rates that result in actuarial gains later in the forecast period.

Public debt charges are lower across the forecast horizon, largely reflecting a reduction in long-term interest rates, which leads to lower pension interest expenses.

Details of the Trans Mountain Acquisition

On August 31, 2018, the Government of Canada purchased the entities that control the existing Trans Mountain Pipeline, its Expansion Project and related assets for $4.5 billion. This purchase price is subject to closing adjustments that are finalized up to 90 days after the closing of the transaction (August 31, 2018).

The Trans Mountain entities are controlled by the Trans Mountain Corporation, which is a subsidiary of Canada Development Investment Corporation (CDEV), an enterprise Crown corporation reporting to Parliament through the Minister of Finance. The purchase was financed through a loan to CDEV from the Canada Account, which is managed by Export Development Canada. The Government will incur debt charges associated with this loan.

At the same time, it will recognize revenues from existing Trans Mountain operations.

Consistent with generally accepted accounting standards, the Government will record the Trans Mountain entities as an asset valued at the final purchase price. Should construction of the Expansion Project be permitted to recommence prior to a sale of the Trans Mountain entities, the Government will record construction and other associated expenditures as adding to the book value of the asset.

The cash requirement for the August purchase of the Trans Mountain entities has been reflected in the Government’s projections. However, given uncertainty surrounding the timing of the construction and the eventual sale of the Trans Mountain entities, adjustments have not been made to the Government’s budgetary projections or cash requirements to account for construction costs, revenues from existing operational assets, or the eventual sale.

The Trans Mountain entities have significant commercial value and generate returns from existing operational assets. Since acquisition, the Trans Mountain entities have earned $70 million in Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA). This represents EBITDA of over $200 million on an annualized basis. The Government’s purchase represents a sound investment opportunity. It is not, however, the intention of the Government of Canada to be a long-term owner of the Trans Mountain entities.

Details of Economic and Fiscal Projections    93

Summary Statement of Transactions

Table A1.4 summarizes the Government’s projected financial position over the forecast horizon. These projections are based on the average private sector forecast for the economy discussed above.

This outlook includes new policy actions taken since Budget 2018 (Table A1.7) and new measures announced in this Fall Economic Statement.

Table A1.4

Summary Statement of Transactions

billions of dollars

		Projection
	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
Budgetary revenues	313.6	328.9	339.2	352.1	367.9	382.1	396.7
Program expenses	310.7	320.2	328.3	337.3	348.2	359.0	370.8
Public debt charges	21.9	23.8	27.5	29.9	31.8	32.7	34.3
Total expenses	332.6	344.1	355.8	367.2	380.0	391.7	405.1
Adjustment for risk		-3.0	-3.0	-3.0	-3.0	-3.0	-3.0
Final budgetary balance	-19.0	-18.1	-19.6	-18.1	-15.1	-12.6	-11.4
Federal debt[1]	671.3	687.7	707.3	725.5	740.6	753.2	764.7
Per cent of GDP
Budgetary revenues	14.7	14.8	14.6	14.7	14.8	14.8	14.8
Program expenses	14.5	14.4	14.2	14.1	14.0	13.9	13.8
Public debt charges	1.0	1.1	1.2	1.2	1.3	1.3	1.3
Budgetary balance	-0.9	-0.8	-0.8	-0.8	-0.6	-0.5	-0.4
Federal debt	31.4	30.9	30.5	30.3	29.8	29.2	28.5

Note: Totals may not add due to rounding.

[1]	The projected level of federal debt for 2018-19 includes an estimate of other comprehensive income.

94    Annex 1

Outlook for Budgetary Revenues

Table A1.5

The Revenue Outlook

billions of dollars

	Projection
	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
Income taxes
Personal income tax	153.6	161.9	170.2	176.4	184.1	191.7	200.2
Corporate income tax	47.8	49.5	45.7	47.1	50.0	51.1	53.2
Non-resident income tax	7.8	8.7	8.8	8.9	8.9	9.1	9.1

Total income tax	209.3	220.1	224.8	232.3	243.0	251.8	262.5

Excise taxes/duties
Goods and Services Tax	36.8	38.5	40.0	41.3	42.8	44.5	46.2
Customs import duties	5.4	6.0	5.2	5.3	5.4	5.6	5.5
Other excise taxes/duties	11.7	12.4	12.7	12.8	13.0	13.1	13.1

Total excise taxes/duties	53.8	57.0	57.8	59.3	61.1	63.2	64.8

Total tax revenues	263.1	277.1	282.6	291.6	304.1	315.0	327.3
Fuel charge proceeds[1]	0.0	0.0	2.3	3.5	4.6	5.7	5.7
Employment Insurance premium revenues	21.1	22.0	22.4	23.2	24.0	24.9	25.9

Other revenues
Enterprise Crown corporations	7.7	6.8	7.5	8.1	8.8	9.3	10.0
Other programs	20.2	20.9	21.8	22.8	23.6	24.3	24.7
Net foreign exchange	1.5	2.1	2.5	2.8	2.8	2.9	3.2

Total other revenues	29.4	29.8	31.9	33.8	35.2	36.5	37.9
Total budgetary revenues	313.6	328.9	339.2	352.1	367.9	382.1	396.7

Per cent of GDP
Personal income tax	7.2	7.3	7.3	7.4	7.4	7.4	7.5
Corporate income tax	2.2	2.2	2.0	2.0	2.0	2.0	2.0
Goods and Services Tax	1.7	1.7	1.7	1.7	1.7	1.7	1.7
Total tax revenues	12.3	12.4	12.2	12.2	12.2	12.2	12.2
Fuel charge proceeds	0.0	0.0	0.1	0.1	0.2	0.2	0.2
Employment Insurance premium revenues	1.0	1.0	1.0	1.0	1.0	1.0	1.0
Other revenues	1.4	1.3	1.4	1.4	1.4	1.4	1.4
Total budgetary revenues	14.7	14.8	14.6	14.7	14.8	14.8	14.8

Notes: Totals may not add due to rounding.

[1]

All direct proceeds from the fuel charge will be returned to their province/territory of origin. In Yukon and Nunavut proceeds will be returned directly to those governments as they have chosen to adopt the federal carbon pollution pricing system. In provinces that do not meet the Canada-wide federal standard for reducing carbon pollution, this will be done through Climate Action Incentive payments and other support for particularly affected sectors.

Table A1.5 sets out the Government’s projection for budgetary revenues. Overall, budgetary revenues are expected to increase by 4.9 per cent in 2018–19, reflecting strong economic growth and year-to-date results. Over the remainder of the forecast horizon, revenues are projected to grow at an average annual rate of 3.8 per cent, in line with projected growth in nominal GDP.

Details of Economic and Fiscal Projections    95

Personal income tax (PIT) revenues—the largest component of budgetary revenues—are projected to increase by $8.3 billion, or 5.4 per cent, to $161.9 billion in 2018–19. The strong growth in 2018–19 reflects an improved economic outlook, better-than-expected 2017–18 results that are expected to carry forward, and 2018–19 year-to-date developments. Over the remainder of the projection period, PIT revenues are forecast to increase faster than growth in nominal GDP, averaging 4.3 per cent annually, reflecting the progressive nature of the income tax system combined with projected real income gains.

Corporate income tax (CIT) revenues are projected to increase by $1.7 billion, or 3.5 per cent, to $49.5 billion in 2018–19, reflecting growth in corporate profits and correspondingly strong recent financial results. CIT revenues are then projected to decline in 2019–20 by 7.6 per cent largely due to the proposals in this Fall Economic Statement to promote business investment, namely the two immediate expensing measures and the Accelerated Investment Incentive. Over the remainder of the projection period, CIT revenues are expected to grow at an average annual rate of 3.9 per cent.

Non-resident income tax revenues are income taxes paid by non-residents on Canadian-sourced income, notably dividends and interest payments. For 2018–19, non-resident income tax revenues are projected to increase by $0.9 billion, or 11.0 per cent, based on strong year-to-date results and an expected increase in dividend, investment and interest income resulting from strong corporate profits growth. Over the remainder of the forecast horizon, these revenues are projected to grow at an average annual rate of 1.0 per cent.

Goods and Services Tax (GST) revenues are forecast to grow by 4.8 per cent in 2018–19 based on recent financial results and strong projected growth in taxable consumption over the rest of the year. Over the remainder of the projection period, GST revenues are forecast to grow by 3.7 per cent per year, on average, based on the outlook for taxable consumption.

Customs import duties are projected to grow 11.2 per cent in 2018–19, partially due to temporary retaliatory surtaxes on steel, aluminum and other products. Over the remainder of the projection horizon, annual customs import duties are projected to decline by an average of 1.9 per cent, largely due to the phase-out of tariffs under the Comprehensive Economic and Trade Agreement and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership.

Other excise taxes and duties (OETD) are projected to increase by $0.8 billion, or 6.7 per cent, to $12.4 billion in 2018–19, due to additional excise duty revenues from cannabis legalization and the higher excise duty on tobacco products announced in Budget 2018. Over the remainder of the projection horizon, OETD revenues are expected to grow at an average annual rate of 1.0 per cent based on historical consumption trends.

The revenue outlook includes an estimate for direct fuel charge proceeds from the federal carbon pollution pricing system. In provinces that do not meet the Canada-wide federal standard for reducing carbon pollution—Ontario, New Brunswick, Manitoba and Saskatchewan—the majority of the proceeds will be returned through Climate Action Incentive payments to individuals and families residing in those jurisdictions. The remainder of the direct proceeds will be used to support particularly affected sectors in these jurisdictions. In Yukon and Nunavut, direct proceeds will be returned directly to those governments as they have chosen to adopt the federal carbon pollution pricing system. All direct proceeds from the federal carbon pollution pricing system will be returned to the jurisdiction of origin in which they were raised.

EI premium revenues are projected to rise by 4.1 per cent in 2018–19 based on growth in employment earnings and the increase in the EI premium rate from $1.63 per $100 of insurable earnings in 2017 to $1.66 in 2018. Growth is expected to slow to 1.8 per cent in 2019–20 due to a lower premium rate of $1.62 in 2019, as recently announced by the Canada Employment Insurance Commission. Over the remainder of the forecast horizon EI premium revenues are projected to grow at an average of 3.6 per cent annually, driven by continued growth in insurable earnings.

Other revenues are made up of three broad components: net income from enterprise Crown corporations; other program revenues from returns on investments, proceeds from the sales of goods and services, and other miscellaneous revenues; and revenues in the Exchange Fund Account.

96    Annex 1

Enterprise Crown corporation revenues are projected to decrease by 11.7 per cent in 2018–19, and grow thereafter at an average annual rate of 7.9 per cent over the remainder of the forecast horizon, reflecting outlooks presented in the corporate plans of respective enterprise Crown corporations. The projected decrease in 2018–19 largely reflects one-time positive equity adjustments (from the implementation of revised financial reporting standards) that boosted revenue growth in 2017–18.

Other program revenues are affected by consolidated Crown corporation revenues, interest rates, inflation, exchange rate movements (which affect the Canadian-dollar value of foreign-denominated assets) and flow-through items that give rise to an offsetting expense and therefore do not impact the budgetary balance. These revenues are projected to increase by 3.8 per cent in 2018–19 and grow at an average annual rate of 3.4 per cent over the remainder of the forecast horizon, reflecting the outlook for interest rates, which affects the return the Government receives on its investments, as well as projections from consolidated Crown corporation corporate plans.

Net foreign exchange revenues, which consist mainly of returns on investments held in the Exchange Fund Account, are volatile and sensitive to fluctuations in foreign exchange rates and foreign interest rates. Between 2018–19 and 2023–24, net foreign exchange revenues are projected to grow at an average annual rate of 8.8 per cent, reflecting a projected increase in interest rates and the anticipated appreciation of the Canadian dollar by private sector forecasters.

Employment Insurance Operating Account

Employment Insurance Operating Account Projections
billions of dollars
	2017– 2018		2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
EI premium revenues	21.1		22.0	22.4	23.2	24.0	24.9	25.9
EI benefits[1]	19.7		20.1	21.3	22.6	23.4	24.2	24.8
EI administration and other expenses[2]	1.9		1.8	1.8	1.7	1.7	1.7	1.7
	2017	[3]	2018	2019	2020	2021	2022	2023	(…)	2026
EI Operating Account annual balance	-0.9		0.8	0.0	-0.5	-0.7	-0.6	-0.2		-0.1
EI Operating Account cumulative balance	1.6		2.4	2.4	1.9	1.3	0.7	0.5		0.3	[4]
Projected premium rate	1.63		1.66	1.62	1.62	1.62	1.62	1.62		1.62
(per $100 of insurable earnings)

[1]  EI benefits include regular EI benefits, sickness, maternity, parental, compassionate care, fishing and work sharing benefits, and employment benefits and support measures. These represent about 90 per cent of total EI program expenses.

[2] The remaining EI costs relate mainly to administration and are included in direct program expenses.
[3] Values for 2017 are actual data. Values for 2018 and future years are a projection.

[4]  The EI Operating Account cumulative balance does not reach exactly zero at the end of the seven-year period as projected EI rates are rounded to the nearest whole cent per $100 of insurable earnings, in accordance with the Employment Insurance Act.

The Employment Insurance Operating Account operates within the Consolidated Revenue Fund. As such, EI-related revenues and expenses that are credited and charged to the Account, respectively, in accordance with the Employment Insurance Act, are consolidated with those of the Government, and impact the budgetary balance. For consistency with the EI premium rate, which is set on a calendar-year basis with the objective of having the Account break even over time, the annual and cumulative balances of the Account are also presented on a calendar-year basis.

The EI Operating Account is expected to record an annual surplus of $0.8 billion in 2018 and to break even in 2019, before recording annual deficits for the remainder of the horizon. For fiscal planning purposes, an EI premium rate of $1.62 (unchanged from the recently announced 2019 premium rate) has been applied from 2020 onwards such that the EI Operating Account achieves cumulative balance by 2026.

Details of Economic and Fiscal Projections    97

Outlook for Program Expenses

Table A1.6

The Expense Outlook

billions of dollars

		Projection
	2017– 2018	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024
Major transfers to persons
Elderly benefits	50.6	53.4	56.5	59.8	63.2	66.8	70.6
Employment Insurance benefits[1]	19.7	20.1	21.3	22.6	23.4	24.2	24.8
Children’s benefits	23.4	23.9	24.2	24.7	25.2	25.7	26.1

Total	93.8	97.5	102.0	107.1	111.8	116.7	121.5
Major transfers to other levels of government
Canada Health Transfer	37.1	38.6	40.4	41.9	43.5	45.1	46.8
Canada Social Transfer	13.7	14.2	14.6	15.0	15.5	15.9	16.4
Equalization	18.3	19.0	19.8	20.6	21.4	22.1	23.0
Territorial Formula Financing	3.7	3.8	4.0	4.1	4.3	4.4	4.6
Gas Tax Fund[2]	2.1	2.2	2.2	2.2	2.3	2.3	2.4
Home care and mental health	0.3	0.9	1.1	1.3	1.5	1.2	1.2
Other fiscal arrangements[3]	-4.7	-4.7	-5.4	-5.4	-5.7	-6.0	-6.3

Total	70.5	73.8	76.7	79.7	82.7	85.1	88.1
Direct program expenses
Fuel charge proceeds returned[4]	0.0	0.6	2.6	3.8	4.9	5.7	5.7
Other transfer payments	47.1	48.0	51.0	51.8	51.9	53.0	54.1
Operating expenses[5]	99.2	100.3	96.0	95.0	96.9	98.6	101.4

Total	146.4	149.0	149.6	150.6	153.7	157.2	161.1

Total program expenses	310.7	320.2	328.3	337.3	348.2	359.0	370.8
Per cent of GDP
Major transfers to persons	4.4	4.4	4.4	4.5	4.5	4.5	4.5
Major transfers to other levels of government	3.3	3.3	3.3	3.3	3.3	3.3	3.3
Direct program expenses	6.8	6.7	6.5	6.3	6.2	6.1	6.0
Total program expenses	14.5	14.4	14.2	14.1	14.0	13.9	13.8

Note: Totals may not add due to rounding.

[1]

EI benefits include regular EI benefits, sickness, maternity, parental, compassionate care, fishing and work-sharing benefits, and employment benefits and support measures. These represent about 90 per cent of total EI program expenses. The remaining EI costs relate mainly to administration and are part of operating expenses.

[2]	The Gas Tax Fund is a component of the Community Improvement Fund.
[3]

Other fiscal arrangements include the Youth Allowances Recovery; Alternative Payments for Standing Programs, which represent a recovery from Quebec of a tax point transfer; statutory subsidies; payments under the 2005 Offshore Arrangements; and established terms for repayable floor loans.

[4]	This will be included as a transfer payment in the Public Accounts of Canada.
[5]	This includes capital amortization expenses.

98    Annex 1

Table A1.6 provides an overview of the projections for program expenses, on an accrual basis, by major component. A more detailed outlook for 2018–19 can be found in Tables A1.10 and A1.11, which also provide a full reconciliation between the 2018–19 Estimates and the budgetary balance presented in this Fall Economic Statement.

Major transfers to persons are projected to increase from $97.5 billion in 2018–19 to $121.5 billion in 2023–24. Major transfers to persons consist of elderly, EI and children’s benefits.

Elderly benefits, which are comprised of Old Age Security, Guaranteed Income Supplement and Allowance payments to qualifying seniors, are projected to grow from $53.4 billion in 2018–19 to $70.6 billion in 2023–24, or approximately 5.7 per cent per year. The expected increase in elderly benefits is due to projected consumer price inflation, to which benefits are fully indexed, and a projected increase in the population of seniors.

EI benefits are projected to be $20.1 billion in 2018–19. Over the remainder of the projection period, EI benefits are projected to grow at an average of 4.3 per cent annually, reflecting growth in both the number of beneficiaries and average weekly benefits.

Children’s benefits are projected to rise from $23.9 billion in 2018–19 to $26.1 billion in 2023–24, or approximately 1.8 per cent annually, reflecting an increase in the projected number of children eligible for the Canada Child Benefit as well as the full indexation of the benefit to consumer price inflation.

Major transfers to other levels of government, which include the Canada Health Transfer (CHT), the Canada Social Transfer (CST), Equalization, Territorial Formula Financing and the Gas Tax Fund, among others, are expected to increase over the forecast horizon, from $73.8 billion in 2018–19 to $88.1 billion in 2023–24.

The CHT is projected to grow from $38.6 billion in 2018–19 to $46.8 billion in 2023–24. The CHT grows in line with a three-year moving average of nominal GDP growth, with funding guaranteed to increase by at least 3.0 per cent per year. The CST is legislated to grow at 3.0 per cent per year. Gas Tax Fund payments are indexed at 2.0 per cent per year, with increases applied in $100 million increments. Home care and mental health transfers are projected to grow from $0.9 billion in 2018–19 to $1.2 billion in 2023–24.

Direct program expenses are projected to rise to $149.0 billion in 2018–19 and further to $161.1 billion in 2023–24. Direct program expenses include other transfer payments administered by departments and operating expenses. The projected increase in direct program expenses is driven, in large part, by the introduction of carbon pollution pricing and the associated return of direct fuel charge proceeds, which are expected to increase from $0.6 billion in 2018–19 to $5.7 billion in 2023–24. There is also a projected increase in other transfer payments administered by departments over the forecast horizon, including transfers to provincial, municipal and Indigenous governments and post-secondary institutions for investment in infrastructure. Other transfer payments are projected to increase from $48.0 billion in 2018–19 to $54.1 billion in 2023–24.

Operating expenses reflect the cost of doing business for more than 100 government departments, agencies and Crown corporations, and are projected to reach $100.3 billion in 2018–19. Operating expenses are projected to decrease to $95.0 billion in 2020–21, and then grow to $101.4 billion in 2023–24. The growth in operating expenses is composed of growth in departmental expenses, which is largely offset by falling expenses related to pensions and employee future benefits, reflecting the projected rise in long-term interest rates.

Details of Economic and Fiscal Projections    99

Pricing Carbon Pollution While Delivering Climate Action Incentive Payments
The federal carbon pollution pricing system is not about raising revenues. It is about recognizing that pollution has a cost, empowering Canadians, and encouraging cleaner growth and a more sustainable future. The Government of Canada will not keep any direct proceeds from the federal carbon pollution pricing system.

•     For jurisdictions that have chosen to adopt the federal system, the Government will return the direct proceeds from the federal carbon pollution pricing system to the governments of those jurisdictions.

•     For provinces that do not meet the Canada-wide federal standard for reducing carbon pollution (Ontario, New Brunswick, Manitoba and Saskatchewan), the Government will return the majority of direct proceeds from the regulatory charge on fossil fuels (the “fuel charge”), in the form of Climate Action Incentive payments, to individuals and families in the province of origin. The balance will be used to support particularly affected sectors in these provinces. Direct proceeds from the second component of the federal carbon pollution pricing system, the output-based pricing system (OBPS) for emissions-intensive industrial facilities, will also be returned to the province of origin. Given that these proceeds would only be realized in 2020 and the uncertainty associated with estimating proceeds at this stage, no amount from the OBPS has been provisioned.

The table below shows the estimated total direct proceeds from the federal fuel charge for each of the pollution prices planned to be in effect from 2019 to at least 2022 (at which point the system, as a whole, will be reviewed). All direct proceeds from the federal fuel charge will be returned to the province of origin. For any 12-month period at the same pollution price, the total amounts being returned to a jurisdiction are equal to the direct proceeds being collected in that province: there are no proceeds left over, and no federal funds are being distributed. Because a number of individuals will claim their Climate Action Incentive payment before the fuel charge comes into effect—by filing their personal income tax returns before the end of the fiscal year (March 31st)—the accounting treatment of these payments for the purposes of the fiscal projections in this document shows some costs being brought forward in time. If direct proceeds from the federal fuel charge are greater than or less than estimated, adjustments will be made to future Climate Action Incentive payments.

Fiscal Impact[1] of Direct Proceeds from Fuel Charge and Proceeds Returned (Ontario, New Brunswick, Manitoba and Saskatchewan), by Fiscal Year
Federal pollution price
(/tonne, CO2 equivalent emissions)		$20	$30	$40	$50
Expected first month of application (provinces)		April 2019	April 2020	April 2021	April 2022
	2018–19	2019–20	2020–21	2021–22	2022–23
Projected net fuel charge proceeds		2,325	3,450	4,550	5,620
Less: projected Climate Action Incentive payments (claimed by March 31st)	-630	-935	-1,230	-1,515	-1,515
Less: projected Climate Action Incentive payments (others)		-1,465	-2,175	-2,870	-3,540
Less: support for particularly affected sectors		-230	-340	-450	-565

Net fiscal cost	-630	-305	-295	-285	0
Projected fuel charge proceeds less total		2019	2020	2021	2022
proceeds returned for year starting April of the specified year[2]		0	0	0	0

[1]  Totals may not add due to rounding. Numbers are rounded to the nearest $5 million. This table excludes the costs of administering the fuel charge and output-based pricing system in jurisdictions subject to the federal carbon pollution pricing system, and the costs of delivering Climate Action Incentive payments and relief to certain sectors, which will be borne by the Government of Canada. Estimates of Climate Action Incentive payments beyond 2019–20 are illustrative and subject to adjustments as more information becomes available.

[2]  Climate Action Incentive payment amounts are based on estimated proceeds from the fuel charge for a given year. The accounting treatment of these payments for the purposes of the fiscal projections in this document requires some of the costs to be borne in the fiscal year prior to the fuel charge being collected, because they are delivered through the personal income tax system through returns for the previous tax year. In practice, however, the Government of Canada will be returning all the proceeds to the province of origin (as shown in the bottom line of the table).

100    Annex 1

Impact of Alternative Economic Scenarios

The fiscal projections presented in this Fall Economic Statement are based on an average of the September 2018 private sector economic outlook survey. However, economists surveyed offered a wide range of views regarding future economic growth and, therefore, the path of nominal GDP (the broadest measure of the tax base). Changes in economic growth assumptions can also have large impacts on the budgetary balance and debt-to-GDP profile over an extended projection horizon.

For example, if economic growth was stronger than expected, equalling the average of the top four individual forecasts for nominal GDP growth—which is equivalent to nominal GDP growth being 0.4 percentage points per year higher, on average, than in the full September survey—the budgetary balance would improve by $5.0 billion per year on average and potentially reach balance by 2023–24 (Chart A1.1). Further, this would result in a federal debt-to-GDP ratio of 26.1 per cent, which would be its lowest level since 1978.

Continued economic strength would accelerate deficit reduction

Chart A1.1
Federal Budgetary Balance	Federal Debt-to-GDP Ratio

Notes: Based on the average private sector economists’ projection for nominal GDP, excluding the adjustment for risk. The top (bottom) four scenarios are based on the average of the most optimistic (pessimistic) projections for nominal GDP among the economists surveyed.
Sources: Department of Finance Canada September 2018 survey of private sector economists; Department of Finance Canada calculations.

Conversely, basing fiscal projections on the average of the bottom four individual forecasts for nominal GDP growth—which is equivalent to nominal GDP growth being 0.4 percentage points per year lower, on average, than in the full September survey—the budgetary balance would worsen by $5.3 billion per year on average, and the federal debt-to-GDP ratio would still decline, but would be 29.7 per cent in 2023–24.

Details of Economic and Fiscal Projections    101

Policy Actions Taken Since Budget 2018

Table A1.7

Policy Actions Since Budget 2018

millions of dollars

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Growth, Innovation and Infrastructure and the Environment	934	717	466	476	85	87	2,765
Transportation Safety Board	3	3	3	3	3	3	20
Funding provided to the Transportation Safety Board to alleviate a series of funding pressures.
Increased Funding for the Regional Development Agencies	8	12	0	0	0	0	21
Reinvestment of receipts from repayable contributions to increase economic development activities.
Indemnification of NAV Canada	-	-	-	-	-	-	-
Indemnification of NAV Canada from any liabilities arising from air navigation services provided to the Department of National Defence.
Steel and Aluminum Response Plan	155	157	7	6	0	0	325
Less: Projected EI Revenues	-3	-10	-10	-10	-11	-11	-55

Funding was provided to the Department of Innovation, Science and Economic Development and Employment and Social Development Canada to provide support for the steel and aluminum industries, along with reliant workers and communities, impacted by the ongoing trade dispute with the United States. As discussed in the text box entitled “Steel and Aluminum Tariffs”, on a cash basis, this funding more than offsets the projected tariff revenue from Canadian countermeasures in effect since July 1, 2018. Projected revenues refers to the estimated offset from higher EI premiums resulting from the EI elements of this measure.

Establishing Better Rules to Protect the Environment and Grow the Economy	-11	3	1	2	3	0	-2

In February 2018, the Government announced that it would invest up to $1.01 billion over five years to support the proposed new impact assessment regime and Canadian Energy Regulator; increase science capacity in federal departments and agencies; implement the changes required to protect water, fish and navigation; and increase Indigenous and public participation. The funding profile has since been adjusted to better reflect Departmental requirements.

Acquisition of Icebreaking Capabilities	0	9	36	53	53	53	203
Interim Icebreaking Solutions - Operating	2	30	10	15	28	24	109

Funding to support the acquisition and operation of commercial icebreaking vessels by the Canadian Coast Guard. These vessels will provide interim capability for the Canadian Coast Guard while existing ships undergo maintenance and vessel life extensions, and replacement vessels are built under the National Shipbuilding Strategy.

LNG Canada Support Measures	90	90	45	45	5	0	275
Funding support for LNG Canada for a $40 billion investment to support a liquefied natural gas (LNG) investment in Kitimat, British Columbia.
Protection of Southern Resident Killer Whale	0	21	17	16	15	13	82
Less: Funds Sourced from Existing Departmental Resources	0	-5	-5	-4	-3	-2	-20

Funding to implement protection measures for the Southern Resident Killer Whale to address key threats to their survival and recovery including reduced prey availability, physical and acoustic disturbances, and environmental contaminants.

Destination Canada – Outreach Funding	3	0	0	0	0	0	3
Funding for Destination Canada to increase its promotion of business events and meetings and increase its tourism marketing initiative in the U.S.

102    Annex 1

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Restoring Rail Service to Churchill, Manitoba	52	30	4	4	4	4	100
Less: Funds Sourced from Existing Departmental Resources	-7	-6	0	0	-20	0	-33
Funding provided for acquisition, repairs, and an annual operating subsidy required by the Hudson Bay Railway Company, the Hudson Bay Port Company, and the Churchill Marine Tank Farm.
International Oceans Leadership	6	37	43	42	37	0	166
Less: Funds previously provisioned in the International Assistance Envelope	0	-18	-36	-36	-30	0	-120
Less: Funds Sourced from Existing Departmental Resources	-6	-2	0	0	0	0	-9
Funding for G7 commitments to support resilient coasts and coastal communities, sustainable oceans and fisheries, and efforts to address plastic waste in the ocean and other marine litter.
Pricing Carbon Pollution and Supporting Clean Growth
Climate Action Incentive Payments Net Fiscal Impact	630	305	295	285	0	0	1,515
Funding for the Canada Revenue Agency	10	58	54	53	0	0	175
Funding for the Department of Finance	1	2	2	2	2	2	11

Funding for the Canada Revenue Agency to administer Climate Action Incentive payments and the application of the federal carbon pollution pricing backstop system. Actual funding for the Canada Revenue Agency is expected to be lower, given that Climate Action Incentive payments will be made in four provinces. Remaining amounts that are not required to implement Climate Action Incentive payments or cannot be fully substantiated by the Treasury Board are to be returned to the fiscal framework.

Further, funding to the Department of Finance for administration, monitoring, and reporting in respect of the carbon pollution pricing system.

Finally, as previously noted in the text box entitled “Pricing Carbon Pollution While Delivering Climate Action Incentive Payments,” the accounting treatment of Climate Action Incentive payments for the purposes of the fiscal projections in this document requires some of the costs to be borne in the fiscal year prior to the fuel charge being collected, because they are delivered through the personal income tax system through returns for the previous tax year. In practice, however, the Government of Canada is simply taking the direct proceeds from the fuel charge and returning all the proceeds to the province of origin.

Labour Markets, Health, Safety and Economic Prosperity of Canadians	659	172	245	215	246	271	1,807
Accessible Canada	9	45	55	61	64	64	298
Less: Funds Sourced from Existing Departmental Resources	-1	-1	-1	-1	-1	-1	-7

Funding to further the objectives of the new Accessible Canada Act, which will enable the Government to take a proactive approach to end systemic discrimination of persons with disabilities. The act would establish a model to eliminate accessibility barriers and lead to more consistent accessibility in areas of federal jurisdiction across Canada.

Northern Housing	10	10	10	10	10	10	60
Less: Funds Sourced from Existing Departmental Resources	-10	-10	-10	-10	-10	-10	-60
As part of the National Housing Strategy, the Government is dedicating funding from within the National Housing Co- Investment Fund to support housing needs in the Northwest Territories and Yukon.
Strengthening Federal Corrections and Keeping Communities Safe	13	44	59	85	115	132	448
Funding to support amendments to transform federal corrections, including the introduction of a new correctional interventions model to eliminate segregation.

Details of Economic and Fiscal Projections    103

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Extension of the Missing and Murdered Indigenous Women and Girls Inquiry	32	7	0	0	0	0	38
Funding provided to the Privy Council Office to support the extension of the Inquiry into Missing and Murdered Indigenous Women and Girls.
Jordan’s Principle	297	0	0	0	0	0	297

Funding provided to Indigenous Services Canada to address increased demand for health, social and education services for First Nations children under Jordan’s Principle and Inuit children under the Child First Initiative.

Response to the Interim Report of the Inquiry into Missing and Murdered Indigenous Women and Girls	18	22	4	2	2	2	50

Funding provided to Indigenous Services Canada, Justice Canada, Public Safety Canada, Royal Canadian Mounted Police and Status of Women Canada in response to the November 2017 interim report of the Inquiry into Missing and Murdered Indigenous Women and Girls.

Broadening Eligibility for the Softwood Lumber Action Plan’s Workforce Adjustment Measures	29	0	0	0	0	0	29
Less: Funds previously provisioned in the Fiscal Framework	-25	0	0	0	0	0	-25
Less: Funds Sourced from Existing Departmental Resources	-4	0	0	0	0	0	-4

Repurposing of funds to broaden eligibility for the Softwood Lumber Action Plan’s workforce adjustment measures to all workers across Canada directly or indirectly affected by any forest sector trade disputes.

Irregular Migration – Support to Provinces and Territories	50	0	0	0	0	0	50
Compensation for Québec, Ontario and Manitoba to address requirements for temporary housing for irregular migrants.
2019 to 2021 Immigration Levels Plan	0	3	16	30	38	46	133

Funding for Immigration, Refugees and Citizenship Canada and partners to implement the 2019 to 2021 Immigration Levels Plan, which will set permanent resident admissions targets for 2019 at 330,800, 2020 at 341,000, and 2021 at 350,000.

Ex Gratia Payment to Quebec (in support of the province’s health system)	0	0	0	0	0	0	0

In March 2018, on the basis of amounts of extra-billing and user charges reported by the Quebec Auditor General with respect to 2015-16, the Minister of Health estimated a deduction amount of $9,907,229. In light of corrective action the provincial government had already taken to eliminate accessory fees in January 2017, that amount was subsequently returned to Quebec by the Government of Canada.

Bid Support for the Calgary 2026 Olympics	14	1	0	0	0	0	14

Funding provided to Canadian Heritage to support a potential bid to host the 2026 Winter Olympic and Paralympic Games in Calgary. This included funding to advance Calgary’s exploration of a formal bid, as well as federal coordination for a bid.

FIFA World Cup – Bid Support	3	2	0	0	0	0	5
Funding to support the Canadian Soccer Association in its submission of a joint bid to co-host the 2026 FIFA Men’s World Cup with the United States and Mexico (United 2026).
Earlier Implementation of EI Parental Sharing Benefit	35	54	-1	0	0	0	87
Less: Projected Revenues	0	-4	-11	-12	-12	-12	-51
Incremental funding to implement the EI Parental Sharing Benefit in March 2019, instead of June 2019 as announced in Budget 2018.

104    Annex 1

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Supporting Workers in Seasonal Industries	35	107	83	6	0	0	230
Less: Funds previously provisioned in the Fiscal Framework	-80	-150	0	0	0	0	-230

Repurposing and reprofiling of funds announced in Budget 2018 to introduce a new targeted EI Part I pilot project to provide additional weeks of income support to seasonal claimants, and to offer incremental funding through Labour Market Development Agreements to support workers in seasonal industries.

Correctional Service of Canada Quasi- Statutory Adjustment	0	16	16	16	16	16	80
Funding provided to the Correctional Service of Canada to account for fluctuations in everyday costs associated with correctional operations.
Implementing changes to Working While on Claim	3	2	2	2	2	2	14
Less: Projected Revenues	0	-1	-2	-2	-2	-3	-10
Incremental funding for administration costs associated with extending Employment Insurance Working While on Claim rules to sickness and maternity claims.
Modernizing Federal Labour Standards and amendments to the WEPP	70	27	25	27	24	25	199
Less: Funds Sourced from Existing Departmental Resources	-2	0	0	0	0	0	-2

Funding provided to support modernization of federal labour standards and to enhance Wage Earner Protection Program (WEPP) to increase the financial security for workers who are owed wages when their employer files for bankruptcy or enters receivership.

Disability Pension Adjustment Correction	165	0	0	0	0	0	165

Funding provided to Veterans Affairs Canada to issue payments addressing an error in the calculation of Disability Pension benefits that occurred between 2003 and 2010 and ensure affected veterans and their families receive the benefits they were owed over the period.

Government Operations, Fairness and Openness	44	99	39	36	36	28	282
Department of Finance Support for Government Priorities	1	1	2	2	2	2	9

Funding to address pressures stemming from an increasing workload that the Department has undertaken in meeting Government priorities primarily related to: management of major Government assets (e.g., the Trans Mountain pipeline); anti-money laundering fees; and, other legal and regulatory drafting costs.

Central Fund for Government of Canada Advertising	5	5	5	5	5	5	28
Funding provided to increase the central fund for Government of Canada advertising.
Modernization of the Canada Elections Act	17	47	8	8	8	0	87

Funding to support amendments to the Canada Elections Act, which change spending limits for political parties and third parties, increase equity and accessibility, and improve the administration of elections.

Supporting Privy Council Office Ministers	8	12	12	12	12	12	66

Funding provided to the Privy Council Office (PCO) to increase operational capacity to support PCO Ministers (the Leader of the Government in the House of Commons, the Minister of Democratic Institutions and the Minister of Intergovernmental and Northern Affairs and Internal Trade).

Government Response to Bill C-316 Regarding Increasing Organ Donations	0	4	0	0	0	0	4

Funding for the Canada Revenue Agency to collect individual consents to share personal information with provinces and territories for the purpose of receiving further information on becoming an organ donor.

Details of Economic and Fiscal Projections    105

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Addressing Corporate Integrity	4	8	8	8	8	8	43

Funding provided to Public Services and Procurement Canada and the Public Prosecutions Service of Canada in support of enhancements to the Integrity Regime and the introduction of a Remediation Agreements regime, as committed to in Budget 2018.

Governor In Council Appointment Process	5	6	5	2	2	2	24
Funding to the Privy Council Office to support the administration of the new transparent Governor in Council (GIC) Appointment Process announced in Budget 2016.
Support for the Public Prosecution Service of Canada	4	17	0	0	0	0	21
Funding provided to the Public Prosecution Service of Canada to support continued operations concerning the prosecution of criminal offences under federal jurisdiction.
Tax and Financial Sector Policy	56	56	77	97	107	108	501
Taxation of Communal Organizations	45	15	15	15	15	15	120

The 2018 Fall Economic Statement proposes to amend the Income Tax Act to ensure that the business income of communal organizations retains its character when it is allocated to members of the communal organization for income tax purposes, effective for the 2014 and subsequent taxation years.

Extend the Tax Deduction for Canadian Armed Forces Personnel and Police Officers	1	1	2	2	2	3	11

Allow the Minister of Public Safety to determine international operational missions on which police and Canadian Forces members would be eligible for tax relief, in the same manner as the Minister of National Defence.

Response to Consultation Panel on Political Activities by Charities	10	40	60	80	90	90	370

The Government has proposed, in Bill C-86, changes to the Income Tax Act to remove the current limits on non-partisan political activities to allow charities to engage fully in public policy dialogue and development in furtherance of their charitable purposes. This cost reflects the expected increase in claims of the Charitable Donation Tax Credit and other tax incentives for charities.

Trade, International Relations and Security	15	109	130	88	79	17	438
Renewal of Operation REASSURANCE	0	130	129	128	127	0	514
Less: Funds Sourced from Existing Departmental Resources	0	-39	-15	-56	-65	0	-175
Funding for the renewal of Operation REASSURANCE, Canada’s contribution to North Atlantic Treaty Organization (NATO) assurance and deterrence measures in Central and Eastern Europe.
Secure Communication for National Leadership	12	7	5	5	5	5	39
Less: Funds Sourced from Existing Departmental Resources	-5	0	0	0	0	0	-5

Funding provided to the Privy Council Office, the Communications Security Establishment and Shared Services Canada to expand access to secure communication technologies for senior leaders in the Government of Canada.

Education for Women and Girls in Crisis and Conflict Situations	100	150	150	0	0	0	400
Less: Funds previously provisioned in the International Assistance Envelope	-100	-150	-150	0	0	0	-400
Funding to improve access and reduce barriers to quality education for women and girls around the world in crisis and conflict situations.

106    Annex 1

	2018– 2019	2019– 2020	2020– 2021	2021– 2022	2022– 2023	2023– 2024	Total
Steel Trade Enforcement	4	6	7	7	7	7	38
Trade Dispute Resources	4	5	5	5	5	5	28

Funding for the administration of Canada’s policy responses in respect of the U.S. steel and aluminum tariffs. These resources will support the Canada Border Services Agency, Global Affairs Canada, the Canadian International Trade Tribunal, Administrative Tribunals Support Service of Canada and Finance Canada in administering a number of related policy actions, including Canada’s tariff countermeasures, duties relief programming, duty remission, trade remedy investigations and enforcement, and steel import monitoring and safeguards.

Technical Assistance to support the International Assistance Innovation Program and Sovereign Loans Program	0	29	21	21	23	23	116
Less: Funds previously provisioned in the International Assistance Envelope	0	-29	-21	-21	-23	-23	-116

Funding to provide technical assistance and capacity building in developing countries as part of the new International Assistance Innovation Program and the Sovereign Loans Program announced in Budget 2018.

Knowledge Sharing Platform for Tax Administrations	3	3	4	4	4	0	17
Less: Funds previously provisioned in the International Assistance Envelope	-3	-3	-4	-4	-4	0	-17

Funding to create an end-state global Knowledge Sharing Platform for Tax Administrations, a digital tool designed to promote and share knowledge and expertise among tax officials globally. The platform supports tax capacity building in developing countries and better equips countries to deal with the global challenge of international tax evasion and aggressive tax avoidance.

Global Infrastructure Hub and the Global Centre for Infrastructure Excellence	20	0	0	0	0	0	20
Less: Funds previously provisioned in the International Assistance Envelope	-20	0	0	0	0	0	-20

Funding to support the Global Infrastructure Hub’s second four-year term, including the establishment of an office in Toronto as the centre for its North American operations. Includes $5 million in funding to launch the Global Centre for Infrastructure Excellence which will focus on making sure private investments are effectively mobilized for resilient, sustainable infrastructure that benefits everyone.

Net Fiscal Impact – Policy Actions Since Budget 2018	1,707	1,153	957	911	553	511	5,792
(Net) Fiscal Impact of Non-Announced Measures	1,754	527	541	2,090	1,849	2,777	9,538
Net Fiscal Impact – Total Policy Actions Since Budget 2018	3,460	1,680	1,498	3,001	2,402	3,288	15,330

Note: Totals may not add due to rounding.

[1] The net fiscal impact of measures that are not announced is presented at the aggregate level, and includes provisions for anticipated Cabinet decisions not yet made and funding decisions related to national security, commercial sensitivity, trade agreements, and litigation issues.

Details of Economic and Fiscal Projections    107

Policy Actions and Fall Economic Statement Investments by Department (Cash Basis)

Table A1.8

Policy Actions Since Budget 2018 by Department

millions of dollars (cash basis)

	2018- 2019	2019- 2020	2020- 2021	2021- 2022	2022- 2023	2023- 2024	Total (Cash)
Administrative Tribunals Support Service of Canada	2	0	1	1	1	1	7
Accessible Canada	0	0	1	1	1	1	5
Trade Dispute Resources	2	0	0	0	0	0	2
Atlantic Canada Opportunities Agency	26	0	0	0	0	0	26
Increased Funding for the Regional Development Agencies	26	0	0	0	0	0	26
Canada Border Services Agency	5	10	12	12	12	12	64
2019 to 2021 Immigration Levels Plan	0	1	2	2	2	2	7
Steel Trade Enforcement	4	6	7	6	6	6	36
Trade Dispute Resources	1	4	4	4	4	4	21
Canada Revenue Agency	19	73	61	55	4	0	211
Fuel Charge Administration	6	22	22	22	0	0	72
Knowledge Sharing Platform for Tax Administrations	3	3	4	4	4	0	17
Implementation of Government Response to Bill C-316 Regarding Increasing Organ Donation	0	4	0	0	0	0	4
Returning Carbon Pollution Proceeds	10	44	35	29	0	0	119
Canadian Heritage	17	3	0	0	0	0	19
FIFA World Cup – Bid Support	3	2	0	0	0	0	5
Bid Support for the Calgary 2026 Olympics	14	1	0	0	0	0	14
Canadian Human Rights Commission	0	3	4	6	8	8	30
Accessible Canada	0	3	4	6	8	8	30
Canadian Human Rights Tribunal	0	0.01	0.02	0.03	0.04	0.04	0.14
Accessible Canada	0	0.01	0.02	0.03	0.04	0.04	0.14
Canadian Transportation Agency	0	0	1	1	0	0	3
Accessible Canada	0	0	1	1	0	0	3
Communications Security Establishment Canada	3	3	0	0	0	0	5
Secure Communication for National Leadership	3	3	0	0	0	0	5
Correctional Service of Canada	13	60	75	101	131	148	528
Strengthening Federal Corrections and Keeping Communities Safe	13	44	59	85	115	132	448
Correctional Service of Canada Quasi-Statutory Adjustment	0	16	16	16	16	16	80
Department of Finance Canada	2	4	5	5	5	5	24
Trade Dispute Resources	0	1	1	1	1	1	5
Returning Carbon Pollution Proceeds	1	2	2	2	2	2	11
Department of Finance Support for Government Priorities	1	1	2	2	2	2	9
Economic Development Agency of Canada for the Regions of Québec	0	47	0	0	0	0	47
Increased Funding for the Regional Development Agencies	0	47	0	0	0	0	47

108    Annex 1

	2018- 2019	2019- 2020	2020- 2021	2021- 2022	2022- 2023	2023- 2024	Total (Cash)
Elections Canada	17	47	8	8	8	0	87
Modernization of the Canada Elections Act	17	47	8	8	8	0	87
Employment and Social Development Canada	100	72	65	73	70	71	451
Accessible Canada	7	28	36	42	44	44	200
Earlier Implementation of EI Parental Sharing Benefit	13	9	-1	0	0	0	21
Implementing changes to Working While on Claim	3	2	2	2	2	2	14
Steel and Aluminum Response Plan	1	1	1	1	0	0	4
Supporting Workers in Seasonal Industries	9	5	3	1	0	0	17
Modernizing Federal Labour Standards and amendments to the WEPP	68	27	25	27	24	25	196
Fisheries and Oceans Canada	828	56	24	28	40	30	1,007
Acquisition of Icebreaking Capabilities – Canadian Coast Guard	828	30	10	15	28	24	935
International Oceans Leadership	0	18	8	7	7	0	39
Protection of Southern Resident Killer Whale	0	8	6	6	6	6	33
Global Affairs Canada	-2	26	18	17	20	23	102
Knowledge Sharing Platform for Tax Administrations	-3	-3	-4	-4	-4	0	-17
Steel Trade Enforcement	0.3	0.3	0.3	0.3	0.3	0.3	1.9
Technical Assistance to support the International Assistance Innovation Program and Sovereign Loans Program	0	29	21	21	23	23	116
Trade Dispute Resources	1	0	0	0	0	0	1
Immigration, Refugees and Citizenship Canada	50	2	15	28	36	44	175
Irregular Migration - Support to Provinces and Territories	50	0	0	0	0	0	50
2019 to 2021 Immigration Levels Plan	0	2	15	28	36	44	125
Indigenous Services Canada	308	9	2	0	0	0	319
Jordan’s Principle	297	0	0	0	0	0	297
Response to the Interim Report of the Inquiry into Missing and Murdered Indigenous Women and Girls	11	9	2	0	0	0	21
Innovation, Science and Economic Development Canada	218	215	45	45	5	0	528
LNG Canada Support Measures	90	90	45	45	5	0	275
Steel and Aluminum Response Plan	125	125	0	0	0	0	250
Destination Canada – Outreach Funding	3	0	0	0	0	0	3
Justice Canada	0	5	0	0	0	0	5
Response to the Interim Report of the Inquiry into Missing and Murdered Indigenous Women and Girls	0	5	0	0	0	0	5
National Defence	0	96	116	68	59	0	339
Renewal of Operation REASSURANCE	0	96	116	68	59	0	339
Parks Canada	0	7	3	3	3	3	18
Protection of Southern Resident Killer Whale	0	7	3	3	3	3	18

Details of Economic and Fiscal Projections    109

	2018- 2019	2019- 2020	2020- 2021	2021- 2022	2022- 2023	2023- 2024	Total (Cash)
Privy Council Office	48	28	19	16	16	16	142
Secure Communication for National Leadership	4	3	2	2	2	2	13
Extension of the Missing and Murdered Indigenous Women and Girls Inquiry	32	7	0	0	0	0	38
Supporting Privy Council Office Ministers	8	12	12	12	12	12	66
Governor In Council Appointment Process	5	6	5	2	2	2	24
Public Prosecution Service of Canada	4	18	1	1	1	1	26
Addressing Corporate Integrity	0	1	1	1	1	1	5
Support for the Public Prosecution Service of Canada	4	17	0	0	0	0	21
Public Safety and Emergency Preparedness	1	1	0	0	0	0	1
Response to the Interim Report of the Inquiry into Missing and Murdered Indigenous Women and Girls	1	1	0	0	0	0	1
Public Service Commission	0	3	3	3	3	3	14
Accessible Canada	0	3	3	3	3	3	14
Public Services and Procurement Canada	4	12	12	12	12	12	65
Accessible Canada	0	5	5	5	5	5	26
Addressing Corporate Integrity	4	7	7	7	7	7	38
Royal Canadian Mounted Police	1	8	2	2	2	2	18
Response to the Interim Report of the Inquiry into Missing and Murdered Indigenous Women and Girls	1	2	2	2	2	2	12
Disability Pension Adjustment Correction	0	6	0	0	0	0	6
Shared Services Canada	1	1	3	3	3	3	16
Secure Communication for National Leadership	1	1	3	3	3	3	16
Status of Women Canada	5	5	0	0	0	0	10
Response to the Interim Report of the Inquiry into Missing and Murdered Indigenous Women and Girls	5	5	0	0	0	0	10
Transport Canada	0	2	2	2	-18	2	-9
Restoring Rail Service to Churchill, Manitoba	0	0	0	0	-20	0	-20
Protection of Southern Resident Killer Whale	0	2	2	2	2	2	11
Transportation Safety Board	3	3	3	3	3	3	20
Transportation Safety Board	3	3	3	3	3	3	20
Treasury Board of Canada Secretariat	5	9	9	6	6	6	41
Accessible Canada	0	4	5	1	1	1	13
Central Fund for Government of Canada Advertising	5	5	5	5	5	5	28
Veterans Affairs Canada	0	65	94	0	0	0	159
Disability Pension Adjustment Correction	0	65	94	0	0	0	159
Western Economic Diversification Canada	49	24	4	4	4	4	90
Increased Funding for the Regional Development Agencies	3	0	0	0	0	0	3
Restoring Rail Service to Churchill, Manitoba	45	24	4	4	4	4	87
Total – Policy Actions Since Budget 2018	1,726	916	606	504	435	399	4,587
Net adjustments to be on a 2018-19 voted budgetary Estimates basis	-35	-	-	-	-	-	-
Total 2018-19 voted budgetary Estimates basis	1,691	-	-	-	-	-	-
Note: Totals may not add due to rounding.

110    Annex 1

Table A1.9

2018 Fall Economic Statement Investments by Department

millions of dollars (cash basis)

	2018- 2019	2019- 2020	2020- 2021	2021- 2022	2022- 2023	2023- 2024	Total (Cash)
Administrative Tribunals Support Service of Canada	0	0	2	2	2	2	8
Implementing Proactive Pay Equity Legislation	0	0	2	2	2	2	8
Agriculture and Agri-Food Canada	0	2	2	2	2	2	12
Accessing New Markets for Canadian Exports	0	2	2	2	2	2	12
Canada Revenue Agency	0	1	1	1	1	1	4
Consultation Panel on Political Activities by Charities	0	1	1	1	1	1	4
Canadian Food Inspection Agency	0	2	2	2	2	2	11
Accessing New Markets for Canadian Exports	0	2	2	2	2	2	11
Canadian Heritage	0	6	2	2	2	2	15
TV5 Monde - French Digital Platform	0	6	2	2	2	2	15
Canadian Human Rights Commission	0	2	3	4	3	3	15
Implementing Proactive Pay Equity Legislation	0	2	3	4	3	3	15
Crown-Indigenous Relationship and Northern Affairs	0	13	13	13	13	13	63
Nutrition North Canada Program	0	13	13	13	13	13	63
Department of Finance Canada	1	2	2	2	2	2	12
Consultation Panel on Political Activities by Charities	0.1	0.2	0.2	0.2	0.2	0.2	1
Supporting Tax Policy Analysis and Development	1	2	2	2	2	2	11
Economic Development Agency of Canada for the Regions of Québec	0	-6	-6	-6	-6	-6	-30
Sustaining Canada’s Wild Fish Stocks	0	-6	-6	-6	-6	-6	-30
Employment and Social Development Canada	1	18	121	86	86	86	397
Social Finance Fund	0	17	120	85	85	85	394
Implementing Proactive Pay Equity Legislation	1	1	0	0	0	0	3
Fisheries and Oceans Canada	10	41	44	49	49	49	242
Sustaining Canada’s Wild Fish Stocks	10	41	44	49	49	49	242
Global Affairs Canada	10	45	71	71	71	71	340
Accessing New Markets for Canadian Exports	0	35	61	61	61	71	290
Helping Businesses Explore New Markets	10	10	10	10	10	0	50
Health Canada	0	1	1	1	1	1	3
Accessing New Markets for Canadian Exports	0	1	1	1	1	1	3
Innovation, Science and Economic Development Canada	0	173	203	228	162	102	867
Strategic Innovation Fund	0	160	180	200	160	100	800
Accessing New Markets for Canadian Exports	0	3	5	6	2	2	17
Clean Technology Venture Capital – Business Development Bank of Canada	0	10	18	23	0	0	50
National Research Council Canada	0	14	14	14	14	14	68
Increasing Access to National Building Codes	0	14	14	14	14	14	68
Public Safety and Emergency Preparedness	25	0	0	0	0	0	25
Avalanche Canada	25	0	0	0	0	0	25

Details of Economic and Fiscal Projections    111

	2018- 2019	2019- 2020	2020- 2021	2021- 2022	2022- 2023	2023- 2024	Total (Cash)
Transport Canada	-40	138	301	208	155	26	788
Accessing New Markets for Canadian Exports	-40	138	301	208	155	26	788
Treasury Board of Canada Secretariat	2	5	13	17	13	8	59
Enhancing Government capacity to develop and implement effective regulations	0	2	4	4	0	0	10
Implementing Proactive Pay Equity Legislation	2	3	9	13	13	8	49
Allocation to be determined	0	1	2	2	3	3	11
Launch a Centre for Regulatory Experimentation	0	1	2	2	3	3	11
Total – 2018 Fall Economic Statement Measures	9	457	789	697	575	381	2,908
Net adjustment to be on a 2018-19 voted budgetary Estimates basis	40	-	-	-	-	-	-
Total 2018-19 voted budgetary Estimates basis	49	-	-	-	-	-	-
Note: Totals may not add due to rounding.

112    Annex 1

Reconciliation of 2018 Fall Economic Statement Expenses with 2018–19 Main Estimates

Under this reconciliation, the accrual expense forecast is decomposed into nine building blocks beginning with the Main Estimates authorities, Budget Implementation Vote (BIV) allocations-to-date, Policy Actions since Budget 2018 as well as 2018 Fall Economic Statement measures that could be included in Supplementary Estimates, additional Estimates authorities for which Parliamentary approval may be sought later in the fiscal year, amounts forecasted to remain unspent or carried forward from total authorities, further spending financed by departmental revenues, spending-like programs delivered through the tax system, and remaining accrual and consolidation adjustments required to put the forecast on the same accounting basis as the Public Accounts of Canada, Volume I. These building blocks are consistent with concepts and definitions used in the Public Accounts of Canada, Volume II.

Table A1.10

Reconciliation of 2018 Fall Economic Statement Expenses with the 2018–19 Main Estimates billions of dollars
(1) Main estimates		276.0
(2) Budget Implementation Vote allocations
Allocations to Departments	2.9
Drawdowns of Vote	(2.9)	0.0

(3) Measures		1.7
(4) Other anticipated authorities		19.0
(5) Unspent/carried forward		(12.7)

(6) Net expenditures		284.0
(7) Netted revenues		11.2
(8) Tax credits & repayments		27.9
(9) Accrual & consolidation adjustments		21.0

(10) FES expense forecast		344.1

Budget and Estimates Alignment: Greater Clarity on Government Spending

To better align the Budget and Estimates processes and strengthen oversight of government spending, the 2018 Budget Plan included detail on new spending measures by organization, and for the first time in recent years the 2018-19 Main Estimates were tabled after the federal Budget. The Government’s work on Estimates reform is guided by the belief that Canadians have a right to know where public funds are going and how they will be spent.

In order to support this initiative, the Government introduced a new Treasury Board managed central vote, TB vote 40, which effectively aligned financial totals presented in the Budget and the Estimates. By establishing this clear link between the two documents, the Government is improving the alignment of the Budget and the Main Estimates and making the planning, spending, tracking and reporting of tax dollars more transparent.

Details of Economic and Fiscal Projections     113

Table A1.11

Detailed Reconciliation of 2018 Fall Economic Statement Expenses with the 2018–19 Main Estimates billions of dollars

	(1)	(2)	(3)	(4)	(5)	(6)
	Main Estimates	BIV allocations- to-date	Measures	Other anticipated authorities	Unspent/ carried forward	Net expenditures
Direct program expenses of large departments
National Defence	20.4	0.0	0.0	1.2	(1.1)	20.4
Indigenous Services Canada	9.3	0.3	0.3	1.3	(0.3)	11.0
Employment and Social Development Canada	7.2	0.0	0.0	0.5	(0.1)	7.6
Treasury Board of Canada Secretariat[1]	13.6	(2.3)	0.0	(1.9)	(2.7)	6.7
Global Affairs Canada	6.5	0.1	0.0	0.9	(0.3)	7.2
Canada Revenue Agency	4.2	0.0	0.0	0.4	(0.2)	4.4
Infrastructure Canada	4.0	0.0	0.0	0.7	(0.5)	4.2
Royal Canadian Mounted Police	3.5	0.0	0.0	0.6	(0.2)	3.9
Public Services and Procurement Canada	3.2	0.1	0.0	1.2	(0.6)	4.0
Crown-Indigenous Relations and Northern Affairs Canada	3.1	0.0	0.0	2.0	(0.4)	4.8
Innovation, Science and Economic Development Canada	2.9	0.1	0.2	0.2	(0.6)	2.8
Agriculture and Agri-Food Canada	2.5	0.0	0.0	0.0	(0.1)	2.3
Fisheries and Oceans Canada	2.4	0.1	0.8	1.5	(0.3)	4.6
Correctional Service Canada	2.4	0.0	0.0	0.2	(0.1)	2.6
Immigration, Refugees and Citizenship Canada	2.4	0.0	0.1	1.5	(1.3)	2.6
Canada Border Services Agency	1.8	0.1	0.0	0.6	(0.3)	2.3
Transport Canada	1.5	0.0	0.0	0.1	(0.3)	1.4
Environment and Climate Change Canada	1.5	0.1	0.0	0.1	(0.1)	1.6
Natural Resources Canada	1.5	0.0	0.0	0.0	(0.1)	1.3
Health Canada	1.3	0.1	0.0	0.3	(0.1)	1.7
Canadian Heritage	1.3	0.0	0.0	0.1	(0.0)	1.4
Public Safety Canada	1.2	0.0	0.0	0.0	(0.1)	1.1
Department of Finance Canada	0.7	0.0	0.0	0.1	(0.1)	0.8
Subtotal	98.6	(1.2)	1.5	11.7	(10.1)	100.5
Consolidated Crown corporations	5.0	0.3	0.0	0.9	(0.6)	5.5
Other direct program expenses	22.5	0.9	0.2	6.8	(2.0)	28.3
Total direct program expenses	126.0	0.0	1.7	19.4	(12.7)	134.4
Major transfers	127.1	0.0	0.0	(0.4)	0.0	126.8
Public debt charges	22.8	0.0	0.0	0.0	0.0	22.8
Total expenses	276.0	0.0	1.7	19.0	(12.7)	284.0
Note: Totals may not add due to rounding.
[1] Includes Treasury Board central votes.

114    Annex 1

Table A1.11

Detailed Reconciliation of 2018 Fall Economic Statement Expenses with the 2018–19 Main Estimates billions of dollars

	(6)	(7)	(8)	(9)	(10)
	Net expenditures	Netted revenues	Tax credits & repayments	Accrual & consolidation adjustments	Fall Economic Statement expense forecast
Direct program expenses of large departments
National Defence	20.4	0.3	0.0	6.8	27.5
Indigenous Services Canada	11.0	0.0	0.0	0.1	11.1
Employment and Social Development Canada	7.6	2.2	0.0	(0.0)	9.7
Treasury Board of Canada Secretariat[1]	6.7	0.7	0.0	(0.8)	6.6
Global Affairs Canada	7.2	0.0	0.0	(0.3)	6.9
Canada Revenue Agency	4.4	0.3	4.0	3.9	12.6
Infrastructure Canada	4.2	0.0	0.0	(0.9)	3.2
Royal Canadian Mounted Police	3.9	1.7	0.0	1.0	6.6
Public Services and Procurement Canada	4.0	3.4	0.0	(3.7)	3.7
Crown-Indigenous Relations and Northern Affairs Canada	4.8	0.0	0.0	(1.9)	2.9
Innovation, Science and Economic Development Canada	2.8	0.3	0.0	(0.1)	2.9
Agriculture and Agri-Food Canada	2.3	0.1	0.0	(0.0)	2.4
Fisheries and Oceans Canada	4.6	0.0	0.0	(2.4)	2.2
Correctional Service Canada	2.6	0.1	0.0	(0.2)	2.5
Immigration, Refugees and Citizenship Canada	2.6	0.4	0.0	(0.1)	3.0
Canada Border Services Agency	2.3	0.0	0.0	(0.1)	2.2
Transport Canada	1.4	0.1	0.0	(0.0)	1.4
Environment and Climate Change Canada	1.6	0.1	0.0	(0.0)	1.6
Natural Resources Canada	1.3	0.0	0.0	(0.0)	1.3
Health Canada	1.7	0.1	0.0	(0.1)	1.7
Canadian Heritage	1.4	0.0	0.0	(0.0)	1.4
Public Safety Canada	1.1	0.0	0.0	0.1	1.2
Department of Finance Canada	0.8	0.0	0.0	(0.1)	0.7
Subtotal	100.5	10.0	4.0	1.0	115.5
Consolidated Crown corporations	5.5	0.0	0.0	3.4	8.9
Other direct program expenses	28.3	1.3	0.0	(5.1)	24.5
Total direct program expenses	134.4	11.2	4.0	(0.7)	149.0
Major transfers	126.8	0.0	23.9	20.6	171.3
Public debt charges	22.8	0.0	0.0	1.0	23.8
Total expenses	284.0	11.2	27.9	21.0	344.1
Note: Totals may not add due to rounding.
[1] Includes Treasury Board central votes.

Details of Economic and Fiscal Projections     115

1. Main Estimates

The Estimates reflect authorities approved in previous budgets and confirmed by Treasury Board for all organizations that receive a voted appropriation from Parliament. The Estimates also include, for information, forecasts of spending under most statutory authorities previously provided by Parliament.

The Estimates are presented on a modified cash basis of accounting. Figures are net of certain revenues collected by departments, which departments can re-spend to reduce the level of appropriations sought from Parliament.

The Estimates are designed primarily to support Parliament’s scrutiny of the portion of government spending that requires annual approval through the appropriation acts. As such, they exclude several programs where authorities and reporting to Parliament are established under separate regimes, most notably the Employment Insurance Operating Account and programs delivered through the tax system.

Estimates include both budgetary authorities (for expenditures which impact the income statement) and non-budgetary authorities (for balance sheet transactions). As the objective in this reconciliation table is to identify transactions and adjustments that affect accrual expenses, the Main Estimates column includes only budgetary authorities.

2. Budget Implementation Vote allocations-to-date

The Budget Implementation Vote (BIV) was introduced in the Main Estimates 2018–19. The BIV was included in the Main Estimates of the Treasury Board of Canada Secretariat (TBS), and is being allocated to departments throughout the fiscal year as measures included in the vote are confirmed by Treasury Board.

This column shows amounts which have been allocated to departments by Treasury Board as of the latest available monthly update published by TBS on October 31, 2018, which reflects Treasury Board approvals through the end of October 2018.

BIV amounts which are remaining to be allocated later in 2018–19 are included within the column Other anticipated authorities.

3. Measures

This column is based on policy actions taken since Budget 2018 by department in Table A1.8, as well as investments announced in this Fall Economic Statement by department in Table A1.9, adjusted to follow the same modified cash basis of accounting and presentational conventions as the Estimates (for example, amounts related to the Employment Insurance Operating Account do not flow through the Estimates). In order to focus on measures where voted appropriations are expected to be sought from parliament and which are expected to have a fiscal impact, measures which are statutory or non-budgetary are omitted from this column.

Measures affecting departments other than the 23 identified in the table are grouped in the “Other direct program expenses” row. Measures which are solely statutory (and budgetary) are included in the column Other anticipated authorities.

4. Other anticipated authorities

This category captures a range of forecasted authorities for measures and mechanisms that have been approved previously, or that have already been authorized under existing legislation, and that are expected to appear in a Supplementary Estimates or the Public Accounts.

For example, a revolving fund or a department with multi-year appropriations may have authority to carry forward unspent authorities from 2017–18 into 2018–19, but that amount cannot be confirmed until the audited financial results for 2017–18 become available, which means that the amounts are not included in the Main Estimates.

116    Annex 1

Similarly, the Treasury Board manages several central votes for carry-forwards, certain eligible personnel expenditures and other contingencies that are initially presented under Treasury Board of Canada Secretariat and subsequently allocated to departments throughout the year as departments meet eligibility requirements. This includes amounts remaining to be allocated from the Budget Implementation Vote for Budget 2018 measures.

Another common reason authorities are not sought until a Supplementary Estimates is that a previous budget or off-cycle measure has not yet received the supporting policy or program approval.

There are also certain statutory authorities, often small, which may not be included for information in the Estimates but which are reported in the Public Accounts.

Note that the sum of the values in the first four columns represent a forecast of total budgetary authorities available by department, consistent with the concepts and definitions applied in the Public Accounts of Canada, Volume II, Section 1, Table 5.

5. Unspent/carried forward

This column is the forecasted difference between the forecast of potential spending authorities for 2018–19 (authorities from the first four columns) and anticipated spending over that period (net expenditures in the sixth column).

Specifically, the Estimates show the maximum amount of appropriated funding that can be spent at a point in time, while the Fall Economic Statement projects the amount of spending that will likely be spent over the entire course of the fiscal year.

The Fall Economic Statement forecast recognizes that some amount of authorities included in the Estimates will remain unspent at the end of the fiscal year. These unspent amounts are either carried forward automatically into subsequent years or they “lapse”. Amounts that technically lapse in one year are often spent in a subsequent year as they are reprofiled and included in a future Estimates.

Lapses are influenced by many factors, such as contract and project delays, uncommitted authorities in Treasury Board managed central votes, as well as departmental funds management practices to ensure that spending does not exceed the authorities approved by Parliament.

In terms of the Public Accounts of Canada, Volume II, Section 1, Table 5, this column aligns with the sum of “Available for use in subsequent years” and “Lapsed”.

6. Net expenditures

Expenditures are largely funded through voted appropriations and statutory authorities, and to a limited extent through departmental revenues. In the Estimates, authorities and expenditures are presented on a “net” basis, i.e. excluding expenditures expected to be funded by departmental revenues, in order to reflect the expected impact on the Consolidated Revenue Fund.

Figures in this column are presented on the same modified cash basis of accounting as the Estimates, and represent a forecast of the corresponding amount in the Public Accounts of Canada, Volume II, Section 1, Table 5.

7. Netted revenues

Certain expenditures are funded through departmental revenues. Accrual expenses in the Fall Economic Statement and the Public Accounts are on a “gross” basis, so revenues that are netted against expenditures in the Estimates are added back in order to arrive at forecasted accrual expenses. Summing the figures in the Net expenditures column with the Netted revenues column would yield “Total gross expenditures” on a modified cash basis of accounting. Net expenditures, Netted revenues and Total gross expenditures are reported by department in the Public Accounts of Canada, Volume II, Section 1, Table 3.

Details of Economic and Fiscal Projections    117

8. Tax credits & repayments

This column captures expenditures forecasted to be delivered through the tax system, but not shown in the Estimates. Costs related to the Canada Child Benefit are the largest component in this column (shown in the Major transfers row). Tax credits and repayments that are considered direct program expenses are shown in the Canada Revenue Agency row, and include incentives for research and development, the Canada Workers Benefit as well as refundable tax credits.

Parliament does not authorize annual spending for such tax expenditures and refundable tax credits, which are instead legislated through the Income Tax Act. These expenditures are reported in the Public Accounts of Canada, Volume II, Section 1, Table 3a. In addition, the Department of Finance Canada’s annual Report on Federal Tax Expenditures includes both historical and forecasted values by program.

9. Accrual & consolidation adjustments

This column captures other differences in accounting basis and scope between the Estimates and the Fall Economic Statement/Public Accounts of Canada.

The budget and the Fall Economic Statement are presented on an accrual basis whereas the Estimates are presented on a modified cash basis. As a result, certain items such as acquisitions of tangible capital assets will be reported differently. Under accrual accounting, the cost to acquire an asset is amortized over the expected life of the asset, whereas under modified cash accounting, the cost is recognized as disbursements are made. For example, if a building is acquired that has a useful life of 30 years, then accrual accounting will see the cost amortized over the 30-year life of the asset, while cash accounting will portray the cost only in the first few years when the payments are made.

Other examples of accrual adjustments include bad debt expenses, operating expenses and public debt charges related to pensions and benefits for which cash disbursements are expected to be made in subsequent years but for which expenses are accrued in the current year.

All costs related to consolidated specified purpose accounts, and certain costs related to consolidated Crown corporations, are also included here, including some amounts announced in the 2018 Fall Economic Statement. The most important is Employment Insurance (EI) benefits. Most EI costs are paid directly out of the Employment Insurance Operating Account, rather than a departmental appropriation, and are therefore not specifically included in Estimates, although they are included in the Fall Economic Statement. Similarly, expenses of consolidated Crown corporations that are funded from their own revenues are also captured here.

A final consolidation adjustment included is the reversal of expenses that are internal to government, such as when one department pays another to provide it with a service.

This column represents a forecast consistent with a group of adjustments reported in the Public Accounts of Canada, Volume II, Section 1, Table 3a.

10. Fall Economic Statement expense forecast

This column represents final external expenses on an accrual basis, inclusive of all Fall Economic Statement and off-cycle measures outlined in the Fall Economic Statement.

118    Annex 1

Annex 2

DELIVERING RESULTS FOR CANADIANS

In November 2015, the Government set out to achieve 289 commitments as set out in mandate letters sent from the Prime Minister to each Cabinet Minister, each of which was focused on delivering real results for Canadians. These commitments have been openly shared with Canadians, and their progress has been tracked regularly and reported to Canadians through the http://canada.ca/results website.

Over the last three years, the Government has worked hard to take action and ensure progress against each of its commitments, making real change in the lives of middle class Canadians and those working hard to join it. Of the commitments made in 2015, ninety-seven have been successfully completed, including, for example, the new Canada Child Benefit and the middle class tax cut, while 189 more have had action taken and progress made.

Building on its original commitments in 2015, the Government has also released a number of new commitments, bringing the total made since 2015 to 427. This Fall Economic Statement will enable further progress on 33 of the 427 commitments. A full breakdown of progress against each of these commitments is included below.

Further information on the specific actions taken on each of the 427 commitments can be found by visiting http://canada.ca/results.

Delivering Results for Canadians    119

Table 2.1

List of November 2015 Mandate Letter Commitments by Priority Area

Priority	Commitment	Status	Accountable Minister(s)
Strong Middle Class	Crack down on tax evaders.	Actions taken, progress made	Minister of National Revenue
Strong Middle Class	Increase funding to “Young Canada Works” to help prepare the next generation working in the heritage sector.	Completed - fully met	Minister of Canadian Heritage and Multiculturalism
Strong Middle Class	Balance the budget in 2019/20.	Actions taken, progress made, facing challenges	Minister of Finance
Strong Middle Class	Implement a modern Fair Wages Policy.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility; Minister of Employment, Workforce Development and Labour
Strong Middle Class	Repeal the recent changes made to the Employment Insurance (EI) system that have been punitive to unemployed workers.	Completed - fully met	Minister of Families, Children and Social Development
Strong Middle Class	Reduce Employment Insurance (EI) premiums.	Completed - fully met	Minister of Families, Children and Social Development
Strong Middle Class	Improve the Employment Insurance (EI) system that currently leaves too many unemployed workers with no safety net.	Actions taken, progress made	Minister of Families, Children and Social Development
Strong Middle Class	Eliminate Employment Insurance (EI) discrimination against immigrants, younger workers and parents re- entering the workforce.	Completed - fully met	Minister of Families, Children and Social Development
Strong Middle Class	Reduce the wait time for new Employment Insurance (EI) recipients from two weeks to one week.	Completed - fully met	Minister of Families, Children and Social Development
Strong Middle Class	Improve Canadians’ access to good quality job training.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Rationalize and expand the intergovernmental agreements that support skills training.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour; Minister of Families, Children and Social Development
Strong Middle Class	Develop a framework to fund training facilities delivered in partnership with labour unions.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Change the Repayment Assistance Plan so that graduates are required to repay only once they earn at least $25,000 per year.	Completed - fully met	Minister of Employment, Workforce Development and Labour

120    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Strong Middle Class	Increase take up rates of Registered Education Savings Plans (RESPs) and Canada Learning Bonds by making registration easier.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Collaborate with provinces and territories on the Canada Student Loans Program, and compensate provinces and territories that do not participate in it.	Completed - fully met	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Increase the number of good quality, permanent jobs for younger workers.	Actions taken, progress made toward ongoing goal	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Increase our investment in the Youth Employment Strategy and improve the strategy’s impact.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Develop or expand Pre-Apprenticeship Training Programs.	Actions taken, progress made, facing challenges	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Amend the Canada Labour Code to allow workers to formally request flexible work arrangements.	Completed - fully met	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Increase the Guaranteed Income Supplement (GIS) by 10%.	Completed - fully met	Minister of Families, Children and Social Development
Strong Middle Class	Develop and implement a Poverty Reduction Strategy.	Actions taken, progress made	Minister of Families, Children and Social Development; Minister of Employment, Workforce Development and Labour
Strong Middle Class	Create a housing strategy.	Actions taken, progress made	Minister of Families, Children and Social Development; Minister of Infrastructure and Communities
Strong Middle Class	Implement the middle class tax cut.	Completed - fully met	Minister of Finance
Strong Middle Class	Cut taxes for small businesses.	Actions taken, progress made (Fall Economic Statement)	Minister of Finance; Minister of Small Business and Export Promotion
Strong Middle Class	Cancel income splitting, while retaining income splitting of pensions for seniors.	Completed - fully met	Minister of Finance
Strong Middle Class	Enhance the Canada Pension Plan to provide more income security to retired Canadians.	Completed - fully met	Minister of Finance
Strong Middle Class	Restore the tax credit for labour-sponsored funds.	Completed - fully met	Minister of Finance
Strong Middle Class	Introduce a tax benefit to help teachers and early childhood educators with the cost of school supplies.	Completed - fully met	Minister of Finance

Delivering Results for Canadians    121

Priority	Commitment	Status	Accountable Minister(s)
Strong Middle Class	Enhance the Northern Residents Deduction to help with the high cost of living.	Completed - fully met	Minister of Finance
Strong Middle Class	Repeal the Federal Balanced Budget Act.	Completed - fully met	Minister of Finance
Strong Middle Class	Conduct a review of tax expenditures.	Completed - fully met	President of the Treasury Board and Minister of Digital Government; Minister of Finance
Strong Middle Class	Develop and implement a Youth Service Program.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour; Minister of International Development
Strong Middle Class	Ensure that Employment Insurance (EI) contributions are only used to fund EI programs.	Completed - fully met	Minister of Families, Children and Social Development; Minister of Finance
Strong Middle Class	Provide a 12-month break on Employment Insurance (EI) premiums for firms that hire younger workers into permanent positions.	Not being pursued	Minister of Finance; Minister of Employment, Workforce Development and Labour
Strong Middle Class	Provide more generous and flexible leave for caregivers.	Completed - fully met	Minister of Families, Children and Social Development
Strong Middle Class	Develop a Social Innovation and Social Finance strategy.	Actions taken, progress made (Fall Economic Statement)	Minister of Employment, Workforce Development and Labour; Minister of Families, Children and Social Development
Strong Middle Class	Introduce the Canada Child Benefit (CCB).	Completed - fully met	Minister of Families, Children and Social Development; Minister of Finance
Strong Middle Class	Develop a National Early Learning and Childcare Framework with the provinces and territories.	Completed - fully met	Minister of Families, Children and Social Development; Minister of Status of Women
Strong Middle Class	Restore a fair and balanced approach to organized labour.	Completed - fully met	Minister of Employment, Workforce Development and Labour; Minister of Public Services and Procurement and Accessibility
Strong Middle Class	Continue to reduce the federal debt-to- Gross Domestic Product ratio.	Actions taken, progress made	Minister of Finance
Strong Middle Class	Support regional economic growth strategies.	Actions taken, progress made	Minister of Innovation, Science and Economic Development
Strong Middle Class	Make post-secondary education more affordable for low and middle income families.	Completed - fully met	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Index Old Age Security (OAS) and Guaranteed Income Supplement (GIS) payments to a new Seniors’ Price Index.	Actions taken, progress made	Minister of Families, Children and Social Development; Minister of Seniors
Strong Middle Class	Cancel the increase in age of eligibility for Old Age Security (OAS) from 65 to 67.	Completed - fully met	Minister of Families, Children and Social Development

122    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Strong Middle Class	Coordinate programs to support low income seniors with provinces and territories.	Actions taken, progress made toward ongoing goal	Minister of Families, Children and Social Development; Minister of Seniors
Strong Middle Class	Prioritize affordable housing and seniors’ housing as part of the National Housing Strategy.	Actions taken, progress made toward ongoing goal	Minister of Families, Children and Social Development; Minister of Seniors
Strong Middle Class	Provide support to maintain rent-geared-to-income subsidies in existing social housing.	Actions taken, progress made	Minister of Families, Children and Social Development
Strong Middle Class	Invest in Housing First to reduce homelessness.	Actions taken, progress made	Minister of Families, Children and Social Development
Strong Middle Class	Remove all GST on new capital investments in affordable rental housing.	Not being pursued	Minister of Finance; Minister of Families, Children and Social Development
Strong Middle Class	Modernize the Home Buyers’ Plan.	Actions taken, progress made, facing challenges	Minister of Finance; Minister of Families, Children and Social Development
Strong Middle Class	Identify available federal lands that could be repurposed for affordable housing.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility; Minister of Families, Children and Social Development
Strong Middle Class	Review prices in high-priced housing markets and consider all policy tools that could keep home ownership within reach for more Canadians.	Actions taken, progress made toward ongoing goal	Minister of Families, Children and Social Development
Strong Middle Class	Bring forward a proposal to prevent mortgage fraud.	Completed - fully met	Minister of Families, Children and Social Development
Strong Middle Class	Use the best data available to make decisions on housing.	Actions taken, progress made toward ongoing goal	Minister of Families, Children and Social Development
Strong Middle Class	Raise taxes on the top 1% of earners.	Completed - fully met	Minister of Finance
Strong Middle Class	Provide more flexible parental leave.	Completed - fully met	Minister of Families, Children and Social Development
Jobs and Innovation	Develop and implement an Innovation Agenda.	Actions taken, progress made	Minister of Innovation, Science and Economic Development
Jobs and Innovation	Create a Chief Science Officer.	Completed - fully met	Minister of Science and Sport
Jobs and Innovation	Re-insert scientific considerations into the heart of decision-making and investment choices.	Completed - fully met	Minister of Science and Sport
Jobs and Innovation	Establish new Canada Research Chairs in sustainable technologies.	Actions taken, progress made	Minister of Innovation, Science and Economic Development; Minister of Science and Sport

Delivering Results for Canadians    123

Priority	Commitment	Status	Accountable Minister(s)
Jobs and Innovation	Strengthen support for fundamental research to support new discoveries.	Actions taken, progress made	Minister of Science and Sport
Jobs and Innovation	Ensure tax measures are efficient and encourage innovation, trade and the growth of Canadian businesses.	Actions taken, progress made (Fall Economic Statement)	Minister of Finance; Minister of Innovation, Science and Economic Development
Jobs and Innovation	Invest in agricultural research to support discovery science and innovation.	Actions taken, progress made	Minister of Agriculture and Agri-Food
Jobs and Innovation	Create more co-op placements for students in science, technology, engineering, mathematics and business programs.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour; Minister of Science and Sport
Jobs and Innovation	Help small- and medium-sized enterprises grow, become more innovative and export oriented.	Actions taken, progress made (Fall Economic Statement)	Minister of Innovation, Science and Economic Development; Minister of Small Business and Export Promotion
Jobs and Innovation	Increase high-speed broadband coverage and keep Canada at the leading edge of the digital economy.	Actions taken, progress made (Fall Economic Statement)	Minister of Innovation, Science and Economic Development
Safety and Security	Renew the Canadian Coast Guard fleet.	Actions taken, progress made, facing challenges	Minister of Fisheries, Oceans and the Canadian Coast Guard; Minister of Public Services and Procurement and Accessibility; Minister of Innovation, Science and Economic Development
Safety and Security	Reinforce railway safety.	Actions taken, progress made	Minister of Transport
Safety and Security	Maintain current National Defence spending levels, including current planned increases.	Actions taken, progress made	Minister of National Defence
Safety and Security	Toughen criminal laws in cases of domestic assault, with the goal of keeping survivors and children safe.	Actions taken, progress made	Minister of Justice and Attorney General of Canada
Safety and Security	Re-open the Maritime Rescue Sub-centre in St. John’s, Newfoundland, and the Kitsilano Coast Guard Base in Vancouver.	Completed - fully met	Minister of Fisheries, Oceans and the Canadian Coast Guard
Safety and Security	Create an Office of Community Outreach and Counter-radicalization Coordinator.	Actions taken, progress made	Minister of Public Safety and Emergency Preparedness
Safety and Security	Protect Canadians and our critical infrastructure from cyber threats.	Actions taken, progress made

Minister of Public Safety and Emergency Preparedness; Minister of Infrastructure and Communities; Minister of Innovation, Science and Economic Development; Minister of National Defence; Minister of Democratic Institutions

124    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Safety and Security	Strengthen controls on handguns and assault weapons, and examine a full ban of both.	Actions taken, progress made	Minister of Public Safety and Emergency Preparedness; Minister of Justice and Attorney General of Canada; Minister of Border Security and Organized Crime Reduction
Safety and Security	Enhance compensation for public safety officers who are permanently disabled or killed in the line of duty.	Actions taken, progress made	Minister of Public Safety and Emergency Preparedness
Safety and Security	Restore funding to provinces and territories to support Heavy Urban Search and Rescue teams.	Completed - fully met	Minister of Public Safety and Emergency Preparedness
Safety and Security	Develop a plan to better predict, prepare for, and respond to weather-related emergencies and natural disasters.	Actions taken, progress made	Minister of Public Safety and Emergency Preparedness
Safety and Security	Ensure that the Canadian Armed Forces have the equipment they need.	Actions taken, progress made toward ongoing goal	Minister of National Defence; Minister of Public Services and Procurement and Accessibility
Safety and Security	Maintain Canada’s strong commitment to the North American Aerospace Defense Command (NORAD).	Actions taken, progress made toward ongoing goal	Minister of National Defence
Safety and Security	Conduct an open and transparent defence strategy review.	Completed - fully met	Minister of National Defence
Safety and Security	Renew the focus on surveillance and control of Canadian territory, and approaches, particularly for our Arctic regions.	Actions taken, progress made	Minister of National Defence
Safety and Security	Launch an open and transparent competition to replace the CF-18 fighter aircraft.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility; Minister of National Defence
Safety and Security	Improve marine safety.	Actions taken, progress made	Minister of Fisheries, Oceans and the Canadian Coast Guard; Minister of Transport
Safety and Security	Repeal problematic elements of Bill C-51 to balance security with rights and freedoms.	Actions taken, progress made	Minister of Public Safety and Emergency Preparedness; Minister of Justice and Attorney General of Canada
Safety and Security	Create a committee of Parliamentarians to review national security.	Completed - fully met	Leader of the Government in the House of Commons; Minister of Public Safety and Emergency Preparedness
Safety and Security	Increase the size of the Canadian Rangers.	Actions taken, progress made	Minister of National Defence
Safety and Security	Implement a strategy against gender violence.	Actions taken, progress made	Minister of Status of Women
Safety and Security	Review the criminal justice system, including sentencing reforms, to ensure it keeps us safe and it is fair.	Actions taken, progress made	Minister of Justice and Attorney General of Canada

Delivering Results for Canadians    125

Priority	Commitment	Status	Accountable Minister(s)
Safety and Security	Undertake modernization efforts to improve the efficiency and effectiveness of the criminal justice system.	Actions taken, progress made	Minister of Justice and Attorney General of Canada
Safety and Security	Ensure the Royal Canadian Navy is able to operate as a true maritime force.	Actions taken, progress made, facing challenges	Minister of National Defence; Minister of Public Services and Procurement and Accessibility; Minister of Innovation, Science and Economic Development
Exports and Investment	Undertake a full review of the Canadian grain transportation system to help farmers get their product to market.	Completed - fully met	Minister of Agriculture and Agri-Food; Minister of Transport
Exports and Investment	Implement a new Trade and Investment Strategy.	Actions taken, progress made (Fall Economic Statement)	Minister of Innovation, Science and Economic Development; Minister of Small Business and Export Promotion; Minister of International Trade Diversification
Exports and Investment	Prepare the auto sector for the potential participation of Canada in the Trans- Pacific Partnership.	Actions taken, progress made	Minister of Finance; Minister of Innovation, Science and Economic Development
Exports and Investment	Increase tourism and strengthen the Canadian brand abroad by developing a new federal Tourism Strategy.	Actions taken, progress made	Minister of Tourism, Official Languages and La Francophonie
Exports and Investment	Invest in an Agri-Food Investment Fund to attract investment and create good, well-paying jobs in food processing.	Actions taken, progress made	Minister of Agriculture and Agri-Food
Exports and Investment	Promote Canadian agricultural interests during trade negotiations.	Actions taken, progress made toward ongoing goal	Minister of International Trade Diversification; Minister of Agriculture and Agri-Food
Exports and Investment	Maintain constructive relations and deepen trade and commerce with the United States.	Actions taken, progress made toward ongoing goal	Minister of Foreign Affairs; Minister of International Trade Diversification
Exports and Investment	Ensure border security and facilitate the movement of people, goods and services.	Actions taken, progress made	Minister of Foreign Affairs; Minister of Transport; Minister of Public Safety and Emergency Preparedness; Minister of Border Security and Organized Crime Reduction
Exports and Investment	Sign and ratify the Canada-European Union Comprehensive Economic and Trade Agreement (CETA).	Completed - fully met	Minister of International Trade Diversification
Exports and Investment	Negotiate and sign modernized agreements with Israel and Chile.	Actions taken, progress made	Minister of International Trade Diversification
Exports and Investment	Establish the Invest in Canada Agency.	Completed - fully met	Minister of International Trade Diversification
Exports and Investment	Promote trade and investment with emerging markets with a particular focus on the Asia-Pacific region, including China and India.	Actions taken, progress made toward ongoing goal (Fall Economic Statement)	Minister of International Trade Diversification

126    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Exports and Investment	Improve support to companies looking to export and help communities looking to attract investments.	Actions taken, progress made (Fall Economic Statement)	Minister of International Trade Diversification
Exports and Investment	Reduce administrative burden for investors and companies associated with international trade.	Actions taken, progress made (Fall Economic Statement)	Minister of International Trade Diversification
Exports and Investment	Implement and expand Canada’s Free Trade Agreements globally.	Actions taken, progress made toward ongoing goal	Minister of International Trade Diversification
Environment and Climate Change	Develop a Canadian energy strategy with provinces and territories.	Completed - modified	Minister of Natural Resources
Environment and Climate Change	Modernize the National Energy Board.	Actions taken, progress made	Minister of Natural Resources
Environment and Climate Change	Develop a North American clean energy and environment agreement.	Completed - fully met	Minister of Environment and Climate Change; Minister of Foreign Affairs; Minister of Natural Resources
Environment and Climate Change	Formalize a moratorium on crude oil tanker traffic on British Columbia’s North Coast.	Actions taken, progress made	Minister of Fisheries, Oceans and the Canadian Coast Guard; Minister of Transport
Environment and Climate Change	Ratify the Paris agreement and develop a Pan-Canadian framework for combating climate change.	Completed - fully met	Minister of Environment and Climate Change
Environment and Climate Change	Improve protection and stewardship of our freshwater resources.	Actions taken, progress made	Minister of Environment and Climate Change
Environment and Climate Change	Enhance protection of Canada’s endangered species.	Actions taken, progress made	Minister of Environment and Climate Change
Environment and Climate Change	Work with provinces and territories to set stronger air quality standards.	Actions taken, progress made	Minister of Environment and Climate Change
Environment and Climate Change	Review Canada’s environmental assessment processes.	Actions taken, progress made

Minister of Fisheries, Oceans and the Canadian Coast Guard; Minister of Natural Resources; Minister of Environment and Climate Change; Minister of Science and Sport; Minister of Crown-Indigenous Relations; Minister of Intergovernmental and Northern Affairs and Internal Trade

Environment and Climate Change	Develop Canada’s National Parks system, as well as manage and expand National Wildlife Areas and Migratory Bird Sanctuaries.	Actions taken, progress made	Minister of Environment and Climate Change
Environment and Climate Change	Develop Parks Canada services so that more Canadians can experience our National Parks.	Actions taken, progress made	Minister of Environment and Climate Change

Delivering Results for Canadians    127

Priority	Commitment	Status	Accountable Minister(s)
Environment and Climate Change	Make admission to National Parks free for all in 2017 and, afterwards, free for children under 18 and new citizens.	Completed - fully met	Minister of Environment and Climate Change
Environment and Climate Change	Expand Learn to Camp programs.	Completed - fully met	Minister of Environment and Climate Change
Environment and Climate Change	Protect our National Parks by limiting development within them and help local eco-tourism industries.	Actions taken, progress made	Minister of Environment and Climate Change; Minister of Tourism, Official Languages and La Francophonie
Environment and Climate Change	Work with Ontario to enhance the country’s first urban National Park: Rouge National Urban Park.	Completed - fully met	Minister of Environment and Climate Change
Environment and Climate Change	Protect the Great Lakes, the St. Lawrence River Basin and the Lake Winnipeg Basin.	Actions taken, progress made toward ongoing goal	Minister of Environment and Climate Change; Minister of Fisheries, Oceans and the Canadian Coast Guard
Environment and Climate Change	Examine the implications of climate change on Arctic marine ecosystems.	Actions taken, progress made	Minister of Fisheries, Oceans and the Canadian Coast Guard; Minister of Environment and Climate Change; Minister of Science and Sport
Environment and Climate Change	Work with stakeholders to better co-manage our three oceans.	Actions taken, progress made toward ongoing goal	Minister of Fisheries, Oceans and the Canadian Coast Guard
Environment and Climate Change	Restore funding to support federal ocean science and monitoring programs.	Completed - fully met	Minister of Fisheries, Oceans and the Canadian Coast Guard
Environment and Climate Change	Use good scientific evidence and traditional Indigenous knowledge when making decisions affecting fish stocks and ecosystem management.	Actions taken, progress made	Minister of Fisheries, Oceans and the Canadian Coast Guard
Environment and Climate Change	Act on recommendations of the Cohen Commission on restoring sockeye salmon stocks in the Fraser River.	Completed - fully met	Minister of Fisheries, Oceans and the Canadian Coast Guard
Environment and Climate Change	Help the agriculture sector adjust to climate change and better address water and soil conservation issues.	Actions taken, progress made	Minister of Agriculture and Agri-Food
Environment and Climate Change	Make Canada a leader of international efforts to combat climate change.	Actions taken, progress made toward ongoing goal	Minister of Foreign Affairs
Environment and Climate Change	Develop proposals to limit Exploration Expenses tax deduction to unsuccessful projects.	Completed - fully met	Minister of Finance
Environment and Climate Change	Make strategic investments in the clean technology sector.	Actions taken, progress made (Fall Economic Statement)	Minister of Natural Resources; Minister of Innovation, Science and Economic Development; Minister of Agriculture and Agri-Food; Minister of International Trade Diversification

128    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Environment and Climate Change	Enhance Canada’s tax measures to generate and attract more clean technology investments.	Actions taken, progress made (Fall Economic Statement)	Minister of Finance; Minister of Natural Resources
Environment and Climate Change	Review the previous government’s changes to the Fisheries Act and Navigable Waters Protection Act.	Actions taken, progress made	Minister of Transport; Minister of Fisheries, Oceans and the Canadian Coast Guard
Environment and Climate Change	Phase out inefficient fossil fuel industry subsidies over the medium-term.	Actions taken, progress made	Minister of Environment and Climate Change; Minister of Finance
Environment and Climate Change	Increase the proportion of Canada’s marine and coastal areas that are protected to five percent by 2017, and ten percent by 2020.	Actions taken, progress made	Minister of Fisheries, Oceans and the Canadian Coast Guard; Minister of Environment and Climate Change
Environment and Climate Change	Restore annual federal funding for freshwater research and make new investments in Canada’s Experimental Lakes Area.	Completed - fully met	Minister of Fisheries, Oceans and the Canadian Coast Guard
Environment and Climate Change	Implement the Pan-Canadian framework, including targeted federal funding and a flexible national carbon pollution pricing policy.	Actions taken, progress made	Minister of Environment and Climate Change; Minister of Finance; Minister of Crown-Indigenous Relations; Minister of Intergovernmental and Northern Affairs and Internal Trade
Diverse and Inclusive Canada	Ensure that Parliament and federal institutions are free from harassment and sexual violence.	Actions taken, progress made

Minister of Employment, Workforce Development and Labour; President of the Treasury Board and Minister of Digital Government; Minister of Status of Women; Leader of the Government in the House of Commons

Diverse and Inclusive Canada

Add gender identity as a prohibited ground for discrimination under the Canadian Human Rights Act and add it to the list of characteristics of identifiable groups protected by the hate speech provisions of the Criminal Code.

		Completed - fully met	Minister of Justice and Attorney General of Canada
Diverse and Inclusive Canada	Resettle 25,000 refugees from Syria.	Completed - modified	Minister of Immigration, Refugees and Citizenship; Minister of International Development
Diverse and Inclusive Canada	Double the number of entry applications for parents and grandparents of immigrants to 10,000 a year.	Completed - fully met	Minister of Immigration, Refugees and Citizenship
Diverse and Inclusive Canada	Give additional points under the Express Entry system to applicants who have Canadian siblings.	Completed - fully met	Minister of Immigration, Refugees and Citizenship
Diverse and Inclusive Canada	Increase the maximum age for dependents from 19 to 22 to allow more families to stay together and bring their children to Canada.	Completed - fully met	Minister of Immigration, Refugees and Citizenship

Delivering Results for Canadians    129

Priority	Commitment	Status	Accountable Minister(s)
Diverse and Inclusive Canada	Bring forward a proposal regarding permanent residency for new spouses entering Canada.	Completed - fully met	Minister of Immigration, Refugees and Citizenship
Diverse and Inclusive Canada	Restore the Interim Federal Health Program that provides health benefits to refugees.	Completed - fully met	Minister of Immigration, Refugees and Citizenship
Diverse and Inclusive Canada	Make it easier for international students to stay in Canada after their studies.	Completed - fully met	Minister of Immigration, Refugees and Citizenship
Diverse and Inclusive Canada	Promote the celebration of Canada 150.	Completed - fully met	Minister of Canadian Heritage and Multiculturalism; Minister of Science and Sport
Diverse and Inclusive Canada	Restore and increase funding for CBC/Radio-Canada.	Completed - fully met	Minister of Canadian Heritage and Multiculturalism
Diverse and Inclusive Canada	Ensure that the appointment process to the CBC/Radio-Canada Board of Directors is merit-based and independent.	Completed - fully met	Minister of Canadian Heritage and Multiculturalism
Diverse and Inclusive Canada	Double investment in the Canada Council for the Arts.	Completed - fully met	Minister of Canadian Heritage and Multiculturalism
Diverse and Inclusive Canada	Increase funding for Telefilm Canada and the National Film Board.	Completed - fully met	Minister of Canadian Heritage and Multiculturalism
Diverse and Inclusive Canada	Restore PromArt and Trade Routes international cultural promotion programs.	Completed - fully met	Minister of Foreign Affairs; Minister of Canadian Heritage and Multiculturalism; Minister of International Trade Diversification
Diverse and Inclusive Canada	Develop a multi-year Official Languages plan to support English and French linguistic minorities.	Completed - fully met	Minister of Canadian Heritage and Multiculturalism; Minister of Tourism, Official Languages and La Francophonie
Diverse and Inclusive Canada	Establish a free, online service for learning and retaining English and French as second languages.	Actions taken, progress made, facing challenges	Minister of Tourism, Official Languages and La Francophonie; President of the Treasury Board and Minister of Digital Government
Diverse and Inclusive Canada	Lead preparations for the 2016 Rio Olympics and Paralympics.	Completed - fully met	Minister of Science and Sport
Diverse and Inclusive Canada	Raise the quality of the Gender-Based Analysis Plus (GBA+) applied to Cabinet proposals.	Actions taken, progress made	Minister of Status of Women
Diverse and Inclusive Canada	Ensure that the Government’s senior appointments are merit-based and demonstrate gender parity.	Actions taken, progress made	Minister of Status of Women
Diverse and Inclusive Canada	Ensure strong and effective gender and culturally sensitive training policies for federal front-line law enforcement officers.	Actions taken, progress made	Minister of Status of Women

130    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Diverse and Inclusive Canada	Ensure that the Canadian Armed Forces are a workplace free from harassment and discrimination.	Actions taken, progress made	Minister of National Defence
Diverse and Inclusive Canada	Ensure that all federal services are delivered in compliance with the Official Languages Act.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government; Minister of Tourism, Official Languages and La Francophonie
Diverse and Inclusive Canada	Develop a National Disabilities Act.	Actions taken, progress made	Minister of Families, Children and Social Development; Minister of Public Services and Procurement and Accessibility
Diverse and Inclusive Canada	Ensure that the Royal Canadian Mounted Police and all other parts of the Public Safety portfolio are workplaces free from harassment and sexual violence.	Actions taken, progress made	Minister of Public Safety and Emergency Preparedness
Diverse and Inclusive Canada	Encourage an increase in the number of women in senior positions and on boards in Canada.	Actions taken, progress made	Minister of Status of Women; Minister of Employment, Workforce Development and Labour
Diverse and Inclusive Canada	Increase women representation where they have been traditionally under-represented, such as in the skilled trades.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour
Indigenous peoples	Increase annual support to the Post-Secondary Student Support Program.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour; Minister of Indigenous Services
Indigenous peoples	Improve essential infrastructure for Indigenous communities, including improving housing.	Actions taken, progress made, facing challenges	Minister of Infrastructure and Communities; Minister of Indigenous Services
Indigenous peoples	Implement the recommendations of the Truth and Reconciliation Commission.	Actions taken, progress made, facing challenges	Minister of Crown-Indigenous Relations
Indigenous peoples	Undertake a review of laws and policies to ensure the Crown is fulfilling its obligations and commitments to the recognition and implementation of Indigenous peoples’ rights.	Actions taken, progress made	Minister of Crown-Indigenous Relations; Minister of Indigenous Services
Indigenous peoples	Invest in First Nations education to ensure that First Nations children on reserve receive a quality education.	Actions taken, progress made, facing challenges	Minister of Indigenous Services
Indigenous peoples	Incorporate Aboriginal and treaty rights, residential schools and Indigenous contributions into school curricula.	Actions taken, progress made	Minister of Crown-Indigenous Relations
Indigenous peoples	Work with the Métis Nation to advance reconciliation and renew the relationship.	Actions taken, progress made	Minister of Crown-Indigenous Relations

Delivering Results for Canadians    131

Priority	Commitment	Status	Accountable Minister(s)
Indigenous peoples	Promote economic development and create jobs for Indigenous peoples.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour; Minister of Indigenous Services; Minister of Innovation, Science and Economic Development
Indigenous peoples	Undertake an inquiry into missing and murdered Indigenous women and girls in Canada.	Actions taken, progress made, facing challenges	Minister of Crown-Indigenous Relations; Minister of Justice and Attorney General of Canada; Minister of Status of Women
Indigenous peoples	Improve services to Indigenous people and those with mental illness throughout the criminal justice system.	Actions taken, progress made	Minister of Justice and Attorney General of Canada; Minister of Public Safety and Emergency Preparedness
Indigenous peoples	Renew and improve the Aboriginal Skills and Employment Training Strategy.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour
Indigenous peoples	Establish a new fiscal relationship with First Nations communities and lift the 2% cap.	Actions taken, progress made	Minister of Finance; Minister of Crown-Indigenous Relations
Indigenous peoples	Co-develop an Indigenous Languages Act.	Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism
Indigenous peoples	Co-develop an Indigenous Early Learning and Childcare Framework with Indigenous partners.	Completed - fully met	Minister of Families, Children and Social Development; Minister of Indigenous Services; Minister of Status of Women
Healthy Canadians	Respond to the Supreme Court of Canada decision regarding physician-assisted death.	Completed - fully met	Minister of Justice and Attorney General of Canada
Healthy Canadians	Sign new Health Accord with the provinces and territories.	Completed - fully met	Minister of Health
Healthy Canadians	Increase rates of vaccination.	Actions taken, progress made	Minister of Health
Healthy Canadians	Introduce plain packaging requirements for tobacco products.	Actions taken, progress made	Minister of Health
Healthy Canadians	Create greater links between our elite athletes and young Canadians to promote health and achievement among youth.	Actions taken, progress made	Minister of Science and Sport
Healthy Canadians	Develop a food policy that promotes healthy living and safe food.	Actions taken, progress made	Minister of Agriculture and Agri-Food
Healthy Canadians	Legalize and strictly regulate cannabis.	Completed - fully met	Minister of Border Security and Organized Crime Reduction; Minister of Health; Minister of Public Safety and Emergency Preparedness; Minister of Justice and Attorney General of Canada
Healthy Canadians	Raise awareness on concussion treatment.	Completed - fully met	Minister of Science and Sport; Minister of Health
Healthy Canadians	Update and expand the Nutrition North program.	Actions taken, progress made (Fall Economic Statement)	Minister of Health; Minister of Crown-Indigenous Relations; Minister of Intergovernmental and Northern Affairs and Internal Trade

132    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Healthy Canadians	Develop a coordinated national action plan on post-traumatic stress disorder.	Actions taken, progress made	Minister of Public Safety and Emergency Preparedness
Healthy Canadians	Develop a suicide prevention strategy for Canadian Armed Forces personnel and Veterans.	Completed - fully met	Minister of National Defence; Minister of Veterans Affairs
Healthy Canadians	Introduce restrictions on the commercial marketing of unhealthy food and beverages to children.	Actions taken, progress made	Minister of Health
Healthy Canadians	Bring in tougher regulations to eliminate trans fats and reduce salt in processed foods.	Actions taken, progress made	Minister of Health
Healthy Canadians	Improve food labels to give more information on added sugars and artificial dyes.	Actions taken, progress made	Minister of Health
Healthy Canadians	New Health Accord supports the delivery of more and better home care services.	Actions taken, progress made	Minister of Health; Minister of Seniors
Healthy Canadians	New Health Accord advances pan-Canadian collaboration on health innovation.	Actions taken, progress made	Minister of Health
Healthy Canadians	New Health Accord improves access to necessary prescription medications.	Actions taken, progress made	Minister of Health
Healthy Canadians	New Health Accord makes high quality mental health services available.	Actions taken, progress made	Minister of Health
Sustainable Infrastructure	Move forward on a toll-free replacement for the Champlain Bridge.	Actions taken, progress made	Minister of Infrastructure and Communities
Sustainable Infrastructure	Determine an appropriate apprenticeship target for federal infrastructure projects.	Actions taken, progress made, facing challenges	Minister of Employment, Workforce Development and Labour
Sustainable Infrastructure	Create the Canada Infrastructure Bank.	Completed - fully met	Minister of Infrastructure and Communities; Minister of Finance
Sustainable Infrastructure	Implement an Infrastructure Strategy that improves public transit.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Transport
Sustainable Infrastructure	Implement an Infrastructure Strategy that improves social infrastructure.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Canadian Heritage and Multiculturalism; Minister of Public Services and Procurement and Accessibility
Sustainable Infrastructure	Implement an Infrastructure Strategy that improves green infrastructure.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Transport; Minister of Environment and Climate Change

Delivering Results for Canadians    133

Priority	Commitment	Status	Accountable Minister(s)
Sustainable Infrastructure	Invest in transportation infrastructure that helps get goods to market.	Actions taken, progress made (Fall Economic Statement)	Minister of Infrastructure and Communities; Minister of Agriculture and Agri-Food; Minister of Transport
Sustainable Infrastructure	Establish bilateral agreements with provinces and territories on infrastructure investments.	Completed - fully met	Minister of Infrastructure and Communities
Sustainable Infrastructure	Expand the network of shelters and transition houses for those fleeing domestic violence.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Indigenous Services; Minister of Status of Women
Sustainable Infrastructure	Ensure any unspent infrastructure funds are transferred to municipalities.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Finance
Sustainable Infrastructure	Develop a 10-year infrastructure plan, improve governance and promote better data collection and asset management.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Transport
Sustainable Infrastructure	Make sure the Infrastructure Bank supports the construction of new, affordable rental housing.	Actions taken, progress made toward ongoing goal	Minister of Families, Children and Social Development
Fair and Open Government	Strengthen oversight on government advertising.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government
Fair and Open Government	Improve the use of evidence in program evaluation.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government
Fair and Open Government	Make government data available digitally.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government; Minister of Innovation, Science and Economic Development
Fair and Open Government	Bargain in good faith with Canada’s public sector unions.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government
Fair and Open Government	Restore the long-form census.	Completed - fully met	Minister of Innovation, Science and Economic Development
Fair and Open Government	Reinforce Statistics Canada’s independence.	Completed - fully met	Minister of Innovation, Science and Economic Development
Fair and Open Government	Review the government litigation strategy and end appeals or positions that are not consistent with our commitments, the Charter or our values.	Actions taken, progress made	Minister of Justice and Attorney General of Canada
Fair and Open Government	Ensure that the appointment of Supreme Court Justices is transparent, inclusive and accountable to Canadians.	Completed - fully met	Minister of Justice and Attorney General of Canada
Fair and Open Government	Repeal provisions in the Citizenship Act that give the government the right to strip citizenship from dual nationals.	Completed - fully met	Minister of Immigration, Refugees and Citizenship

134    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Fair and Open Government	Restore a modern Court Challenges Program.	Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism; Minister of Justice and Attorney General of Canada
Fair and Open Government	Work with Parliamentarians to reform Question Period so that all ministers, including the Prime Minister, are held to greater account.	Completed - fully met	Leader of the Government in the House of Commons
Fair and Open Government	Promote free votes and limit the circumstances in which Liberal Members of Parliament will be required to vote with the Government.	Completed - fully met	Leader of the Government in the House of Commons
Fair and Open Government	End the improper use of omnibus bills and prorogation.	Completed - fully met	Leader of the Government in the House of Commons
Fair and Open Government	Make government accounting and financial reporting more consistent, transparent and understandable to Canadians.	Completed - fully met	President of the Treasury Board and Minister of Digital Government; Minister of Finance; Leader of the Government in the House of Commons
Fair and Open Government	Improve reporting to Parliament.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government
Fair and Open Government	Ensure that Agents of Parliament are properly funded and accountable only to Parliament.	Actions taken, progress made	Leader of the Government in the House of Commons
Fair and Open Government	Ensure that the Parliamentary Budget Officer (PBO) is properly funded and independent of the Government.	Completed - fully met	Leader of the Government in the House of Commons
Fair and Open Government	Strengthen Parliamentary committees so that they can better scrutinize legislation.	Completed - fully met	Leader of the Government in the House of Commons
Fair and Open Government	Disclose the expenses of all Parliamentarians in detail each quarter.	Actions taken, progress made	Leader of the Government in the House of Commons
Fair and Open Government	Examine ways to make the House of Commons more family-friendly for Members of Parliament.	Actions taken, progress made	Leader of the Government in the House of Commons
Fair and Open Government	Develop a non-partisan, merit-based process to advise the Prime Minister on Senate appointments.	Completed - fully met	Minister of Democratic Institutions
Fair and Open Government	Establish a special parliamentary committee to consult on electoral reform.	Not being pursued	Minister of Democratic Institutions
Fair and Open Government	Make the Commissioner of Canada Elections more independent.	Actions taken, progress made	Minister of Democratic Institutions
Fair and Open Government	Bring forward options to create an independent commissioner to organize political party leaders’ debates.	Actions taken, progress made	Minister of Democratic Institutions
Fair and Open Government	Review limits that political and third parties can spend during elections, and propose measures to control spending between elections.	Actions taken, progress made	Minister of Democratic Institutions

Delivering Results for Canadians    135

Priority	Commitment	Status	Accountable Minister(s)
Fair and Open Government	Allow charities to do their work free from political harassment, and modernize the rules governing the charitable and not-for-profit sectors.	Actions taken, progress made	Minister of Finance; Minister of Justice and Attorney General of Canada; Minister of National Revenue
Fair and Open Government	Improve access to information to enhance the openness of government.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government; Minister of Justice and Attorney General of Canada; Minister of Democratic Institutions
Fair and Open Government	Modernize the Communications Policy of the Government to reflect the modern digital environment.	Completed - fully met	President of the Treasury Board and Minister of Digital Government
Fair and Open Government	Take a more modern approach to comptrollership.	Completed - fully met	President of the Treasury Board and Minister of Digital Government
Fair and Open Government	Exercise due diligence regarding costing analysis prepared by departments for all proposed legislation and programs.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government
Fair and Open Government	Make meetings of the Board of Internal Economy open by default.	Completed - fully met	Leader of the Government in the House of Commons
Fair and Open Government	Repeal elements of the Fair Elections Act which make it harder for Canadians to vote.	Actions taken, progress made	Minister of Democratic Institutions
Fair and Open Government	Conduct a review of government spending to reduce poorly targeted and inefficient programs.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government; Minister of Finance
Canada in the World	Refocus Canada’s development assistance on helping the most vulnerable and supporting fragile states.	Actions taken, progress made	Minister of International Development
Canada in the World	Create a new policy and funding framework to ensure that Canada’s aid empowers people and supports broad-based, sustainable growth in the developing world.	Completed - fully met	Minister of International Development
Canada in the World	Support the implementation of the 2030 Agenda for Sustainable Development, adopted by the United Nations in September 2015.	Actions taken, progress made	Minister of Families, Children and Social Development; Minister of International Development
Canada in the World	Support the full range of reproductive health services and close the gap in the Maternal, Newborn and Child Health Initiative.	Actions taken, progress made	Minister of International Development
Canada in the World	Support innovative, evidence-based approaches to development assistance.	Actions taken, progress made	Minister of International Development
Canada in the World	Provide assistance to countries that are vulnerable to the destabilizing effects of climate change.	Actions taken, progress made	Minister of International Development

136    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Canada in the World	Ensure Canada’s strong and sustained engagement in the Organisation internationale de la Francophonie.	Actions taken, progress made toward ongoing goal	Minister of Tourism, Official Languages and La Francophonie
Canada in the World	Establish an expert human rights panel to help determine designated countries of origin and provide a right to appeal refugee decisions for citizens from these countries.	Actions taken, progress made	Minister of Immigration, Refugees and Citizenship
Canada in the World	Facilitate the temporary entry of low risk travellers and lift the visa requirement for Mexico.	Completed - fully met	Minister of Foreign Affairs; Minister of Immigration, Refugees and Citizenship
Canada in the World	Prepare for the North American Leaders Summit in Canada.	Completed - fully met	Minister of Foreign Affairs
Canada in the World	Ensure a close link between foreign, defence, development and trade policy.	Actions taken, progress made	Minister of Foreign Affairs
Canada in the World	Expand Canadian diplomacy and leadership on global issues and in international institutions.	Actions taken, progress made	Minister of Foreign Affairs
Canada in the World	Accede to the Arms Trade Treaty (ATT).	Actions taken, progress made	Minister of Foreign Affairs
Canada in the World	Advance human rights, gender equality, peaceful pluralism and respect for diversity internationally.	Actions taken, progress made toward ongoing goal	Minister of International Development; Minister of Foreign Affairs
Canada in the World	Work on development financing issues.	Actions taken, progress made	Minister of Finance; Minister of International Development; Minister of International Trade Diversification
Canada in the World	End Canada’s combat mission in Iraq and Syria and refocus Canada’s efforts on training and humanitarian support.	Completed - fully met	Minister of National Defence
Canada in the World	Renew Canada’s commitment to United Nations peace operations.	Actions taken, progress made	Minister of National Defence; Minister of Foreign Affairs
Canada in the World	Maintain Canada’s strong commitment to the North Atlantic Treaty Organization (NATO).	Actions taken, progress made toward ongoing goal	Minister of National Defence
Government Services and Operations	Ensure that the Canada Revenue Agency is a client-focused agency.	Actions taken, progress made toward ongoing goal	Minister of National Revenue
Government Services and Operations	Undertake a review of Canada Post to make sure it provides high-quality service at a reasonable price.	Actions taken, progress made, facing challenges	Minister of Public Services and Procurement and Accessibility

Delivering Results for Canadians    137

Priority	Commitment	Status	Accountable Minister(s)
Government Services and Operations	Modernize procurement practices.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Government Services and Operations	Establish new performance standards for government services and measure and report on performance.	Actions taken, progress made

Minister of Families, Children and Social Development; President of the Treasury Board and Minister of Digital Government; Minister of Public Services and Procurement and Accessibility; Minister of Democratic Institutions

Government Services and Operations	Align business support programs across governments.	Actions taken, progress made	Minister of Small Business and Export Promotion
Government Services and Operations	Reduce the administrative burden on small business.	Actions taken, progress made (Fall Economic Statement)	Minister of Small Business and Export Promotion
Government Services and Operations	Improve client service delivery and immigration, refugees and citizenship application processing times.	Actions taken, progress made	Minister of Immigration, Refugees and Citizenship
Government Services and Operations	Help injured Veterans by re-establishing lifelong pensions and insuring that they all have access to financial advice and support.	Actions taken, progress made	Minister of Veterans Affairs
Government Services and Operations	Expand access to the Permanent Impairment Allowance to better support Veterans.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Provide injured veterans with 90% of their pre-release salary, and index this benefit to inflation.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Create a Veterans Education Benefit that supports the education costs of Canadian Forces Veterans after completion of service.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Improve career and vocational assistance for Veterans.	Actions taken, progress made	Minister of Veterans Affairs
Government Services and Operations	Deliver a higher standard of service and care, and ensure that a “one veteran, one standard” approach is upheld.	Actions taken, progress made	Minister of Veterans Affairs
Government Services and Operations	Re-open the nine Veterans Affairs service offices recently closed.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Create two centres of excellence in Veterans’ care, including one specialized in mental health and post-traumatic stress disorder.	Actions taken, progress made	Minister of Veterans Affairs
Government Services and Operations	Support families who are providing care and support to Veterans living with physical and/or mental health issues.	Completed - fully met	Minister of Veterans Affairs

138    Annex 2

Priority	Commitment	Status	Accountable Minister(s)
Government Services and Operations	End the time limit for surviving spouses applying for vocational rehabilitation and assistance services.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Increase the Veteran survivor’s pension amount from 50% to 70%.	Actions taken, progress made	Minister of Veterans Affairs
Government Services and Operations	Ensure that surviving spouses of Veterans receive appropriate benefits by eliminating the marriage after 60 clawback.	Actions taken, progress made	Minister of Veterans Affairs
Government Services and Operations	Double funding to the Last Post Fund to ensure that all veterans receive a dignified burial.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Assess whether current farm income safety nets meet the needs of Canadian farmers.	Actions taken, progress made	Minister of Agriculture and Agri-Food
Government Services and Operations	Reduce complexity and strengthen partnerships between National Defence and Veterans Affairs.	Actions taken, progress made	Minister of Veterans Affairs; Minister of National Defence
Government Services and Operations	Ensure that the Canada Revenue Agency proactively contacts those who are entitled to, but are not receiving, tax benefits.	Actions taken, progress made	Minister of National Revenue
Government Services and Operations	Ensure that the Canada Revenue Agency (CRA) offers to complete returns for lower-income Canadians whose financial situation is unchanged year-to-year.	Actions taken, progress made	Minister of National Revenue
Government Services and Operations	Ensure that the Canada Revenue Agency supports more Canadians who wish to file taxes using no paper forms.	Actions taken, progress made	Minister of National Revenue
Government Services and Operations	Ensure that the Canada Revenue Agency delivers correspondence and other communications that are straightforward and easy to read.	Actions taken, progress made	Minister of National Revenue
Government Services and Operations	Ensure that a fixed percentage of funds is devoted to experimenting with new approaches to challenges and measure the impact of programs.	Actions taken, progress made	President of the Treasury Board and Minister of Digital Government
Government Services and Operations	Develop a strategy that aims to create a single online window for all government services.	Actions taken, progress made, facing challenges	President of the Treasury Board and Minister of Digital Government; Minister of Public Services and Procurement and Accessibility; Minister of Democratic Institutions
Government Services and Operations	Set transparent service standards for the delivery of Employment Insurance (EI) benefits.	Actions taken, progress made	Minister of Families, Children and Social Development

Delivering Results for Canadians    139

Priority	Commitment	Status	Accountable Minister(s)
Government Services and Operations	Implement the Auditor General’s recommendations on enhancing mental health service delivery to Veterans.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Increase the value of the Disability Award.	Completed - fully met	Minister of Veterans Affairs

140    Annex 2

Table 2.2

List of Mandate Letter Commitments made post-November 2015 by Priority Area

Priority	Commitment	Status	Minister(s)
Strong Middle Class	Respond to the recommendations of the Expert Panel on Youth Employment.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Update the Canada Labour Code to address emerging issues such as unpaid internships and ensure modern federal employment standards.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Develop further initiatives to equip Canadians with the skills needed for the jobs of today and tomorrow, and to better assist workers getting help before becoming unemployed.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Strengthen the protection of workplace pensions.	Actions taken, progress made	Minister of Seniors; Minister of Finance; Minister of Innovation, Science and Economic Development; Minister of Employment, Workforce Development and Labour
Strong Middle Class	Improve Canadian competiveness, create jobs and generate economic growth.	Actions taken, progress made toward ongoing goal (Fall Economic Statement)	Minister of International Trade Diversification
Strong Middle Class	Eliminate the $1,000 Labour Market Impact Assessment fee to hire caregivers.	Completed - fully met	Minister of Employment, Workforce Development and Labour; Minister of Immigration, Refugees and Citizenship
Strong Middle Class	Promote good quality jobs by developing the Global Skills Strategy.	Completed - fully met	Minister of Employment, Workforce Development and Labour
Strong Middle Class	Support seniors programming and work on initiatives that impact seniors.	Actions taken, progress made	Minister of Seniors
Strong Middle Class	Design and implement initiatives to better protect consumers, particularly seniors, from potential harms in dealing with financial institutions and telecommunications companies.	Actions taken, progress made (Fall Economic Statement)	Minister of Seniors; Minister of Finance; Minister of Innovation, Science and Economic Development
Jobs and Innovation	Develop the vision for the new federal science infrastructure.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Jobs and Innovation	Work with media organizations to consider how the government can further support the transition to digital media.	Actions taken, progress made (Fall Economic Statement)	Minister of Canadian Heritage and Multiculturalism
Jobs and Innovation	Develop new and innovative approaches to modernize fisheries and aquaculture and responsible economic development on all three coasts.	Actions taken, progress made toward ongoing goal (Fall Economic Statement)	Minister of Fisheries, Oceans and the Canadian Coast Guard
Jobs and Innovation	Double the number of women-owned businesses in Canada by 2025.	Actions taken, progress made	Minister of Small Business and Export Promotion

Delivering Results for Canadians    141

Priority	Commitment	Status	Minister(s)
Jobs and Innovation	Identify opportunities to support workers and businesses in the natural resource sectors to export their goods to global markets, including twinning the Trans Mountain Pipeline.	Actions taken, progress made	Minister of Natural Resources
Jobs and Innovation	Collaborate with provinces and territories to eliminate barriers to trade between each other, and work toward a stronger, more integrated Canadian economy.	Actions taken, progress made (Fall Economic Statement)	Minister of Intergovernmental and Northern Affairs and Internal Trade
Jobs and Innovation

Eliminate barriers to trade between provinces and territories to positively impact the competitiveness of Canadian businesses and the lives of Canadians through greater harmonization of rules and regulatory requirements where appropriate.

		Actions taken, progress made (Fall Economic Statement)	Minister of Intergovernmental and Northern Affairs and Internal Trade
Jobs and Innovation	Support the Prime Minister in hosting a First Ministers’ Meeting in Fall 2018, focusing on ways to build on Canada’s economic growth.	Actions taken, progress made	Minister of Intergovernmental and Northern Affairs and Internal Trade
Jobs and Innovation	Partner with the Atlantic provinces on the Atlantic Growth Strategy, and seek opportunities to develop new partnerships with other provinces and territories that contribute to economic prosperity.	Actions taken, progress made	Minister of Intergovernmental and Northern Affairs and Internal Trade; Minister of Innovation, Science and Economic Development
Jobs and Innovation	Use work on accessibility as a catalyst for new ideas and business strategies through technology and design.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Safety and Security	Address crimes that target seniors including elder abuse and online financial scams.	Actions taken, progress made	Minister of Seniors; Minister of Justice and Attorney General of Canada; Minister of Public Safety and Emergency Preparedness; Minister of Finance
Safety and Security	Lead conversations with the United States on the Safe Third Country Agreement.	Actions taken, progress made	Minister of Border Security and Organized Crime Reduction; Minister of Foreign Affairs; Minister of Immigration, Refugees and Citizenship
Safety and Security	Reduce the smuggling of opioids across Canadian borders in partnership with provinces, territories, and municipalities, and the United States.	Actions taken, progress made	Minister of Border Security and Organized Crime Reduction
Safety and Security	Develop new policies and legislation to reduce organized crime and gang activity in Canada, including money laundering.	Actions taken, progress made	Minister of Border Security and Organized Crime Reduction
Safety and Security	Seek additional opportunities to expand pre-clearance operations for travelers to the United States.	Actions taken, progress made	Minister of Border Security and Organized Crime Reduction; Minister of Transport; Minister of Foreign Affairs; Minister of Public Safety and Emergency Preparedness
Safety and Security	Chair the Ad Hoc Intergovernmental Task Force on Irregular Migration.	Actions taken, progress made toward ongoing goal	Minister of Intergovernmental and Northern Affairs and Internal Trade

142    Annex 2

Priority	Commitment	Status	Minister(s)
Safety and Security	Lead the government’s plan on irregular migration, and ensure close collaboration with provinces, territories and municipalities.	Actions taken, progress made toward ongoing goal	Minister of Border Security and Organized Crime Reduction; Minister of Public Safety and Emergency Preparedness; Minister of Immigration, Refugees and Citizenship; Minister of Foreign Affairs
Exports and Investment	Strengthen trilateral cooperation with the United States and Mexico to enhance North America’s global competitiveness.	Actions taken, progress made toward ongoing goal	Minister of Foreign Affairs
Exports and Investment	Advance Canada’s progressive trade agenda.	Actions taken, progress made toward ongoing goal	Minister of International Trade Diversification
Exports and Investment	Promote trade and investment with established markets such as Japan.	Actions taken, progress made (Fall Economic Statement)	Minister of International Trade Diversification
Exports and Investment	Position Canada as a top destination for global investment and promote its economic brand.	Actions taken, progress made (Fall Economic Statement)	Minister of International Trade Diversification
Exports and Investment	Ensure alignment between Canada’s export and innovation strategies.	Actions taken, progress made (Fall Economic Statement)	Minister of International Trade Diversification
Exports and Investment	Assess how the Government of Canada’s trade resources are currently applied compared to where Canadians’ economic opportunities are.	Completed - fully met (Fall Economic Statement)	Minister of International Trade Diversification
Exports and Investment	Ensure that our global engagements are maximizing relationship and partnership opportunities for Canadian businesses and workers.	Actions taken, progress made (Fall Economic Statement)	Minister of International Trade Diversification
Exports and Investment	Defend Canadian workers potentially affected by trade disputes, including in the forestry, energy and mining sectors.	Actions taken, progress made	Minister of Natural Resources; Minister of Foreign Affairs
Exports and Investment	Continue collaboration with the United States and Mexico in areas of mutual benefit, including energy security and cross-border infrastructure.	Actions taken, progress made	Minister of Natural Resources
Exports and Investment	Identify and address structural barriers to Canada’s tourism sector to help unlock investment and diversify Canada’s source of tourists and attractions.	Actions taken, progress made	Minister of Tourism, Official Languages and La Francophonie
Exports and Investment	Support the export mobilization of Canadian small- and medium-sized enterprises and ensure maximization of Canada’s comparative advantage with its vibrant diversity and diaspora communities.	Actions taken, progress made (Fall Economic Statement)	Minister of International Trade Diversification; Minister of Small Business and Export Promotion

Delivering Results for Canadians    143

Priority	Commitment	Status	Minister(s)
Exports and Investment	Maximize Invest in Canada.	Actions taken, progress made	Minister of International Trade Diversification
Exports and Investment	Implement CETA and ratify CPTPP.	Actions taken, progress made	Minister of International Trade Diversification
Exports and Investment	Make it easier for SMEs to take advantage of trade agreements including CETA and CPTPP.	Actions taken, progress made (Fall Economic Statement)	Minister of Small Business and Export Promotion
Exports and Investment	Develop and implement the trade diversification strategy for the benefit of the middle class and small businesses seeking export opportunities.	Actions taken, progress made (Fall Economic Statement)	Minister of International Trade Diversification; Minister of Small Business and Export Promotion
Environment and Climate Change	Cooperate with the United States on energy security and energy infrastructure.	Actions taken, progress made	Minister of Foreign Affairs
Environment and Climate Change	Advance shared action with the United States on environmental issues and climate change.	Actions taken, progress made	Minister of Foreign Affairs
Environment and Climate Change	Implement the G7 Charlevoix Blueprint for Healthy Oceans, Seas and Resilient Coastal Communities and the G7 Ocean Plastics Charter.	Actions taken, progress made	Minister of Fisheries, Oceans and the Canadian Coast Guard; Minister of Environment and Climate Change
Environment and Climate Change	Put more low-emission vehicles, including electric vehicles, on the roads in Canada.	Actions taken, progress made	Minister of Natural Resources; Minister of Transport
Environment and Climate Change	Support northern communities confronting immediate climate adaptation challenges.	Actions taken, progress made toward ongoing goal	Minister of Intergovernmental and Northern Affairs and Internal Trade
Environment and Climate Change	Ensure effective use of restored funding to freshwater, oceans, fish stocks and aquaculture research programs.	Actions taken, progress made	Minister of Fisheries, Oceans and the Canadian Coast Guard
Environment and Climate Change	Implement and further develop the Oceans Protection Plan.	Actions taken, progress made	Minister of Fisheries, Oceans and the Canadian Coast Guard; Minister of Transport; Minister of Environment and Climate Change; Minister of Natural Resources
Environment and Climate Change	Develop a strategy to protect Pacific salmon in cooperation with the Government of British Columbia, with concrete deliverables for the 2019 International Year of the Salmon.	Actions taken, progress made (Fall Economic Statement)	Minister of Fisheries, Oceans and the Canadian Coast Guard
Environment and Climate Change	Build on the work of Generation Energy and work with provinces and territories to accelerate clean growth strategies.	Actions taken, progress made	Minister of Natural Resources
Diverse and Inclusive Canada	Increase the labour force participation of women and underrepresented groups.	Actions taken, progress made	Minister of Employment, Workforce Development and Labour

144    Annex 2

Priority	Commitment	Status	Minister(s)
Diverse and Inclusive Canada	Introduce proactive pay equity legislation for federally-regulated workers.	Actions taken, progress made (Fall Economic Statement)	Minister of Employment, Workforce Development and Labour; Minister of Status of Women
Diverse and Inclusive Canada	Reduce the wage gap between men and women.	Actions taken, progress made	Minister of Status of Women; Minister of Employment, Workforce Development and Labour
Diverse and Inclusive Canada	Implement Canada’s new immigration levels plans.	Actions taken, progress made	Minister of Immigration, Refugees and Citizenship
Diverse and Inclusive Canada	Ensure the delivery of high-quality settlement services for newcomers, informed by rigorous outcomes data.	Actions taken, progress made	Minister of Immigration, Refugees and Citizenship
Diverse and Inclusive Canada	Review collection of gender statistics to evaluate programs and policies.	Actions taken, progress made	Minister of Status of Women
Diverse and Inclusive Canada	Integrate gender-based questions and content into government consultations.	Actions taken, progress made	Minister of Status of Women
Diverse and Inclusive Canada	Host a national Gender-Based Analysis roundtable in 2018.	Actions taken, progress made	Minister of Status of Women
Diverse and Inclusive Canada	Build on the first Gender-based Analysis of Budget 2017 to improve future budgets.	Actions taken, progress made	Minister of Status of Women
Diverse and Inclusive Canada	Ensure that Gender-based Analysis Plus (GBA+) is incorporated into key government reports.	Actions taken, progress made (Fall Economic Statement)	Minister of Status of Women
Diverse and Inclusive Canada	Improve the Temporary Foreign Worker Program so it meets the needs of Canadian workers and employers.	Actions taken, progress made	Minister of Immigration, Refugees and Citizenship; Minister of Employment, Workforce Development and Labour
Diverse and Inclusive Canada	Ensure the successful integration of refugees into Canadian society.	Actions taken, progress made	Minister of Immigration, Refugees and Citizenship
Diverse and Inclusive Canada	Work with all cultural and creative sectors on the successful delivery of initiatives and $3.2 billion of new funding announced in previous budgets.	Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism
Diverse and Inclusive Canada

Continue to modernize the Broadcasting Act and Telecommunications Act, and examine how to best support Canadian content in English and French and ensure quality affordable Internet, mobile and media access.

		Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism; Minister of Innovation, Science and Economic Development

Delivering Results for Canadians    145

Priority	Commitment	Status	Minister(s)
Diverse and Inclusive Canada	Review the Copyright Act to ensure Canadian creators are valued for their work, users benefit from choice, and businesses grow and succeed.	Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism; Minister of Innovation, Science and Economic Development
Diverse and Inclusive Canada	Deliver the Creative Export Strategy.	Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism; Minister of Small Business and Export Promotion
Diverse and Inclusive Canada	Enhance local community support for young Black Canadians at risk and advance research on more culturally appropriate mental health support programs for the Black community.	Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism; Minister of Health
Diverse and Inclusive Canada	Support local journalism and develop business models that facilitate private giving and philanthropic support for professional non-profit journalism and local news.	Actions taken, progress made (Fall Economic Statement)	Minister of Canadian Heritage and Multiculturalism; Minister of Finance
Diverse and Inclusive Canada	Continue to welcome refugees from Syria and elsewhere.	Actions taken, progress made	Minister of Immigration, Refugees and Citizenship
Diverse and Inclusive Canada	Prepare celebrations for the 50th anniversary of the Official Languages Act.	Actions taken, progress made	Minister of Tourism, Official Languages and La Francophonie
Diverse and Inclusive Canada	Implement the Action Plan for Official Languages, and examine the modernization of the Official Languages Act.	Actions taken, progress made	Minister of Tourism, Official Languages and La Francophonie
Diverse and Inclusive Canada	Strengthen Canada’s multicultural advantage by implementing a revitalized Multiculturalism Program and developing new initiatives to celebrate diversity and foster greater inclusion.	Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism
Diverse and Inclusive Canada	Lead preparations for future international sporting events.	Actions taken, progress made	Minister of Science and Sport
Diverse and Inclusive Canada	Assess barriers faced by minority groups in Canada through cross-country engagement and develop a new federal anti-racism strategy to combat discrimination and racism.	Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism
Indigenous peoples	Develop a vision for a national space for Indigenous peoples at 100 Wellington.	Actions taken, progress made	Minister of Crown-Indigenous Relations; Minister of Public Services and Procurement and Accessibility
Indigenous peoples	Promote culturally relevant sport for Indigenous youth.	Actions taken, progress made	Minister of Science and Sport; Minister of Indigenous Services
Indigenous peoples

Dissolve Indigenous and Northern Affairs Canada, and create a new Department of Indigenous Services and a new Department of Crown-Indigenous Relations and Northern Affairs to better serve Indigenous peoples.

		Actions taken, progress made	Minister of Crown-Indigenous Relations; Minister of Indigenous Services; Minister of Intergovernmental and Northern Affairs and Internal Trade

146    Annex 2

Priority	Commitment	Status	Minister(s)
Indigenous peoples	Lead a whole-of-government approach to renew the nation-to-nation, Inuit-Crown, and government-to-government relationship with Indigenous people.	Actions taken, progress made	Minister of Crown-Indigenous Relations
Indigenous peoples	Include Indigenous representatives in a meaningful way in Canada’s federal-provincial-territorial dialogues.	Actions taken, progress made, facing challenges	Minister of Crown-Indigenous Relations; Minister of Intergovernmental and Northern Affairs and Internal Trade
Indigenous peoples	Advance devolution in Nunavut in collaboration with the government of Nunavut and Nunavut Tunngavik Inc.	Actions taken, progress made	Minister of Crown-Indigenous Relations; Minister of Intergovernmental and Northern Affairs and Internal Trade
Indigenous peoples	Increase the number of comprehensive modern treaties and new self-government agreements for Indigenous communities.	Actions taken, progress made, facing challenges	Minister of Crown-Indigenous Relations; Minister of Intergovernmental and Northern Affairs and Internal Trade
Indigenous peoples	Support Indigenous peoples in their work to advance self-determination.	Actions taken, progress made, facing challenges	Minister of Crown-Indigenous Relations

Delivering Results for Canadians    147

Priority	Commitment	Status	Minister(s)
Indigenous peoples	Advance positions in co-operative dispute resolution processes that are consistent with the resolution of past wrongs toward Indigenous peoples.	Actions taken, progress made, facing challenges	Minister of Crown-Indigenous Relations
Indigenous peoples	Ensure the implementation of pre- Confederation, historic, and modern treaties and agreements.	Actions taken, progress made toward ongoing goal	Minister of Crown-Indigenous Relations
Indigenous peoples	Collaboratively, identify the best models for delivering improved services to Indigenous peoples, and improve accountability.	Actions taken, progress made, facing challenges	Minister of Indigenous Services
Indigenous peoples	Continue to provide services to Indigenous peoples, including community infrastructure, emergency management, water, education, moneys and trusts, and registration.	Actions taken, progress made, facing challenges	Minister of Indigenous Services
Indigenous peoples	Implement the United Nations Declaration on the Rights of Indigenous Peoples (UNDRIP) in full partnership with Indigenous peoples.	Actions taken, progress made, facing challenges	Minister of Crown-Indigenous Relations
Indigenous peoples	Make changes to the Oath of Canadian Citizenship to reflect the Truth and Reconciliation’s Calls to Action.	Actions taken, progress made	Minister of Immigration, Refugees and Citizenship
Indigenous peoples	Provide new funding to preserve, promote and revitalize Indigenous languages and cultures.	Completed - fully met	Minister of Canadian Heritage and Multiculturalism
Healthy Canadians	Implement Canada’s ban on asbestos.	Completed - fully met	Minister of Employment, Workforce Development and Labour
Healthy Canadians	Ensure safety and non-discrimination in blood donation policies.	Actions taken, progress made	Minister of Health
Healthy Canadians	Facilitate collaboration on an organ and tissue donation and transplant system that gives Canadians timely access to care.	Actions taken, progress made	Minister of Health
Healthy Canadians	Ensure Canada’s response to the current opioid crisis is robust, well-coordinated and effective.	Actions taken, progress made, facing challenges	Minister of Health
Healthy Canadians	Ensure Canada has a solid surveillance system for monitoring and reporting overdoses and deaths related to opioids.	Actions taken, progress made	Minister of Health
Healthy Canadians	Review Canada’s framework for dealing with public health emergencies.	Actions taken, progress made	Minister of Health
Healthy Canadians	Curb opioid misuse by introducing prescribing guidelines, tracking prescriptions at the patient level, and increasing transparency in marketing and promotion of therapies.	Actions taken, progress made, facing challenges	Minister of Health
Healthy Canadians	Ensure communities can introduce effective opioid treatments and programs.	Actions taken, progress made	Minister of Health
Healthy Canadians	Promote the Canada Health Act to make absolutely clear that extra-billings and user fees are illegal and reporting is improved.	Actions taken, progress made	Minister of Health

148    Annex 2

Priority	Commitment	Status	Minister(s)
Healthy Canadians	Develop a new self-governed approach to delivering health services to Indigenous peoples and reduce health inequities between Indigenous peoples and non-Indigenous Canadians.	Actions taken, progress made	Minister of Health; Minister of Crown-Indigenous Relations; Minister of Indigenous Services
Healthy Canadians	Eliminate all long-term drinking water advisories on public systems on reserve by March 2021.	Actions taken, progress made	Minister of Indigenous Services
Healthy Canadians	Improve the delivery of child welfare and health care under Jordan’s Principle to focus on the best interests of the child.	Actions taken, progress made	Minister of Indigenous Services
Healthy Canadians	Build on federally supported programs that support the needs of seniors and their families to promote healthy aging.	Actions taken, progress made	Minister of Seniors; Minister of Health; Minister of Families, Children and Social Development
Healthy Canadians	Engage with stakeholders and parliamentarians on ways to address dementia.	Actions taken, progress made	Minister of Seniors; Minister of Health
Healthy Canadians	Represent the Government of Canada at the Federal/Provincial/Territorial Ministers Responsible for Seniors Forum.	Actions taken, progress made	Minister of Seniors
Healthy Canadians	Consider options for how best to move forward with the implementation of national pharmacare.	Actions taken, progress made	Minister of Seniors; Minister of Finance; Minister of Health
Healthy Canadians	Better support Canadian athletes through the Athlete Assistance Program.	Actions taken, progress made	Minister of Science and Sport
Sustainable Infrastructure	Ensure that Canadians have access to accurate and timely information about community infrastructure investments, and improve financial reporting.	Actions taken, progress made	Minister of Infrastructure and Communities
Sustainable Infrastructure	Engage with provinces and territories to identify infrastructure priorities that achieve a fair balance of provincial, territorial, and municipal projects to benefit communities of all sizes.	Actions taken, progress made	Minister of Infrastructure and Communities
Sustainable Infrastructure	Ensure that infrastructure investments are accounted for and flow as construction work takes place. Honour bilateral agreements and report transparently to Canadians on changes.	Actions taken, progress made	Minister of Infrastructure and Communities; President of the Treasury Board and Minister of Digital Government
Sustainable Infrastructure	Ensure the Bank has the support it needs for its core purpose – attracting private sector and institutional investment to expand the scope of public infrastructure investment in Canada.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Finance
Sustainable Infrastructure	Leverage ideas from the Smart Cities Challenge to select winners from communities of all sizes, and test new, Indigenous-led projects through the Indigenous Homes Innovation Initiative.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Indigenous Services
Sustainable Infrastructure	Work with the Canadian National Railway Company, and the Government of Québec on a contribution towards repainting the Pont de Québec.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Transport

Delivering Results for Canadians    149

Priority	Commitment	Status	Minister(s)
Sustainable Infrastructure	Support the Windsor-Detroit Bridge Authority as it advances the construction of the Gordie Howe International Bridge.	Actions taken, progress made	Minister of Infrastructure and Communities
Sustainable Infrastructure	Monitor federal allocations to improve public transit accessibility, and create reporting obligations on these expenditures.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Sustainable Infrastructure	Launch a new Canadian Green Bond that can enable additional investments to support green projects when a lack of capital represents a barrier to green projects.	Actions taken, progress made	Minister of Infrastructure and Communities; Minister of Finance
Fair and Open Government	Enhance transparency in the political fundraising system for Cabinet members, party leaders and leadership candidates.	Actions taken, progress made	Minister of Democratic Institutions
Fair and Open Government	Increase the diversity of bidders on government contracts.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Fair and Open Government	Develop better tools to hold contractors accountable, particularly in large scale procurements.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Fair and Open Government	Publish clear metrics on the competitiveness, cost and timeliness of procurement.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Fair and Open Government	Make more government data available to vendors participating in procurement bidding to encourage better bids.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Fair and Open Government	Ensure prompt payment of contractors and sub- contractors.	Actions taken, progress made (Fall Economic Statement)	Minister of Public Services and Procurement and Accessibility
Fair and Open Government	Maintain open and collaborative relationships with provinces and territories, with the goal of working together to serve and improve the lives of all Canadians.	Actions taken, progress made	Minister of Intergovernmental and Northern Affairs and Internal Trade
Canada in the World	Continue joint efforts to address global security threats, combat terrorism and defend our continent.	Actions taken, progress made toward ongoing goal	Minister of Foreign Affairs
Canada in the World	Strengthen relationships with key bilateral, regional and multilateral partners.	Actions taken, progress made	Minister of Foreign Affairs
Canada in the World	Seek leadership opportunities for Canada and Canadians in multilateral institutions.	Actions taken, progress made	Minister of Foreign Affairs
Canada in the World	Ensure that the deployment of the Armed Forces aligns with Canada’s interests, our commitments and the government’s policy.	Actions taken, progress made	Minister of Foreign Affairs
Canada in the World	Conduct a review of the visa policy framework.	Actions taken, progress made	Minister of Immigration, Refugees and Citizenship
Canada in the World	Develop a new Arctic Policy and a shared Arctic Leadership model for the government’s work in the North.	Actions taken, progress made	Minister of Crown-Indigenous Relations; Minister of Intergovernmental and Northern Affairs and Internal Trade

150    Annex 2

Priority	Commitment	Status	Minister(s)
Canada in the World	Defend, strengthen and promote the use of French around the world, including in the digital sphere and within international organizations.	Actions taken, progress made	Minister of Tourism, Official Languages and La Francophonie
Government Services and Operations	Ensure that the government’s advertising budget better supports Canadian content providers and platforms.	Actions taken, progress made	Minister of Canadian Heritage and Multiculturalism; President of the Treasury Board and Minister of Digital Government; Minister of Public Services and Procurement and Accessibility
Government Services and Operations	Help Veterans gain skills to successfully transition to the civilian workforce.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Implement the Caregiver Recognition Benefit, paid directly to Veterans’ caregivers.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Implement the new Veteran Emergency Fund and Veteran and Family Well-Being Fund.	Completed - fully met	Minister of Veterans Affairs
Government Services and Operations	Streamline the suite of benefits, improve transparency and communications, and improve the experience of Veterans as their needs change throughout their lives.	Actions taken, progress made	Minister of Veterans Affairs
Government Services and Operations	Ensure public servants are paid accurately and promptly.	Actions taken, progress made, facing challenges	Minister of Public Services and Procurement and Accessibility
Government Services and Operations	Improve the delivery of information technology within the Government, including the renewal of Shared Services Canada.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Government Services and Operations	Ensure the timely and orderly transition of Parliamentary operations during the renewal of the Parliamentary precinct.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility
Government Services and Operations	Enhance the quality and capacity of services provided by the Translation Bureau, and promote the economic vitality of Canada’s translation and interpretation community.	Actions taken, progress made	Minister of Public Services and Procurement and Accessibility

Delivering Results for Canadians    151

Annex 3

ACCELERATING BUSINESS INVESTMENT

A portion of the capital cost of a depreciable property is deductible as capital cost allowance (CCA) each year, with the CCA rate for each class of property prescribed in the Income Tax Regulations. With some exceptions, CCA deductions are claimed by class of property and are calculated on a declining-balance basis.

The CCA allowed in the first year that a taxpayer’s capital property is available for use is generally limited to half the amount that would otherwise be available in respect of that property (the “half-year rule”). This rule applies to the net addition to the class for the year (i.e., the amount by which acquisitions exceed dispositions). It is a simplifying provision that assumes capital property is, on average, acquired halfway through the year.

Accelerated Investment Incentive

First-year allowance

The Government proposes to introduce an Accelerated Investment Incentive to allow businesses in Canada to deduct the cost of their investments more quickly, thus increasing the attractiveness of making capital investments.

The Accelerated Investment Incentive will provide an enhanced first-year allowance for capital property that is subject to the CCA rules (referred to as “eligible property”), excluding certain property discussed in the Restrictions section below. The Accelerated Investment Incentive will also not apply to property in Classes 53 (manufacturing and processing machinery and equipment), 43.1 and 43.2 (clean energy equipment), which will rather be eligible for the full expensing measure introduced in this Statement.

The Accelerated Investment Incentive will effectively suspend the half-year rule (and equivalent rules for Canadian vessels and Class 13 property) in respect of eligible property. The allowance will then generally be calculated by applying the prescribed CCA rate for a class to one-and-a- half times the net addition to the class for the year. As a result, property currently subject to the half-year rule will, in essence, qualify for an enhanced CCA equal to three times the normal first-year allowance and property not currently subject to the half-year rule will qualify for an enhanced CCA equal to one-and-a-half times the normal first year allowance.

For example, prior to the introduction of the Accelerated Investment Incentive, a property in Class 8, which has a prescribed rate of 20 per cent, would be eligible for CCA of 10 per cent of the cost of the property in the year it becomes available for use, due to the half-year rule. Under the Accelerated Investment Incentive, the taxpayer will be eligible for CCA of 30 per cent of the cost of the property—that is one-and- a-half times the CCA calculated using the prescribed rate of 20 per cent or three times the 10-per-cent CCA that could otherwise be claimed in the first year.

Effect of the first-year allowance in the following years

The Accelerated Investment Incentive will not change the total amount that can be deducted over the life of a property—the larger deduction taken in the first year in respect of a property will eventually be offset by smaller deductions in respect of the property in future years.

Where CCA in respect of a property is calculated on a declining-balance basis, the Accelerated Investment Incentive will automatically reduce the deduction available in respect of the property in all subsequent years, as the undepreciated capital cost in the class, on which the CCA is calculated, will be reduced.

Accelerating Business Investment    153

For CCA classes with straight-line depreciation, the ability of a taxpayer to claim the Accelerated Investment Incentive in respect of a property in a year will not affect the deduction available in respect of that property in any of the subsequent years, until such time as the undepreciated capital cost is fully exhausted. For example, where the prescribed rate of a class with straight-line depreciation is 20 per cent and there is only one property in the class, a taxpayer will be entitled to deduct 30 per cent (i.e., one-and-a-half times 20 per cent) of the capital cost of the property in the first year, 20 per cent in each of the second through fourth years and 10 per cent (i.e., the remainder) in the fifth year.

Certain resource-related assets are depreciated based on unit of use, such that the amount of CCA that may be deducted in each year is generally based on the portion of the resource that is depleted in the year. For properties depreciated on a unit- of- use basis, the ability of a taxpayer to claim the Accelerated Investment Incentive in respect of a property in the first year will not affect the deduction available in respect of that property in any of the subsequent years until such time as the undepreciated capital cost is fully exhausted. For example, if a taxpayer uses 10 per cent of a resource in the first year, the taxpayer will be able to deduct 15 per cent of its capital cost in the first year and, thereafter, will be eligible to deduct the cost in proportion to the amount of the resource depleted in each year to a maximum of 100 per cent of the cost of the resource (such that the deduction in the final year(s) would be reduced).

Application and Phase-Out

The Accelerated Investment Incentive will be available for eligible property that is acquired after November 20, 2018 and that becomes available for use before 2028, subject to a phase-out for property that becomes available for use after 2023.

For eligible property that would normally be subject to the half-year rule (or an equivalent rule) and that becomes available for use during the 2024-2027 phase-out period, the Accelerated Investment Incentive will effectively suspend the half-year rule (and equivalent rules). As a result, such property will qualify for an enhanced allowance equal to two times the normal first-year allowance.

For eligible property that would not normally be subject to the half- year rule (or an equivalent rule) and that becomes available for use during the 2024-2027 phase-out period, the enhanced allowance will be equal to one-and-a-quarter times the normal first-year allowance.

A taxpayer will be able to claim the enhanced allowance in respect of an eligible property only in the first taxation year that the property becomes available for use.

Short Taxation Years

Under the short taxation-year rule, the amount of CCA that can be claimed in a taxation year must generally be prorated when the taxation year is less than 12 months. When these rules apply, the Accelerated Investment Incentive will apply in respect of an eligible property on the same prorated basis and will not be available in the following taxation year in respect of the property.

Additional Allowances and other Deductions

The Accelerated Investment Incentive will generally apply to additional allowances permitted under the Income Tax Regulations. The Accelerated Investment Incentive relating to the additional allowances for property at a liquefied natural gas facility, as with the additional allowances themselves, will be able to be claimed only against income of the taxpayer that is attributable to the liquefaction of natural gas at that facility. The Accelerated Investment Incentive will not apply to the additional allowance for mining property in Class 41.2, which is currently being phased out.

154    Annex 3

The Accelerated Investment Incentive will also generally apply to eligible Canadian development expenses and Canadian oil and gas property expenses. These expenses are not subject to a half-year rule and, thus, will qualify for a first-year deduction equal to one-and-a-half times the deduction that would otherwise be available.

Restrictions

The Income Tax Act and the Income Tax Regulations include a series of rules designed to protect the integrity of the CCA regime and the tax system more broadly. These include rules related to limited partners, specified leasing properties, specified energy properties and rental properties. In certain circumstances, these rules can restrict a CCA deduction, or a loss in respect of such a deduction, that would otherwise be available. These integrity rules will continue to apply.

Certain additional restrictions will be placed on property that is eligible for the Accelerated Investment Incentive. Property that has been used, or acquired for use, for any purpose before it is acquired by the taxpayer will be eligible for the Accelerated Investment Incentive only if both of the following conditions are met:

•	neither the taxpayer nor a non-arm’s-length person previously owned the property; and

•	the property has not been transferred to the taxpayer on a tax-deferred “rollover” basis.

Full Expensing for Manufacturing and Processing Machinery and Equipment

Machinery and equipment qualify for a temporary accelerated CCA rate of 50 per cent calculated on a declining-balance basis under Class 53, if they are acquired by a taxpayer after 2015 and before 2026 for use in Canada primarily in the manufacturing or processing of goods for sale or lease. These assets would otherwise be included in Class 43 and qualify for a CCA rate of 30 per cent.

The Government proposes to provide an enhanced first-year allowance for such property if it is acquired after November 20, 2018 and becomes available for use before 2028. The enhanced allowance will initially provide a 100-per-cent deduction, with a phase- out for property that becomes available for use after 2023 (described in the table below). The half-year rule will effectively be suspended for property eligible for this measure.

	Current First-Year Allowance (half-year rule)	Proposed First-Year Enhanced Allowance
Implementation - 2023	25	100
2024	25	75
2025	25	75
2026	15	55
2027	15	55
2028 onward	15	-

The rules relating to short taxation years and restrictions relating to the use of CCA described for the Accelerated Investment Incentive will also apply in respect of this enhanced allowance.

Accelerating Business Investment    155

Full Expensing for Clean Energy Equipment

Specified clean energy equipment acquired by a taxpayer after February 21, 1994 qualifies for an accelerated CCA rate of 30 per cent calculated on a declining-balance basis under Class 43.1. If acquired after February 22, 2005 and before 2025, most equipment that would otherwise be eligible for Class 43.1 can be depreciated at an accelerated CCA rate of 50 per cent under Class 43.2. Many of these assets would otherwise be depreciated at lower rates of 4, 8 or 20 per cent.

The Government proposes to provide an enhanced first- year allowance for property currently included in Class 43.1 or 43.2 if it is acquired after November 20, 2018 and becomes available for use before 2028. The enhanced allowance will initially provide a 100-per-cent deduction, with a phase-out for property that becomes available for use after 2023 (as described in the table below). The half-year rule will effectively be suspended for property eligible for this measure.

	Current First-Year Allowance (half-year rule)		Proposed First-Year Enhanced Allowance
	Class 43.1	Class 43.2
Implementation - 2023	15	25	100
2024	15	25	75
2025	15	-	75
2026	15	-	55
2027	15	-	55
2028 onward	15	-	-

The rules relating to short taxation years and restrictions relating to the use of CCA described for the Accelerated Investment Incentive will also apply in respect of this enhanced allowance.

Strategic Environmental Assessment Statement

The temporary measures introduced in this Statement will encourage capital investments across all sectors of the economy and in a variety of assets. It is unclear whether they will result in net positive or negative environmental effects.

The consumption, transportation and fabrication of capital assets can lead to various negative environmental effects. These effects would be unequal across sectors and types of investments. For example, investment in certain capital intensive industries is associated with higher greenhouse gas and air pollutants emissions, water and soil pollution, and faster depletion of natural resources. This could negatively impact, to some degree, the achievement of some of the Federal Sustainable Development Strategy goals, in particular those of Effective Action on Climate Change, Clean Growth, Pristine Lakes and Rivers, Sustainably Managed Lands and Forests and Safe, and Healthy Communities. However, these activities are subject to applicable federal and provincial environmental regulations.

On the other hand, providing accelerated tax deductions for all assets, in particular full expensing for clean energy equipment, could lead to positive offsetting environmental impacts, in the form of reduced greenhouse gases and air pollutants emissions, if businesses invest in the latest technology, which is generally more efficient and greener. Therefore, these measures could contribute to the achievement of the Federal Sustainable Development Strategy goals of Effective Action on Climate Change, Clean Growth, Clean Energy and Safe and Healthy Communities.

Based on available data, it is not possible to assess whether the net environmental impact will be positive or negative in the short run. In the long run, the net environmental impact is not expected to be significant, given that the measures are temporary.

156    Annex 3